                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                      Imex Medical Systems, Incorporated
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  No fee required

/X/  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:
                     Common Stock, par value $.001 per share
        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:
                                     6,898,618
        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                                       $1.45
        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:
                                     $10,000,000
        ------------------------------------------------------------------------
    (5) Total fee paid:
                                        $2,000
        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/X/ Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:
                                       $2,000
        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:
                                 David J. Cook, Esq.
        ------------------------------------------------------------------------
    (4) Date Filed:
                                        7/7/97
        ------------------------------------------------------------------------

                          IMEX MEDICAL SYSTEMS, INCORPORATED
                                   6355 JOYCE DRIVE
                                GOLDEN, COLORADO 80403


                      NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            TO BE HELD ON AUGUST 22, 1997


To Stockholders of Imex Medical Systems, Incorporated:

    A special meeting of the stockholders of Imex Medical Systems, Incorporated, a Delaware corporation (the "Company"), will be held at the offices of Chrisman, Bynum & Johnson, P.C., 1900 Fifteenth Street, Boulder, Colorado on August 22, 1997 at 10:00 a.m. local time (the "Special Meeting"), to consider and act upon the following matters:


1. To consider and vote upon a proposal to approve and adopt a Merger Agreement, dated as of July 15, 1997 (the "Merger Agreement"), among the Company, Nicolet Biomedical Inc., a California corporation ("Nicolet"), and NBI Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Nicolet (the "Merger Subsidiary"), pursuant to which, among other things, (i) the Merger Subsidiary will be merged with and into the Company (the "Merger"), (ii) each outstanding share of Common Stock, par value $.001 per share, of the Company (the "Common Stock"), other than Dissenting Shares (as defined below), will be converted into the right to receive an amount in cash equal to $10,000,000 (decreased by the amount up to $700,000 by which the Company's stockholders' equity at the date of the closing is less than $4,000,000) divided by the number of shares of Common Stock outstanding immediately prior to the Effective Time of the Merger ("Merger Consideration"). The Merger Agreement provides that $700,000 will be held in escrow pending a determination of the Company's stockholders' equity as of closing. If said stockholders' equity is $4,000,000 or more, the full escrow amount will be paid to the Company's stockholders and the Merger Consideration per share of Common Stock will be approximately $1.45 per share. If said stockholders' equity is less than $4,000,000, the deficiency will be returned to Nicolet and the Merger Consideration per share will be reduced accordingly to a minimum of approximately $1.35 per share if the entire escrow fund is returned to Nicolet. A copy of the Merger Agreement (with selected exhibits) is attached as Exhibit A to the accompanying Proxy Statement.

2. To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

    Only holders of record of the Common Stock at the close of business on July 14, 1997 are entitled to notice of and to vote at the Special Meeting. In the Merger Agreement, holders of 52% of shares of Common Stock outstanding on the record date have agreed to vote for the Merger Agreement. This vote is sufficient under Delaware Law to approve and adopt the Merger Agreement.

    Holders of the Common Stock who do not vote their shares in favor of the Merger Agreement and who strictly comply with Section 262 of the Delaware General Corporation Law (the "DGCL") have the right to object to the Merger Agreement and make written demand for payment of the "fair value" of their shares ("Dissenting Shares"). For a description of the rights of holders of Dissenting Shares, see Section 262 of the DGCL, a copy of which is attached as Exhibit B to the accompanying Proxy Statement. In addition, a summary of the procedures to be followed in order to obtain payment for Dissenting Shares is set forth under the caption "RIGHTS OF DISSENTING STOCKHOLDERS" in the Proxy Statement.

    Your attention is directed to the Proxy Statement, the Exhibits thereto and the other materials relating to the Company that have been mailed to you herewith for more complete information regarding the Merger Agreement and the Company. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.
                                   By Order of the Board of Directors
                                   Patricia L. Newman
                                   Secretary

Golden, Colorado
July   , 1997

    YOUR VOTE IS IMPORTANT. ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOU MAY NEVERTHELESS VOTE IN PERSON IF YOU ATTEND THE SPECIAL MEETING.

                          IMEX MEDICAL SYSTEMS, INCORPORATED

                                   PROXY STATEMENT

                                   ---------------

                           SPECIAL MEETING OF STOCKHOLDERS
                              TO BE HELD AUGUST 22, 1997

                                   ---------------

    This Proxy Statement is being furnished to the stockholders of Imex Medical Systems, Incorporated, a Delaware corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at a special meeting of stockholders of the Company to be held at the offices of Chrisman, Bynum & Johnson, P.C., 1900 Fifteenth Street, Boulder, Colorado on August 22, 1997 at 10:00 a.m. local time, and any adjournments or postponements thereof (the "Special Meeting"). At the Special Meeting, the stockholders of the Company will consider and vote upon a proposal to approve and adopt a Merger Agreement, dated as of July 15, 1997 (the "Merger Agreement"), by and among the Company, Nicolet Biomedical Inc., a California corporation ("Nicolet") , and NBI Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Nicolet (the "Merger Subsidiary"), pursuant to which, among other things (i) the Merger Subsidiary will be merged with and into the Company (the "Merger"), and (ii) each outstanding share of Common Stock, par value $.001 per share, of the Company (the "Common Stock"), other than Dissenting Shares (as defined below), will be converted into the right to receive an amount in cash equal to $10,000,000 (decreased by the amount up to $700,000 by which the Company's stockholders' equity at the date of the closing is less than $4,000,000) divided by the number of shares of Common Stock outstanding immediately prior to the Effective Time of the Merger ("Merger Consideration"). The Merger Agreement provides that $700,000 will be held in escrow pending a determination of the Company's stockholders' equity as of closing. If said stockholders' equity is $4,000,000 or more, the full escrow amount will be paid to the Company's stockholders and the Merger Consideration per share of Common Stock will be approximately $1.45 per share. If said stockholders' equity is less than $4,000,000, the deficiency will be returned to Nicolet and the Merger Consideration per share will be reduced accordingly to a minimum of approximately $1.35 per share if the entire escrow fund is returned to Nicolet. A copy of the Merger Agreement is attached as Exhibit A to this Proxy Statement.

    This Proxy Statement is accompanied by copies of the Company's Annual
Report on Form 10-K for the year ended June 30, 1996 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 1997. These materials are specifically incorporated by reference in this Proxy Statement and are included to aid stockholders in their consideration of the Merger.

    Only holders of record of the Common Stock, par value $.001 per share, at the close of business on July 14, 1997 are entitled to notice of and to vote at the Special Meeting. This Proxy Statement is first being sent to stockholders on or about July __, 1997.

                             --------------------

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                  TABLE OF CONTENTS
                                                                          PAGE
                                                                          ----

SUMMARY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
    Date, time and Place of Meeting. . . . . . . . . . . . . . . . . . . .  4
    Record Date; Stockholders Entitled to Vote; Quorum . . . . . . . . . .  4
    Purpose of the Meeting . . . . . . . . . . . . . . . . . . . . . . . .  4
    The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
    Effective Time of the Merger . . . . . . . . . . . . . . . . . . . . .  5
    Voting of Shares Owned by Newman Family. . . . . . . . . . . . . . . .  5
    Recommendation of the Company's Board of Directors . . . . . . . . . .  5
    Opinion of Financial Advisor . . . . . . . . . . . . . . . . . . . . .  5
    Interests of Certain Persons in the Merger . . . . . . . . . . . . . .  5
    Federal Income Tax Consequences. . . . . . . . . . . . . . . . . . . .  5
    Additional Factors to be Considered. . . . . . . . . . . . . . . . . .  6
    Payment for Shares and Options . . . . . . . . . . . . . . . . . . . .  6
    Dissenters' Rights . . . . . . . . . . . . . . . . . . . . . . . . . .  6
    The Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
    Nicolet Biomedical Inc . . . . . . . . . . . . . . . . . . . . . . . .  6
    Market Price and Dividend Data . . . . . . . . . . . . . . . . . . . .  7
    Selected Consolidated Financial Data . . . . . . . . . . . . . . . . .  8

THE SPECIAL MEETING. . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
    General. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
    Proposal to be Considered at the Special Meeting . . . . . . . . . . .  9
    Record Date; Stockholder Approval. . . . . . . . . . . . . . . . . . .  9
    Proxies. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9

THE MERGER--FACTORS TO BE CONSIDERED . . . . . . . . . . . . . . . . . . . 10
    Background of the Merger . . . . . . . . . . . . . . . . . . . . . . . 10
    Purpose and Structure of the Merger. . . . . . . . . . . . . . . . . . 11
    Recommendation of the Company's Board of Directors . . . . . . . . . . 11
    Opinion of Financial Advisor . . . . . . . . . . . . . . . . . . . . . 12
    Plans for the Company After the Merger . . . . . . . . . . . . . . . . 16
    Certain Effects of the Merger. . . . . . . . . . . . . . . . . . . . . 16
    Interests of Certain Persons in the Merger . . . . . . . . . . . . . . 17
    Indemnification of Officers and Directors. . . . . . . . . . . . . . . 17
    Solicitation Fees and Expenses . . . . . . . . . . . . . . . . . . . . 17
    Certain Federal Income Tax Consequences. . . . . . . . . . . . . . . . 17
    Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . . . . . 18

THE MERGER AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
    General. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
    Effective Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
    Consideration to be Received by Stockholders . . . . . . . . . . . . . 19
    Escrow and Exchange of Shares. . . . . . . . . . . . . . . . . . . . . 19
    Payment for Shares and Options . . . . . . . . . . . . . . . . . . . . 19
    Operations of the Company Prior to the Merger. . . . . . . . . . . . . 20
    Conditions to Consummation of the Merger . . . . . . . . . . . . . . . 21
    Voting of Shares Owned By Newman Family. . . . . . . . . . . . . . . . 21
    Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
    Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . . . . 22

RIGHTS OF DISSENTING STOCKHOLDERS. . . . . . . . . . . . . . . . . . . . . 22

STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS. . . . . . . .  25

INDEPENDENT PUBLIC ACCOUNTANTS . . . . . . . . . . . . . . . . . . . . . .  27

INFORMATION INCORPORATED BY REFERENCE. . . . . . . . . . . . . . . . . . .  27

AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . . .  27

EXHIBIT A--MERGER AGREEMENT (with selected exhibits)

EXHIBIT B--PROVISIONS OF DELAWARE GENERAL CORPORATION LAW RELATING
             TO APPRAISAL RIGHTS

EXHIBIT C--OPINION OF GRUNTAL & CO., INCORPORATED

                                       SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT. THE FOLLOWING SUMMARY IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION CONTAINED IN THIS PROXY STATEMENT, IN THE MATERIALS ACCOMPANYING THIS PROXY STATEMENT, IN THE EXHIBITS HERETO AND IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS ARE URGED TO REVIEW THE ENTIRE PROXY STATEMENT AND ACCOMPANYING MATERIALS CAREFULLY.

DATE, TIME AND PLACE OF MEETING

    A Special Meeting of the Stockholders of Imex Medical Systems, Incorporated will be held on August 22, 1997 at 10:00 a.m. local time at the offices of Chrisman, Bynum & Johnson, P.C. 1900 Fifteenth Street, Boulder, Colorado.

RECORD DATE; STOCKHOLDERS ENTITLED TO VOTE; QUORUM

    Only holders of record of shares of the Common Stock at the close of business on July 14, 1997 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. On that date, there were ____________ shares of Common Stock outstanding, held of record by approximately ____ stockholders. See "THE SPECIAL MEETING--Record Date; Stockholder Approval." The presence, in person or by proxy, at the Special Meeting of the holders of a majority of the outstanding shares of the Common Stock is necessary to constitute a quorum at the Special Meeting.

PURPOSE OF THE MEETING

    At the Special Meeting, stockholders will consider and vote upon a proposal to approve and adopt the Merger Agreement, a copy of which is attached as Exhibit A to this Proxy Statement. See "THE SPECIAL MEETING--Proposal to be Considered at the Special Meeting." The Merger Agreement provides for the merger of the Merger Subsidiary with and into the Company, with the result that the Company, as the surviving corporation (the "Surviving Corporation"), will become a wholly owned subsidiary of Nicolet. See "THE MERGER AGREEMENT--General."

THE MERGER

    Pursuant to the Merger Agreement, the Merger Subsidiary will merge with and into the Company, with the Company being the Surviving Corporation. Each outstanding share of Common Stock (except Dissenting Shares) will be converted into the right to receive the Merger Consideration. Nicolet's parent, Thermo Electron Corporation ("Thermo") has agreed to guaranty Nicolet's obligation to pay the Merger Consideration. See "THE MERGER AGREEMENT--Consideration to be Received by Stockholders." After the Merger, Nicolet will own all of the outstanding shares of capital stock of the Surviving Corporation. The shares of the Common Stock will no longer be traded on the Nasdaq SmallCap Market and the registration of the Common Stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), will be terminated. See "THE MERGER--FACTORS TO BE CONSIDERED--Certain Effects of the Merger."

    Approval of the Merger requires the affirmative vote of the holders of a majority of the outstanding shares of the Common Stock. See "THE SPECIAL MEETING--Record Date; Stockholder Approval."

    The Merger is subject to various closing conditions, including the absence of any development in the status or outlook for the business of the Company which in Nicolet's reasonable judgment is materially adverse to the Company. See "THE MERGER AGREEMENT--Conditions to Consummation of the Merger."

    The Merger Agreement may, under specified circumstances, be terminated and the Merger abandoned at any time prior to the filing of a Certificate of Merger with the Delaware Secretary of State, notwithstanding approval of the

Merger Agreement by the stockholders of the Company. Specifically, the Merger Agreement can be terminated by mutual written consent of the parties, by either party upon any unremedied breach of the Merger Agreement by the other party, by either party if the Merger does not close by October 31, 1997 by reason of a failure of any condition precedent to the closing not attributable to the terminating party or by Nicolet if the Company's Board of Directors withdraws or modifies its recommendation to approve the Merger or fails to recommend rejection of any other proposal to acquire the Company which may come to its attention. In the latter event, the Company will pay Nicolet a cash termination fee of $300,000.

EFFECTIVE TIME OF THE MERGER

    Unless otherwise agreed by the parties to the Merger Agreement or otherwise provided by law, the Merger will become effective upon the acceptance for recording of the Certificate of Merger by the Delaware Secretary of State (the "Effective Time"). Subject to approval of the Merger at the Special Meeting and the satisfaction or waiver of the terms and conditions in the Merger Agreement, the Effective Time is expected to occur as soon as practicable after the Special Meeting. See "THE MERGER AGREEMENT--Effective Time."

 VOTING OF SHARES OWNED BY NEWMAN FAMILY

    Dennis R. Newman, Patricia L. Newman, the Newman Family Trust and The Fred
E. and Jennie A. Newman Trust have agreed in the Merger Agreement to vote shares of Common Stock owned beneficially by them in favor of the adoption of the Merger Agreement and the approval of the Merger. These stockholders own beneficially 52% of the Company's outstanding shares and, accordingly, their affirmative votes are sufficient to approve the Merger under Delaware Law. See "THE MERGER AGREEMENT - VOTING OF SHARES OWNED BY NEWMAN FAMILY."

RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS

    The Board of Directors of the Company has determined that the Merger is fair from a financial point of view to and in the best interests of the Company's stockholders. The Board of Directors has approved the Merger Agreement and recommends that stockholders vote in favor of the proposal to approve and adopt the Merger Agreement. See "THE MERGER--FACTORS TO BE CONSIDERED--Recommendation of the Company's Board of Directors."

OPINION OF FINANCIAL ADVISOR

    On June 11, 1997, Gruntal & Co., Incorporated ("Gruntal") delivered a written opinion to the Board of Directors of the Company to the effect that the cash consideration to be received by the holders of the Common Stock in connection with the Merger is fair to such stockholders from a financial point of view. A copy of the written opinion of Gruntal dated June 11, 1997 is attached as Exhibit C to this Proxy Statement. Stockholders of the Company are urged to read the opinion of Gruntal in its entirety. For discussion of the factors considered and assumptions made by Gruntal in reaching its opinion, see "THE MERGER--FACTORS TO BE CONSIDERED--Opinion of Financial Advisor."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendation of the Board of Directors of the Company with respect to the Merger Agreement and the transaction contemplated thereby, stockholders should be aware that certain officers and directors of the Company have interests in connection with the consummation of the Merger that may conflict with the interests of the Company's stockholders. See "THE MERGER--FACTORS TO BE CONSIDERED--Interests of Certain Persons in the Merger."

FEDERAL INCOME TAX CONSEQUENCES

    For federal income tax purposes, the Merger will be treated as a taxable sale or exchange of shares of the Common Stock for cash by each holder of the Common Stock (including any holder of Dissenting Shares). The amount of gain or loss to be recognized by each stockholder will be measured by the difference between the amount of cash received by such stockholder in connection with the Merger for his or her shares of Common Stock (including Dissenting Shares) and such stockholder's tax basis in such shares of Common Stock at the Effective Time. See "THE MERGER--FACTORS TO BE CONSIDERED--Certain Federal Income Tax Consequences."

ADDITIONAL FACTORS TO BE CONSIDERED

    Stockholders of the Company should also consider the additional special factors discussed elsewhere in this Proxy Statement under the caption "THE MERGER--FACTORS TO BE CONSIDERED."

PAYMENT FOR SHARES AND OPTIONS

    As promptly as possible after the Effective Time, instructions will be furnished to holders of shares of the Common Stock regarding procedures to be followed to surrender their certificates and receive payment for their shares. Holders of options to purchase shares of Common Stock will receive prior to the Effective Time a cash payment, equal to the excess, if any, of $1.45 per share over the exercise price per share of each option, multiplied by the number of shares for which such option is then exercisable. See "THE MERGER AGREEMENT--Payment for Shares and Options."

DISSENTERS' RIGHTS

    Under the Delaware General Corporation Law (the "DGCL"), any holder of the Common Stock who does not vote in favor of the Merger and who strictly complies with the procedural requirements of Section 262 of the DGCL, the full text of which is attached as Exhibit B to this Proxy Statement, will have the right to object to the Merger Agreement and make written demand for the payment of the "fair value" of such holder's shares of the Common Stock. See "RIGHTS OF DISSENTING STOCKHOLDERS."

THE COMPANY

    The Company was organized under the laws of the state of Colorado on April 12, 1976. Effective July 31, 1987, the Company reincorporated in the State of Delaware. The Company develops, manufactures, markets and services non-invasive medical diagnostic and monitoring instruments for use by physicians in private practice, clinics and hospitals. The Company is a leading producer and supplier of portable ultrasonic and plethysmographic instrumentation used for listening to blood flow in the veins and arteries as well as for monitoring the fetal heart.

    The principal executive office of the Company is located at 6355 Joyce Drive, Golden, Colorado 80403, and the Company's telephone number is (303) 431-9400.

NICOLET BIOMEDICAL INC.

    Nicolet is a leading manufacturer of biomedical instruments for assessing muscle, nerve, sleep, hearing, and brain blood-flow disorders, various neurologic disorders, and for related work in clinical neurophysiology. These instruments are used in hospitals, clinics, universities, private-practice medical offices, and medical research facilities.

    Merger Subsidiary was formed specifically for the purpose of effecting the transaction contemplated by the Merger Agreement. It is not anticipated that prior to the Merger that Merger Subsidiary will have any significant assets or liabilities other than its rights and obligations under the Merger Agreement or that Merger Subsidiary will engage in any activities other than those incidental to its formation and the transactions contemplated by the Merger Agreement.

    The principal executive offices of Nicolet and Merger Subsidiary are located at 5225 Verona Road, Bldg. 2, Madison, Wisconsin 53711 (telephone number: (608) 273-5000).

MARKET PRICE AND DIVIDEND DATA

    The Common Stock is traded on the Nasdaq SmallCap Market under the Symbol "IMEX". The following table sets forth the high and low trading prices per share of the Common Stock on the Nasdaq SmallCap Market for the calendar periods indicated. For 1995, the prices represent the high and low bid prices for the periods indicated.

                                        HIGH           LOW
                                        ----           ---
1995
    First Quarter ..................... $ .69          $ .63
    Second Quarter ....................   .66            .66
    Third Quarter .....................  1.00            .63
    Fourth Quarter ....................   .88            .56
1996
    First Quarter ..................... $1.94          $ .95
    Second Quarter .................... $2.06           1.13
    Third Quarter .....................  1.94           1.00
    Fourth Quarter ....................  2.75            .81
1997
    First Quarter ..................... $2.69          $1.37

    Second Quarter ....................  1.62            .87
    Third Quarter (through _______) ...

    On May 8, 1997, the last full day of trading prior to the announcement by the Company that it had entered into a letter of intent with Nicolet relating to the Merger, the reported high and low trading prices per share of the Common Stock were $1.56 and $1.25, respectively. On _____________, 1997, the last full day of trading prior to the printing of this Proxy Statement, the reported high and low trading prices per share of the Common Stock were $_____ and $_______, respectively. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THEIR SHARES.

    The Company has never paid a cash dividend on the Common Stock and does not anticipate paying any such dividend in the foreseeable future.

SELECTED CONSOLIDATED FINANCIAL DATA

    Set forth below is a summary of selected consolidated financial data with respect to the Company excerpted or derived from the information contained in the Company's Forms 10-Q for the quarters ended March 31, 1997 and March 31, 1996 and in Annual Reports on Form 10-K for the years ended June 30, 1996, 1995, 1994, 1993 and 1992. More comprehensive financial information is included in such reports and other documents filed by the Company with the Securities and Exchange Commission (the "Commission"), and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports and other documents may be inspected and copies may be obtained from the offices of the Commission. See "AVAILABLE INFORMATION." In addition, copies of the Company's Annual Report on Form 10-K for the year ended June 30, 1996 and its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1997 accompany each copy of this Proxy Statement being provided to stockholders and are incorporated herein by reference. See "INFORMATION INCORPORATED BY REFERENCE."

                           NINE MONTHS
                         ENDED MARCH 31                                FISCAL YEARS ENDED JUNE 30,
                         --------------                                ---------------------------
                       1997           1996           1996           1995           1994           1993           1992
                       ----           ----           ----           ----           ----           ----           ----

Net Sales           $6,930,322     $7,250,890     $10,146,506    $9,175,853     $8,726,907     $9,257,517     $9,796,282

Net Income (Loss)     (185,930)        58,228         137,706      (415,050)       211,859       (264,859)       506,303

Net Income (Loss)
per Common Share          (.03)           .01             .02          (.06)           .03           (.04)           .08

Total Assets         6,044,793      6,227,432       6,652,275     6,351,493      6,483,388      7,058,938      7,784,131

Long-term
Obligations            130,975        471,409         388,538       560,069        859,045      1,137,699      1,222,337

Cash Dividends per
Share                        0              0               0             0              0              0              0

Book Value Per
Share                      .55            .56             .57           .55            .61            .58            .62


                                 THE SPECIAL MEETING

GENERAL

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of the Company for a Special Meeting of Stockholders to be held on August 22, 1997 at 10:00 a.m. local time at the offices of Chrisman, Bynum & Johnson, P.C., 1900 Fifteenth Street, Boulder, Colorado, and any adjournments thereof. Shares represented by properly executed proxies received by the Company will be voted at the Special Meeting or any adjournment thereof in accordance with the terms of such proxies, unless such proxies are revoked. See "--Proxies" below.

PROPOSAL TO BE CONSIDERED AT THE SPECIAL MEETING

    At the Special Meeting, the stockholders of the Company will consider and vote upon a proposal to approve and adopt the Merger Agreement. Pursuant to the Merger Agreement, the Merger Subsidiary will merge with and into the Company, the separate corporate existence of the Merger Subsidiary will cease, and the Company will be the Surviving Corporation. At the Effective Time, each outstanding share of the Common Stock (except Dissenting Shares) will be converted into the right to receive the Merger Consideration.
Holders of Dissenting Shares will be entitled to receive from the Surviving Corporation a cash payment in the amount of the "fair value" of such shares, determined in the manner provided in section 262 of the DGCL, but after the Effective Time such shares will not represent any interest in the Surviving Corporation other than the right to receive such cash payment. See "RIGHTS OF DISSENTING STOCKHOLDERS." A copy of the Merger Agreement (with selected exhibits) is attached as Exhibit A to this Proxy Statement.

    In addition to approval and adoption of the Merger Agreement and the transactions contemplated thereby, stockholders of the Company may be asked to approve a proposal to adjourn the Special Meeting to permit further solicitation of proxies in the event there are not sufficient votes at the time of the Special Meeting to approve and adopt the Merger Agreement. It is not anticipated that any other matters will be brought before the Special Meeting. However, if other matters should come before the Special Meeting, it is intended that the holders of proxies solicited hereby will vote thereon in their discretion, unless such authority is withheld.

RECORD DATE; STOCKHOLDER APPROVAL

    Only holders of record of the Common Stock at the close of business on July 14, 1997 are entitled to notice of and to vote at the Special Meeting. On that date, there were _____________ shares of Common Stock outstanding, which were held of record by approximately ____________ stockholders. Each share of Common Stock entitles its holder to one vote concerning all matters properly coming before the Special Meeting. A majority of the shares of the Common Stock entitled to vote, represented in person or by proxy, will constitute a quorum. Abstentions and broker non-votes (i.e., shares held by brokers in street name, voting on certain matters due to discretionary authority or instructions from the beneficial owner but not voting on other matters due to lack of authority to vote on such matters without instructions from the beneficial owner) are counted for the purpose of establishing a quorum and will have the same effect as a vote against the approval of the Merger. The Merger must be approved by the holders of at least a majority of all outstanding shares of Common Stock. Dennis R. Newman, Patricia L. Newman, the Newman Family Trust and The Fred E. and Jennie A. Newman Trust have agreed in the Merger Agreement to vote shares of Common Stock owned beneficially by them in favor of the adoption of the Merger Agreement and the approval of the Merger. These stockholders own beneficially 52% of the Company's outstanding shares and, accordingly, their affirmative votes are sufficient to approve the Merger under Delaware Law. See "THE MERGER AGREEMENT - Voting Of Shares Owned By Newman Family."

PROXIES

    Any Company stockholder entitled to vote at the Special Meeting may vote either in person or by duly authorized proxy. All shares of the Common Stock represented by properly executed proxies received prior to or at the

Special Meeting and not revoked will be voted in accordance with the instructions indicated in such proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE VOTED FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AND, IN THE DISCRETION OF THE PERSONS NAMED IN THE PROXY, ON SUCH OTHER MATTERS AS MAY PROPERLY BE PRESENTED AT THE SPECIAL MEETING.

    A stockholder may revoke his or her proxy at any time prior to its use by delivering to the Secretary of the Company a signed notice of revocation or a later dated and signed proxy or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not in itself constitute the revocation of a proxy.

    Expenses in connection with the solicitation of proxies will be paid by the Company. Upon request, the Company will reimburse brokers, dealers and banks, or their nominees, for reasonable expenses incurred in forwarding copies of the proxy material to the beneficial owners of the Common Stock which such persons hold of record. Solicitation of proxies will be made principally by mail. Proxies may also be solicited in person, or by telephone or telegraph, by officers and regular employees of the Company.

                         THE MERGER--FACTORS TO BE CONSIDERED

BACKGROUND OF THE MERGER

    In March 1996, Gerald G. Brew, President of Nicolet, contacted Dennis Newman, the Company's Chairman and Chief Executive Officer, to discuss Nicolet's interest in expanding its business into the market for vascular products. Mr. Newman, Mr. Brew and James H. Da Costa, Director, Corporate Development of Thermo, also met at the Company's facility in March 1996 to further discuss Nicolet's business expansion interests. On March 12, 1996, Mr. Newman informed the Company's Board of Directors of Nicolet's visit and preliminary interest in exploring a potential merger between the two companies. In April 1996, the Company and Nicolet entered into a confidentiality agreement and the Company distributed financial information to Nicolet.

    In June 1996, the Company engaged Gruntal to assist the Company in evaluating strategic alternatives and the possible sale of the business.

    During late September and October 1996, Gruntal contacted Mr. Brew, to further discuss Nicolet's interest in the potential acquisition of Imex and Mr. Brew expressed an interest in reopening a dialogue with the Company on that subject.

    As a result of these discussions, in November 1996, the Company and Nicolet entered into another confidentiality agreement and Imex provided to Nicolet a confidential memorandum containing financial and other information regarding its business activities. Additionally, on December 20, 1996, Mr. Brew visited the Company's facility. During this and subsequent meetings, Mr. Brew and Mr. Newman continued to discuss their respective businesses, the changing nature of the medical device industry and how their companies might perform if they were combined. However, no agreements were reached during these discussions.

    From October 1996 through March 1997, the Company or Gruntal, acting on the Company's behalf, contacted more than 100 other potential buyers.

    On February 20, 1997, Mr. Newman, Mr. Da Costa and John T. Keiser, President, Thermo Biomedical Inc., a subsidiary of Thermo, met at the Company's facility. At that meeting, both parties continued discussions as to the synergies which might be achieved if the Company were acquired by Nicolet.
Mr. Da Costa informally suggested at that meeting a price at which Nicolet might be prepared to acquire all of the Company's business.

    On February 28, 1997, Mr. Da Costa provided the Company with a letter indicating Nicolet's interest in acquiring Imex and setting forth the proposed terms that he had described in the meeting on February 20. Such letter of indication of interest proposed a price of $9 million. The letter did not address any proposed purchase price adjustments based on Imex's stockholders' equity, "break-up" fees or "walk-away" rights. At a regularly scheduled meeting of Imex's Board held on March 12, 1997, Mr. Newman advised the Board regarding discussions with Nicolet, as well as the status of discussions with other potential buyers, but stated his belief that it would be premature for the Board to consider any of these arrangements until more definitive terms could be negotiated.
He advised the Board that he would report back to them as discussions progressed.

    After several follow-up telephone conversations between Nicolet and Gruntal, on behalf of the Company, Thermo submitted a revised letter on March 21, 1997. Such letter proposed a price of $10 million, subject to Imex having a stockholders' equity of $4.4 million at closing. After several additional discussions between Thermo and Gruntal, on behalf of Imex, Nicolet, on April 28, 1997, issued a draft letter of intent to the Company with respect to the proposed transaction. Such letter proposed a price of $10 million, decreased by the amount by which the stockholders' equity of Imex as of the closing date is less than $4.0 million. After additional discussions between Thermo and Gruntal, on behalf of Imex, during the period between April 28, 1997 and May 8, 1997, the letter of intent, containing substantially the terms described above, was executed and delivered on May 8, 1997. A press release announcing the execution of the letter of intent was disseminated before the opening of business on May 9, 1997 (the first business day after the letter of intent was executed and delivered).

PURPOSE AND STRUCTURE OF THE MERGER

    The purpose for the Merger is to enable Nicolet to acquire the entire equity interest in the Company. The transaction has been structured as a cash merger in order to provide the stockholders of the Company with cash for all their shares and to provide a prompt and orderly transfer of ownership of the Company from the stockholders of the Company to Nicolet.

    The primary benefit of the Merger to the Company's stockholders is the opportunity to sell all of their Common Stock at what the Board of Directors believes is a fair price. The structure of the transaction as a cash merger provides a cash payment at a fair price to all holders of outstanding Common Stock and ensures the acquisition by Nicolet of all the outstanding shares of the Company.

    The primary reason for the Company entering into the Merger Agreement is the Board of Directors' belief that it would be difficult for the Company to significantly enhance operating performance and maximize stockholder value on a stand-alone basis in the immediate future. The Board of Directors believes, based upon the factors discussed below under "THE MERGER - FACTORS TO BE CONSIDERED--Recommendation of the Company's Board of Directors," that an internal restructuring of the Company's operations in order to enhance its growth and profitability would not yield as favorable a result to the Company's stockholders in the foreseeable future as the Merger with Nicolet. Consequently, the Board of Directors believes that the Merger is the best available opportunity to maximize stockholder value at the present time.

RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS

    On June 11, 1997, the Company's Board of Directors, by unanimous vote at a regular Board meeting held on that date, determined that the transactions contemplated by the Merger are fair from a financial point of view to and in the best interests of the stockholders of the Company, approved the Merger Agreement and resolved to recommend that the Company's stockholders approve the Merger Agreement.

    In arriving at its recommendation and determination that the Merger is fair to and in the best interests of stockholders of the Company, the Board carefully considered the terms of the Merger at its meetings held on March 12, 1997 and June 11, 1997. As part of this process, the Board considered the advice and assistance of its outside financial and legal advisors regarding fairness to the stockholders of the Company of the terms of the Merger Agreement and all related agreements and management's advice regarding business reasons that favored approval of the Merger.

    In determining to approve and adopt the Merger Agreement and related implementing agreements, and in determining the fairness of the terms of the Merger, the Board of Directors considered the following factors, each of which, in the Board of Directors' view, supported the determination to recommend the
Merger:

    (i) information with regard to the financial condition, results of operation, liquidity, business and prospects of the Company, as well as the risks involved in achieving those prospects, current market, regulatory and economic conditions (including current conditions in the medical products and health care industries), the going concern value of the Company (as reflected in part by its historical and projected operating results) and the liquidation value of the Company;

   (ii) the historical market prices of and trading activity in the Company's Common Stock, particularly the fact that the Merger will enable the stockholders of the Company to realize a price per share for all their shares which the Board of Directors believes is fair;

  (iii) the written opinion of Gruntal that the cash consideration to be paid in the Merger is fair, from a financial point of view, to the stockholders of the Company;

   (iv) the terms and conditions of the Merger Agreement, including the fiduciary out provision negotiated by the Company, which allowed the Company to entertain other acquisition proposals thereafter; the fact that the Company may terminate the Merger Agreement in certain circumstances; the circumstances under which the breakup fee is payable; and the relatively few substantive closing conditions;

    (v) the Company's positive relationship with Nicolet, and Nicolet's reputation in the medical products industry;

   (vi) the likely decrease in the market price of the Company's Common Stock if the Company was not sold, taking into account the likelihood of downward pressure on the market price as a result of factors discussed in subparagraph (i) above; and

  (vii) the likelihood that the Merger would be viewed favorably by most of the Company's stockholders.

    In view of the wide variety of factors considered in connection with its evaluation of the terms of the Merger, the Company's Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its conclusions.

    If the Merger is not approved by the Company's stockholders and the Merger does not occur, the Company will continue its current operations as an independent company. However, for the reasons discussed above, it is possible that the Company would seek a business combination with another company.

OPINION OF FINANCIAL ADVISOR

    As described under "THE MERGER--FACTORS TO BE CONSIDERED--Background of the Merger" above, the Company engaged Gruntal to act as its exclusive financial advisor in connection with the Company's review of strategic and financial planning matters including the possible merger or sale of the Company. In connection with the transaction discussed herein and pursuant to the terms of the engagement, the Company requested that Gruntal evaluate the fairness to the holders of the Company's Common Stock from a financial point of view of the consideration to be received by the stockholders in connection with the Merger. On June 11, 1997, Gruntal delivered to the Board of Directors its opinion to the effect that, as of such date and based upon and subject to certain matters, assumptions and limitations set forth in such opinion and described to the Board of Directors, the consideration to be received by the stockholders is fair from a financial point of view (the "Gruntal Opinion"). The opinion does not address the Company's underlying business decision to proceed with the Merger. It is directed to the Board of Directors of the Company and is directed only to the fairness from a financial point of view of the terms of the Merger to the stockholders of the Company and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger at the Special Meeting.

    A copy of the Gruntal Opinion, which sets forth the assumptions made and matters considered in, and limits on the review undertaken, is attached to this Proxy Statement as Exhibit C and should be read by stockholders carefully in its entirety. The summary of the Gruntal Opinion set forth in this Proxy Statement is qualified in its entirety by reference by the full text of such Opinion.

    In connection with its opinion, Gruntal, among other things, (i) reviewed the draft Merger Agreement; (ii) reviewed the Annual Reports on Form 10-K and related publicly available financial information of the Company for the two most recent fiscal years ended June 30, 1995 and 1996, the Quarterly Reports on Form 10-Q of the Company for the periods ended September 30, 1996, December 31, 1996 and March 31, 1997; (iii) reviewed the unaudited income statement, balance sheet and cash flow statement of the Company for the ten months ended April 26, 1997, management's budgeted income statement (ten months actual and two months budget) for June 30,1997 and projected income statement for fiscal years 1998 through 2000 (the "Projections"); (iv) conducted discussions with members of senior management of the Company concerning the past and current business, operations, assets, present financial condition and future prospects of the Company; (v) reviewed the historical reported market prices and trading activity for the Company's Common Stock; (vi) compared certain financial information and operating statistics relating to the Company with published financial information and operating statistics relating to selected public companies that Gruntal deemed to be most comparable to the Company; (vii) compared the amount per share of the cash consideration proposed to be paid to the holders of the Company's Common Stock upon approval of the Merger with the financial terms, to the extent publicly available, of selected other recent acquisitions that Gruntal deemed to be relevant; (viii) reviewed certain other information, including publicly available information relating to the business, earnings, cash flow, assets and prospects of the Company; (ix) reviewed and compared the other acquisition proposals that the Company had received and (x) reviewed such other financial studies and analysis and performed such other investigations and took into account such other matters as Gruntal deemed necessary.

    Gruntal relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by it for purposes of rendering its opinion. Gruntal also relied upon the management of the Company as to the reasonableness and achievability of the Projections (and the assumptions and bases therefor) provided to Gruntal and assumed for purposes of such opinion that the Projections was reasonably prepared on bases reflecting the best currently available estimates and judgment of the Company's management on the future financial performance of the Company. Gruntal was not requested to make, and did not make, an independent appraisal or evaluation of the assets, properties, facilities or liabilities of the Company and Gruntal was not furnished with any such appraisal or evaluation. Gruntal also relied as to all legal matters on advice of counsel to the Company. As indicated below, Gruntal was directed to, and did, solicit several third parties regarding any indications of interest in acquiring all or any part of the Company before delivering its opinion. Gruntal also noted that the "fiduciary out provision" of the Merger Agreement also gives the Company the right to consider certain unsolicited offers. Gruntal's opinion to the Company's Board of Directors was based upon prevailing market conditions (including, then current market prices for the Company's Common Stock) and other circumstances and conditions existing on the date of such opinion and does not represent Gruntal's opinion as to what the actual value of the Company's Common Stock will be after the date of such opinion. It is not contemplated that Gruntal will give any subsequent opinion with respect to the Merger.

    The following is a brief summary of certain financial analysis performed by Gruntal in connection with its opinion.

    COMPARABLE COMPANY ANALYSIS. Using publicly available information, Gruntal compared selected historical, current and projected operating and financial data, stock data and financial ratios for the Company with certain data from selected publicly traded companies engaged primarily in the medical diagnostic and monitoring equipment/device business that, in Gruntal's judgment, were most closely comparable to the Company. The companies selected were: AFP Imaging Corporation, Arrhythmia Research Technology, Inc., Bio-Logic Systems Inc., CAS Medical Systems, Inc. and Colorado MEDtech, Inc. (the "Comparable Companies"). Gruntal reviewed, among other things, the following data with respect to the Comparable Companies: (i) operating statement data, including latest twelve months ("LTM") net revenues; (ii) LTM operating cash flow ("LTM EBITDA"); (iii) LTM operating income ("LTM EBIT"); (iv) LTM net income; and (v) selected balance sheet data, including book value. None of the earnings estimates for the Comparable Companies were available from the Institutional Brokers Estimate System ("IBES"). Utilizing this information, Gruntal calculated a range of market multiples for the Comparable Companies by dividing the "Enterprise
Value" (total common shares outstanding multiplied by closing market price per share on May 28, 1997 or "Market Equity Value," plus total debt and preferred stock, minus cash and cash equivalents) for each Comparable Company by, among other things, such company's LTM net revenues, LTM EBITDA and LTM EBIT, and by dividing each of the Comparable Company's Market Equity Value by, among other things, the company's LTM net income and book value. For the Comparable Companies: (i) the LTM net revenue multiples ranged from 0.37x to 1.61x (0.76x mean), (ii) the LTM EBITDA multiples ranged from 2.56x to 11.87x (6.98x mean), (iii) the LTM EBIT multiples ranged from 2.70x to 13.46x (8.88x mean), (iv) the LTM net income multiples ranged from 6.64x to 20.86x (14.73x mean), and (v) the book value multiples ranged from 0.90x to 5.19x (2.30x mean).

    Gruntal then compared the market multiples for the Comparable Companies to the multiples being paid for the Company. Based on an assumed merger consideration to the Company of $9.75 million (based on the mid-point of management's estimate of the purchase price), the Company's implied multiples were as follows: (i) LTM net revenues 1.11x, (ii) LTM EBITDA 28.30x, (iii) LTM EBIT not meaningful due to negative EBIT, (iv) LTM net income not meaningful due to negative net income, and (v) book value 2.58x. Gruntal noted that the multiples being paid to the Company were (1) substantially higher than the multiples observed in the Comparable Companies on the basis of LTM EBITDA, and (2) well within the range of or above the mean multiples of LTM net revenues and book value.

    COMPARABLE TRANSACTION ANALYSIS. Gruntal reviewed selected publicly-available financial data, including Enterprise Value (at the effective date of the transaction) to net revenues, Enterprise Value to EBITDA, Enterprise Value to EBIT, Market Equity Value to net income and
Market Equity Value to book value, regarding nine acquisitions of selected medical diagnostic and monitoring equipment/device companies with deal values (includes net debt) of up to $75.0 million. The nine transactions selected (the "Comparable Transactions"), which took place between June 1993 and May 1997, were as follows: (i) the acquisition of Aequitron Medical Inc. by Nellcor Puritan-Bennett, (ii) the acquisition of Bird Medical Technologies Inc. by ThermoElectron Corp., (iii) the acquisition of Community Health Computing Corp. by ADAC Laboratories, (iv) the acquisition of Diasonics Ultrasound by Elbit, Ltd., (v) the acquisition of Interspec Inc. by Advanced Technology Labs, (vi) the acquisition of Laser Precision Corp. by GN Great Nordic Ltd., (vii) the acquisition of MDT Corp. by Getinge Industries, (viii) the acquisition of Mountain Medical Equipment by Cryogenic Associates, and
(ix) the acquisition of Cardiotronic Systems Inc. by Ballard Medical Products.

    Gruntal calculated the multiples of each of these aforementioned selected data points based upon the Comparable Transactions. The range of multiples calculated were as follows: (i) Enterprise Value to LTM net revenues were 1.92x and 0.30x, (ii) Enterprise Value to LTM EBITDA were 12.16x and 9.55x, (iii) Enterprise Value to LTM EBIT were 18.22x and 13.13x, (iv) market Equity Value to LTM net income were 38.17x and 22.89x, and (v) Market Equity Value to book value were 3.29x and 0.69x. Accordingly, the calculated mean and median multiples were as follows: (i) Enterprise Value to LTM net revenues were 0.96x and 0.90x, respectively; (ii) Enterprise Value to LTM EBITDA were 10.52x and 9.91x, respectively; (iii) Enterprise Value to LTM EBIT were 15.78x and 15.88x, respectively; (iv) Market Equity Value to LTM net income were 28.84x and 27.15x, respectively; and (v) Market Equity Value to book value were 1.91x and 1.80x, respectively. Based on a mid-point merger consideration to the Company estimated by the Company's management of $9.75 million, the Company's implied multiples were as follows: (i) Enterprise value to LTM net revenues of 1.11x,
(ii) Enterprise Value to LTM EBITDA of 28.30x, (iii) Enterprise Value to LTM EBIT not meaningful due to negative LTM EBIT, (iv) Market Equity Value to LTM net income not meaningful due to negative LTM net income, and (v) Market Equity Value to book value of 2.58x. Gruntal noted the implied multiples for the Company were (1) substantially higher than the multiples observed in the Comparable Transactions on the basis of LTM EBITDA, and (2) well within the range of and above the mean multiples of LTM net revenues and book value.

    Gruntal also performed premium analysis for the Comparable Transactions. The one month premium ranged from -14.3% to 72.1% with a mean of 39.5% for the nine selected comparable transactions with three of the transactions having a premium of 50.0% or more. These one month premiums compared to a 10.2% premium for the Company based on a merger consideration to the Company's shareholders of $1.41 per share (based on the mid-point of management's estimate of the purchase price) and the Company's closing stock price one month prior to May 9, 1997. Although these mergers and acquisitions Comparable Transactions were used for comparison purposes, none of such transactions took place under market conditions or competitive circumstances that were directly comparable to those of the Merger. Accordingly, an analysis of the results described above is not mathematical nor necessarily precise; rather, it should be considered in conjunction with the analyses as a whole.

    DISCOUNTED CASHFLOW ANALYSIS. Gruntal performed a discounted cashflow ("DCF") analysis of the Company on a standalone basis, based upon a three year projection using financial information provided by the Company's management for the years ending June 30, 1998 through June 30, 2000. For the DCF analysis, Gruntal discounted the projected unleveraged free cash flows (earnings before interest, taxes, plus depreciation and amortization, less capital expenditures) for the respective three years and the terminal value (calculated as a multiple of EBIT). From this Enterprise Value, Gruntal subtracted all debt obligations appearing on the Company's balance sheet at March 31, 1997 and added the cash balance on such balance sheet to arrive at an implied equity value ("Equity Value"). The terminal value was computed by applying multiples ranging from 6.00x to 10.00x to the forecasted EBIT of the last year projected. Applying discount rates of 17.5% and 20.0% based on its estimated range of the Company's weighted average cost of capital, Gruntal calculated the Company's Equity Value ranging from $4.0 million to $7.3 million. Further, Gruntal performed sensitivity analyses to understand the effects on Equity Value from changes in the terminal value. Due to the high proportion of value contribution associated with the terminal value, a sensitivity analysis was performed assuming the terminal value was 80.0% or 120.0% of the foregoing terminal value. With these changes the implied Equity Value for the Company ranged from $3.2 million to $8.8 million.

    HISTORICAL PRICE AND VOLUME ANALYSIS. Gruntal reviewed the weekly closing price and volume of the Company's Common Stock during the one, three and five year periods ending May 30, 1997. The high, low and average closing prices for the Company's Common Stock for the 12 month period ended May 30, 1997 were $2.50, $0.94 and $1.50, respectively; the high, low and average closing prices for the three year period ended May 30, 1997 were $2.50, $0.63 and $1.08, respectively; the high, low and average closing prices for the five year period ended May 30,1997 were $2.50, $0.63 and $1.20, respectively. Gruntal noted the mid-point offer price of $1.41 per share (based on management's estimate of the purchase price) represents a slight discount to the twelve month average price and a premium to the three-year and five-year average share price. Gruntal also tested the frequency distribution for price sensitivity of the Company's Common Stock. Gruntal determined that over the last year, approximately 64.4% of the volume of the Company's Common Stock have traded above $1.44 (the Company's estimate of the upper range of the offer price per share), while over the last three years and five years, approximately 45.9% and 41.0% of the trades of the Company's Common Stock have been traded above $1.44. Gruntal noted that the Company experienced increased trading activity and a significant net increase in stock price during the period of November 1996 through January 1997 largely as a result of the Company's news release and the demonstration of a prototype of a potential future product at the American Heart Association convention on November 11 and 12, 1996 and related media coverage that followed the announcement. Gruntal observed that the Company's stock did not trade higher than $1.44 (the high-end of management's estimate of the purchase price per share) after March 28, 1997 (until May 8, 1997, the day before the announcement of the Merger). For all but a short period of time over the past five years, a majority of the shares have traded below management's estimated purchase price range per share.

    GENERAL. The summary set forth above does not purport to be a complete description of the analyses performed by Gruntal. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors summarized above, Gruntal believes that its analyses must be considered as a whole and that selected portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. In performing its analyses, Gruntal made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. The analyses performed by Gruntal are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

    Gruntal is an investment banking firm engaged, among other things, in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Gruntal is a nationally recognized investment banking firm which has substantial experience in merger and acquisition transactions and was familiar with the Company. In the ordinary course of business, Gruntal may actively trade in the securities of the Company for its own account and the accounts of its customers, and accordingly, may at any time hold a long or short position in such securities.

    Pursuant to the terms of the engagement letter dated June 27, 1996 (the "Engagement Letter"), Gruntal was paid $25,000 upon execution of the engagement letter and $50,000 was payable to Gruntal upon the delivery of the Gruntal Opinion. In addition, Gruntal is entitled to receive a financial advisory fee in the amount of up to $175,000 upon consummation of the Merger. The Company agreed to indemnify Gruntal against certain liabilities, including liabilities under the federal securities laws, and to reimburse Gruntal for their reasonable out-of-pocket expenses in connection with this engagement. The Company also agreed to reimburse Gruntal for the fees and disbursements of Gruntal's counsel.

PLANS FOR THE COMPANY AFTER THE MERGER

    After the Merger, Nicolet anticipates that it will continue its review of the Company and its assets, business, operations, properties, policies, corporate structure, dividend policy, capitalization and management and consider whether any changes would be desirable in light of the circumstances then existing. At this time Nicolet does not intend to close the Company's corporate headquarters located in Golden, Colorado. Effective upon consummation of the Merger, the directors of the Merger Subsidiary will be the initial directors of the Surviving Corporation.

    Except for the foregoing, and as otherwise indicated in this Proxy Statement, Nicolet does not have any other present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company, a sale or transfer of a material amount of assets of the Company or any material change in the Company's capitalization or any other material changes in the Company's corporate structure or business.

CERTAIN EFFECTS OF THE MERGER

    As a result of the Merger, the entire equity interest of the Company will be owned by Nicolet, and the current stockholders will have no continuing interest in the Company. Therefore, following the Merger, the stockholders of the Company will no longer benefit from any increases in the value of the Company. Following the Merger, Nicolet will own 100% of the Company and will have complete control over the management and conduct of the Company's business, all income generated by the Company and any future increase in the Company's value. Similarly, Nicolet will also bear the risk of any losses incurred in the operation of the Company and any decrease in the value of the Company.

    Following the Merger, the Common Stock will no longer meet the requirements of the Nasdaq SmallCap Market for continued listing and will, therefore, be delisted from the Nasdaq National Market.

    The Common Stock is currently registered as a class of securities under the Exchange Act. Registration of the Common Stock under the Exchange Act may be terminated upon application of the Company to the Commission if the Common Stock is not listed on a national securities exchange or quoted on the Nasdaq SmallCap Market and there are fewer than 300 record holders of the Common Stock. Termination of registration of the Common Stock under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing trading provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a), and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Company. It is the present intention of Nicolet to cause the Company to make an application for the termination of the registration of the Common Stock under the Exchange
Act as soon as practicable after the Effective Time of the Merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendation of the Board of Directors of the Company with respect to the Merger Agreement and the transactions contemplated thereby, stockholders should be aware that certain members of the management and the Board of Directors of the Company have certain interests in the Merger in addition to the interests of the stockholders of the Company generally. In connection with the Board of Directors' determination that the Merger is fair to the Company's stockholders, the Board carefully considered conflict of interest issues relating to the matters described below.

    LEASE.   As a condition to closing of the Merger, the Company will enter into a new lease ("Lease") with Dennis R. Newman and Patricia L. Newman pursuant to which the Company will continue to lease its current facilities at 6355 Joyce Drive, Golden, Colorado from the Newmans. The Lease will commence with the closing of the Merger and will end on June 30, 1998. The Company will have the option to extend the Lease for two periods of one year each. The Company will pay rent of $127,572 for the initial term and $131,399 and $135,341 for the first and second renewal terms. The Company will also pay taxes, insurance costs and utilities charges with respect to the premises.


    NEWMAN AGREEMENT. As a condition to closing of the Merger, Dennis R. Newman, Chairman and CEO of the Company, will enter into an agreement with the Company (the "Newman Agreement") pursuant to which Mr. Newman (i) will remain an employee of the Company for 6 months after the closing of the Merger at a base salary of $112,600 per year, (ii) will provide consulting services to the Company for an additional four years on a part time basis (approximately three days a week for the first two years and two days a week for the next two years) at a compensation rate of $5,000 per month and (iii) will not compete with the Company for a period of four and one-half years after the closing of the Merger.

    STOCK OPTIONS. While certain cash settlements of "in-the-money" stock options will be paid in connection with the consummation of the Merger, none of such options is owned by the directors or executive officers of the Company. The cash settlement amounts are based upon the spread between $1.45 per share and the exercise price per share of such options and do not take into account any income taxes that may be required to be withheld.

    INDEMNIFICATION OF OFFICERS AND DIRECTORS. The Merger Agreement provides that, for a period of not less than three years following the Effective Time, Nicolet will cause the Surviving Corporation to honor in all material respects the obligations of the Company pursuant to the provisions of the Company's by-laws with respect to the indemnification of the officers and directors of the Company.

SOLICITATION FEES AND EXPENSES.

    Neither Nicolet nor the Company will pay any fees or commissions to any broker or dealer or any other person for soliciting Company stockholders with respect to the Merger. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Company for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    Under currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder, applicable judicial decisions and administrative rulings, all of which are subject to change, the federal income tax consequences described below are expected to arise in connection with the Merger. Due to the complexity of the Code, the following discussion is limited to the material federal income tax aspects of the Merger for a Company stockholder who is a citizen or resident of the United States. The following discussion does not address potential foreign, state, local and other tax consequences, nor does it address taxpayers subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations, S corporations and taxpayers subject to the alternative minimum tax. In addition, the following discussion may not apply to Company stockholders who acquired their shares upon the exercise of employee stock options or otherwise as compensation. Neither the company nor Nicolet has requested either the Internal Revenue Service or counsel to rule or issue an opinion on the federal income tax consequences of the Merger. ALL STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, FOREIGN, STATE AND LOCAL TAX CONSEQUENCES OF THE DISPOSITION OF THEIR SHARES IN THE MERGER.

    For federal income tax purposes, the Merger will be treated as a taxable sale or exchange of shares of Common Stock for cash by each holder of such
shares (including any holder of Dissenting Shares).   Accordingly, the federal
income tax consequences to the holders of Common Stock will generally be as follows:

(a) Assuming that the shares of Common Stock exchanged by a Company stockholder for cash in connection with the Merger are capital assets in the hands of the stockholder at the Effective Time, such stockholder will recognize capital gain or loss by reason of the consummation of the Merger.

(b) The capital gain or loss, if any, will be long-term with respect to shares of Common Stock held for more than 12 months as of the Effective Time and short-term with respect to such shares held for 12 months or less as of the Effective Time.

(c) The amount of capital gain or loss to be recognized by each holder of Common Stock will be measured by the difference between the amount of cash payable to the account of such stockholder in connection with the Merger (including cash received for Dissenting Shares and from the escrow account) and such stockholder's tax basis in the Common Stock at the Effective Time.

    Cash payments made pursuant to the Merger (including any cash paid to holders of Dissenting Shares) will be reported to the extent required by the Code to stockholders of the Company and the Internal Revenue Service. Such amounts will ordinarily not be subject to withholding of federal income tax. However, backup withholding of such tax at a rate of 31% may apply to certain stockholders by reason of the events specified in Section 3406 of the Code and the Treasury Regulations promulgated thereunder, which include failure of a stockholder to supply the Company or its agent with such stockholder's taxpayer identification number. Accordingly, each Company stockholder will be asked to provide the stockholder's correct taxpayer identification number on a Substitute Form W-9 which is to be included in the letter of transmittal to be sent to stockholders relating to their shares of Common Stock. Withholding may also apply to Company stockholders who are otherwise exempt from such withholding, such as a foreign person, if such person fails to properly document its status as an exempt recipient.

    The cash settlement amounts distributed in connection with the Merger to holders of options to acquire shares of Common Stock will constitute "wages," and will be subject to income and employment tax withholding. The gross amount due, the withheld amount and the net payment will be included in each option holder's W-2 form for 1997.

REGULATORY APPROVALS

    No federal or state regulatory approvals of the Merger are required.

                                 THE MERGER AGREEMENT

    The information under this caption is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is attached as Exhibit A to this Proxy Statement.

GENERAL

    The Company and Nicolet entered into the Merger Agreement effective
July 15, 1997. If the stockholders of the Company approve the Merger Agreement and the other conditions to the closing of the Merger are satisfied, the Merger Subsidiary will be merged with and into the Company, with the result that the separate corporate existence of the Merger Subsidiary will then cease. The Company will be the Surviving Corporation and will be a wholly owned subsidiary of Nicolet. At the Effective Time, the Common Stock will be converted automatically into the right to receive cash, as described below.
See "THE MERGER AGREEMENT--Consideration to be Received by Stockholders."
The shares of the Common Stock will no longer be listed or traded on the Nasdaq SmallCap Market, and the registration of the Common Stock under the Exchange Act will be terminated.

EFFECTIVE TIME

    If the Merger Agreement is adopted by the requisite vote of the Company's stockholders, the Merger will be consummated and become effective upon the acceptance for recording of the Certificate of Merger by the Delaware Secretary of State, which is expected to occur on or about August 22, 1997 or (if the other closing conditions are not satisfied as of such date) as soon as practicable after conditions to the Merger are satisfied (or waived to the extent permitted), or such other date agreed on by the parties. There can be no assurance that all conditions to the Merger will be satisfied. See "THE MERGER AGREEMENT--Conditions to Consummation of the Merger."

CONSIDERATION TO BE RECEIVED BY STOCKHOLDERS

    In connection with the Merger, each share of Common Stock outstanding immediately prior to the Effective Time (other than Dissenting Shares) will be converted into the right to receive an amount in cash equal to $10,000,000 (decreased by the amount up to $700,000 by which the Company's stockholders' equity at the date of the closing is less than $4,000,000) divided by the number of shares of Common Stock outstanding immediately prior to the Effective Time of the Merger. Dissenting Shares will be converted to cash in the manner described under the caption "RIGHTS OF DISSENTING STOCKHOLDERS."

ESCROW AND EXCHANGE OF SHARES

    The Merger Agreement provides that Nicolet shall deliver to State Street Bank and Trust Company (the "Exchange Agent") the amount of $9,300,000, which represents approximately $1.35 per share of Common Stock ("Initial Merger Consideration"), which amount will be distributed to the Company's stockholders as described under "Payment for Shares and Options" below. In addition, Nicolet will deposit $700,000, with State Street Bank and Trust Company ("Escrow Agent") pursuant to an Escrow Agreement attached as an exhibit to the Merger Agreement. By voting for the Merger Agreement, a stockholder will be consenting to the establishment of this escrow fund, the appointment of Dennis R. Newman as the Stockholder Representative and as attorney-in-fact and agent for the stockholders for purposes of the Escrow Agreement.

    Within 60 days of closing, Nicolet shall prepare and submit to the Stockholder Representative a balance sheet of the Company as of closing. The Stockholder Representative may raise objections to the balance sheet submitted by Nicolet. To the extent that any objections are not resolved by the Stockholder Representative and Nicolet, Coopers & Lybrand LLP shall resolve such objections. If the Company's stockholders' equity as reflected on that balance sheet, as adjusted, is $4,000,000 or more, the full escrow amount will be paid to the Company's stockholders pro rata. If said stockholders' equity is less than $4,000,000, the deficiency will be taken from the escrow amount and returned to Nicolet.

PAYMENT FOR SHARES AND OPTIONS

    PAYMENT FOR SHARES. The Exchange Agent will act as the exchange agent for payment of the Initial Merger Consideration to the holders of the Common Stock. Instructions with regard to the surrender of certificates formerly representing shares of Common Stock, together with the letter of transmittal to be used for that purpose, will be mailed to stockholders as soon as practicable after the Effective Time. As soon as practicable following receipt from the stockholder of a duly executed letter of transmittal, together with certificates formerly representing Common Stock and any other items specified by the letter of transmittal, the Exchange Agent will pay the Initial Merger Consideration to such stockholder.

    After the Effective Time, the holder of a certificate formerly representing Common Stock will cease to have any rights as stockholder of the Company, and such holder's sole right will be to receive the Merger Consideration with respect to such shares (or, in the case of Dissenting Shares, the statutorily determined "fair value"). If payment is to be made to a person other than the person in whose name the surrendered certificate is registered, it will be a condition of payment that the certificates so surrendered be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of such payment or establish to the satisfaction of the Surviving Corporation that such taxes have been paid or are not applicable. No transfer of shares outstanding immediately prior to the Effective Time will be made on the stock transfer books of the Surviving Corporation after the Effective Time.

    Any portion of the Merger Consideration remaining undistributed upon expiration or termination of the Exchange Agent's appointment will be returned to Nicolet, and any holders of theretofore unsurrendered Common Stock certificates may thereafter surrender to Nicolet such stock certificates and (subject to abandoned property, escheat or similar laws) receive in exchange therefore the Merger Consideration to which they are entitled.

    STOCKHOLDERS OF THE COMPANY SHOULD NOT FORWARD THEIR STOCK CERTIFICATES TO THE EXCHANGE AGENT WITHOUT A LETTER OF TRANSMITTAL, AND SHOULD NOT RETURN THEIR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

    OPTION SETTLEMENT PAYMENTS. Prior to the Effective Time, the Company will cause the outstanding options to purchase shares of the Company's Common Stock to be canceled. In consideration of such cancellation, the Company will pay to the holder of each such option an amount (the "Option Settlement Amount"), net of withholding taxes, equal to the excess, if any, of $1.45 per share over the exercise price per share of such option multiplied by the number of shares for which such option is then exercisable. Under the Merger Agreement, the Company has agreed to take such actions as are necessary to fully advise holders of options of their rights under the Merger Agreement and their respective stock option agreements. After the Effective Time, no holder of an option will have any rights other than to receive payment for such holder's options equal to the Option Settlement Amount.

    NO INTEREST ON PAYMENT AMOUNTS. In no event will holders of shares of Common Stock or options to purchase Common Stock be entitled to receive payment of any interest on the Merger Consideration or the Option Settlement Amounts.

OPERATIONS OF THE COMPANY PRIOR TO THE MERGER

    The Company has agreed that, prior to the Effective Time, the business of the Company will be conducted in accordance with certain restrictions set forth in the Merger Agreement. Among other things, the Company has agreed that, except as the Company and Nicolet may otherwise agree, the Company will, and will cause its subsidiaries to, operate only in the ordinary course of business, and neither the Company nor any of its subsidiaries will do any of the following:
(i) issue, grant or sell, or redeem or repurchase, any shares of Common Stock or any other securities of the Company or any rights, warrants or options to acquire any shares or other securities; (ii) pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock; (iii) create, incur or assume any debt not currently outstanding (including capital leases obligations, but excluding accounts payable incurred in the ordinary course of business); assume, guarantee, endorse or otherwise become liable for the obligations of any other person; or make any loans, advances or capital contributions to, or investments in, any other person; (iv) other than in the ordinary course of business, enter into, adopt or amend any employee benefit plan or any employment or severance agreement or arrangement, increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, or pay any bonuses to, its employees or hire or fire any employee; (v) acquire, sell, lease, encumber or dispose of any assets or rights, other than purchases and sales of assets in the ordinary course of business; (vi) pay any obligation or liability other than in the ordinary course of business; or (vii) enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any contract.

    In addition, the Company has agreed that until the earlier of the termination of the Merger Agreement or the Effective Time, neither the Company nor any representatives will, directly or indirectly, take any action to encourage, solicit or initiate or engage or participate in negotiations or discussions concerning any Acquisition Proposal (as defined below), or furnish any nonpublic information concerning the Company to any party in connection with any Acquisition Proposal. An Acquisition Proposal is defined in the Merger Agreement as a proposal for any tender offer, exchange offer, merger, consolidation, sale of material assets, recapitalization, accumulation of shares or proxy solicitation or other business combination involving the Company or any of its subsidiaries. Notwithstanding the foregoing, the Company may (i) take any position with respect to an Acquisition Proposal that the Board of Directors of the Company is required to do in the exercise of its fiduciary duties, as advised in writing by outside legal counsel and (ii) in the case of a Qualified Acquisition Proposal, furnish information about the Company to the potential party to the transaction and enter into and participate in discussions or negotiations with such party. A Qualified Acquisition Proposal means a bona fide written Acquisition Proposal at a price per share that the Company's Board of Directors reasonably believes exceeds the Merger Consideration. The Company must give immediate notice to Nicolet, and disclose details of, any Acquisition Proposal it receives, any indications that a person is interested in making an Acquisition Proposal or any discussions or negotiations relating to a Qualified Acquisition Proposal.

CONDITIONS TO CONSUMMATION OF THE MERGER

    The Merger will occur only if the Merger Agreement is approved and adopted by the requisite vote of the holders of the Common Stock. Consummation of the Merger also is subject to the satisfaction of certain other conditions specified in the Merger Agreement, unless such conditions are waived (to the extent such waiver is permitted by law). The failure of any such condition to be satisfied, if not waived, would prevent consummation of the Merger.

    The obligations of Nicolet to consummate the Merger are subject to satisfaction of the following conditions, among others: (i) the number of Dissenting Shares shall not exceed 6% of the number of outstanding shares as of the Effective Time; (ii) the Company shall have obtained all necessary waivers, permits, consents, approvals or other authorizations; (iii) the Company's representations and warranties in the Merger Agreement shall be true and correct as of the Effective Time; (iv) the Company shall have performed and complied with its agreements and covenants as of or prior to the Effective Time; (v) no action, suit or proceeding shall be pending, threatened or in effect that would prevent consummation of the Merger or adversely affect the right of Nicolet to own, operate or control the Company's assets or operations; (vi) Nicolet shall have received an acceptable legal opinion from the Company's legal counsel; (vii) no development in the status or outlook for the business of the Company shall have occurred which in Nicolet's judgment is materially adverse to the Company; (viii) Dennis R. Newman shall have executed and delivered the Newman Agreement; (ix) Dennis R. Newman and Patricia L. Newman shall have executed and delivered the Lease; (x) Nicolet shall have received from Gruntal a letter setting forth the total fees and expenses (not to exceed $250,000 (including the $25,000 retainer already paid) plus reasonable expenses) payable to Gruntal for its services rendered to the Company and (xi) the Company shall have entered into an amendment to a third party license agreement in form and substance satisfactory to the Buyer.

    The obligations of the Company to consummate the Merger are subject to satisfaction of the following conditions, among others: (i) Nicolet's representations and warranties in the Merger Agreement shall be true and correct as of the Effective Time; (ii) Nicolet shall have performed and complied with its agreements and covenants as of or prior to the Effective Time; (iii) the Company shall have received an acceptable legal opinion from Nicolet's legal counsel.

VOTING OF SHARES OWNED BY NEWMAN FAMILY

    Dennis R. Newman, Patricia L. Newman, the Newman Family Trust and The Fred
E. and Jennie A. Newman Trust have agreed in the Merger Agreement to vote shares of Common Stock owned beneficially by them in favor of the adoption of the Merger Agreement and the approval of the Merger. These stockholders own beneficially 52% of the Company's outstanding shares and, accordingly, their affirmative votes are sufficient to approve the Merger under Delaware Law.

TERMINATION

    The Merger Agreement may be terminated and the Merger abandoned at any time prior to the filing of Certificate of Merger with the Delaware Secretary of State whether before or after action by the Company's stockholders and without further approval by the Company's stockholders under any of the following circumstances: (i) by mutual written consent of the Company and Nicolet; (ii) by either the Company or Nicolet after October 31, 1997 if the conditions of such party's obligation to consummate the Merger have not been satisfied or waived (otherwise than due to a failure of the party seeking to terminate); (iii) by either the Company or Nicolet if the Company stockholders do not approve the Merger; (iv) by either Thermo or the Company if the other party breaches the Merger Agreement and fails to remedy the breach; and (v) by Nicolet if the Company's Board of Directors shall have taken any action with respect to an Acquisition Proposal other than to recommend its rejection, shall have taken a position of neutrality with respect to an Acquisition Proposal, failed to take any position with respect to any Acquisition Proposal within ten (10) business days after the making or commencement of the Acquisition Proposal or withdrawn or modified its recommendation of the Merger in a manner adverse to Nicolet. In the event of termination by Nicolet pursuant to (v), the Company shall immediately pay to Nicolet a cash termination fee of $300,000.

ACCOUNTING TREATMENT

    The Merger will be accounted for under the purchase method of accounting under which the total consideration paid in the Merger will be allocated among the Surviving Corporation's consolidated assets and liabilities based on the fair values of the assets acquired and liabilities assumed.

                          RIGHTS OF DISSENTING STOCKHOLDERS

    When the Merger is effected, stockholders of the Company who comply with the procedures prescribed in Section 262 of the DGCL ("Section 262") will be entitled to a judicial determination of the "fair value" of their shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive from the Company payment of such fair value in cash. Shares of Common Stock which are outstanding immediately prior to the Effective Time and with respect to which appraisal shall have been properly demanded in accordance with Section 262 shall not be converted into the right to receive the Merger Consideration at or after the Effective Time unless and until the holder of such shares withdraws his or her demand for such appraisal or becomes ineligible for such appraisal.

    The following is a brief summary of the statutory procedures to be followed by a stockholder of the Company in order to dissent from the Merger and perfect appraisal rights under the DGCL. This summary is not intended to be complete and is qualified in its entirety by reference to Section 262, the text of which is included as Exhibit B to this Proxy Statement. Any stockholder considering demanding appraisal is advised to consult legal counsel.

    A written demand for appraisal of shares of Common Stock must be delivered to the Company by a stockholder seeking appraisal before the taking of the vote on the Merger. This written demand must be separate from any proxy or vote abstaining from or voting against approval of the Merger. Voting against approval of the Merger, abstaining from voting or failing to vote with respect to approval of the Merger will not constitute a demand for appraisal within the meaning of Section 262.

    Stockholders electing to exercise their appraisal rights under Section 262 must not vote for approval of the Merger. A vote by a stockholder against approval of the Merger is not required in order for that stockholder to exercise appraisal rights. However, if a stockholder returns a signed proxy but does not specify a vote against approval of the Merger or a direction to abstain, the proxy, if not revoked, will be voted for approval of the Merger, which will have the effect of waiving that stockholder's appraisal rights.

    A written demand for appraisal must reasonably inform the Company of the identity of the stockholder of record and that such stockholder intends thereby to demand appraisal. Accordingly, a demand for appraisal should be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on the stock certificates. If Common Stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If, for example, a stockholder holds shares of Common Stock through a broker, who in turn holds shares through a central securities depository nominee, such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of such depository nominee. If Common Stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner.

    A record owner, such as a broker, who holds Common Stock as a nominee for others, may exercise appraisal rights with respect to the Common Stock held for all or less than all beneficial owners of Common Stock as to which the holder is the record owner. In such case, the written demand must set forth the number of shares of Common Stock covered by such demand. Where the number of shares of Common Stock is not expressly stated, the demand will be presumed to cover all shares of Common Stock outstanding in the name of such record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the delivery of written demand prior to the taking of the vote on the Merger.

    A Company stockholder who elects to exercise appraisal rights must mail or deliver the written demand for appraisal to: Secretary, Imex Medical Systems Incorporated, 6355 Joyce Drive, Golden, Colorado 80403, or deliver such demand to the Company in person at the Special Meeting. The written demand for appraisal should specify the stockholder's name and mailing address and the number of shares of Common Stock covered by the demand, and should state that the stockholder is thereby demanding appraisal in accordance with Section 262.

    Within ten days after the Effective Time, the Company must provide notice as to the date of effectiveness of the Merger to all stockholders who have duly and timely delivered demands for appraisal and who have not voted for approval of the Merger Agreement

    Within 120 days after the Effective Time, any dissenting stockholder is entitled, upon written request, to receive from the Company a statement setting forth the aggregate number of shares not voted in favor of approval of the Merger Agreement and with respect to which demands for appraisal have been received by the Company and the number of holders of such shares. Such statement must be mailed within 10 days after the written request therefor has been received by the Company.

    Within 120 days after the Effective Time, either the Company or any dissenting stockholder may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of shares of Common Stock of all dissenting stockholders. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine which of the Company stockholders are entitled to appraisal rights and thereafter will appraise the shares of Common Stock owned by such stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with the fair rate of interest to be paid, if any, upon the amount determined to be fair value. In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In WEINBERGER V. UOP, INC., ET AL, the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and the "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that in making this determination of fair value the court and the appraiser may consider "all factors and elements which reasonably might enter into the fixing of value," including "market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the merger and which throw any light on future prospects of the merged corporation..." The Delaware Supreme Court has construed Section

262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." However, such court noted that Section 262 provides that fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger."

    Stockholders considering whether to seek appraisal should bear in mind that the fair value of their Common Stock determined under Section 262 could be more than, the same as, or less than the value of the Merger Consideration to be exchanged in the Merger, and that opinions of investment banking firms as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262. Moreover, the Company reserves the right to assert in any appraisal proceeding that, for purposes thereof, the "fair value" of the Common Stock is less than the value of the Merger Consideration.

    The cost of the appraisal proceeding may be determined by the Delaware
Court of Chancery and taxed upon the parties as the court deems equitable in the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees, and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

    A dissenting stockholder who has duly demanded appraisal in compliance with
Section 262 will not, after the Effective Time, be entitled to vote for any purpose the Common Stock subject to such demand or to receive payment of dividends or other distributions on such Common Stock, except for dividends or other distributions payable to stockholders of record at a date prior to the Effective Time.

    At any time within 60 days after the Effective Time, any dissenting stockholder will have the right to withdraw his or her demand for appraisal and to accept the Merger Consideration. After this period, a dissenting stockholder may withdraw his or her demand for appraisal only with the consent of the Company. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the Effective Time, dissenting stockholders' rights to appraisal shall cease and they shall be entitled only to receive the Merger Consideration. Inasmuch as the Company has no obligation to file such a petition, any stockholder who desires such a petition to be filed is advised to file it on a timely basis. However, no petition timely filed in the Delaware Court of Chancery demanding appraisal shall be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

    A vote for the Merger will constitute a waiver of appraisal rights. A failure to vote against the Merger will not, under Delaware law, constitute a waiver of appraisal rights. If a stockholder returns a proxy which does not contain instructions as to how it should be voted, such proxy will be voted in favor of the Merger and, accordingly, appraisal rights will be waived. As described above, a vote against the Merger is not sufficient to perfect appraisal rights. A stockholder's failure to make the written demand prior to the Special Meeting (under Delaware law) as described above will constitute a waiver of appraisal rights.

    Cash received pursuant to the exercise of dissenters' rights may be subject to federal or state income tax. See "THE MERGER--FACTORS TO BE CONSIDERED-- Certain Federal Income Tax Consequences."

    ANY HOLDER WHO FAILS TO COMPLY WITH THE REQUIREMENTS OF SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW (SEE EXHIBIT B) WILL FORFEIT HIS OR HER RIGHTS TO DISSENT AND WILL RECEIVE THE MERGER CONSIDERATION FOR HIS OR HER SHARES.

             STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

    The following table sets forth, as of June 12, 1997, certain information with respect to beneficial ownership of the Common Stock by (i) each person or entity known by the Company to own beneficially more than 5% of the Company's Common Stock; (ii) each director of the Company; (iii) each executive officer of the Company; and (iv) all executive officers and directors as a group. For purposes of this table, beneficial ownership of securities is defined in accordance with the rules of the Securities and Exchange Commission and means generally the power to vote or dispose of securities, regardless of any economic interest therein. Except as otherwise indicated, the stockholders listed in the table have sole voting and investment power with respect to the shares indicated. For the purpose of determining "Percent of Outstanding Shares," the number of shares of Common Stock outstanding at June 12, 1997 was 6,898,083, and shares subject to stock options exercisable within 60 days after June 12, 1997 held by the individual or entity with respect to whom the percentage is calculated are assumed to be outstanding for purposes of such calculation.


                                                                          PERCENT OF
                                                    NUMBER OF SHARES     OUTSTANDING
NAME OF BENEFICIAL OWNER                           BENEFICIALLY OWNED       SHARES
------------------------                           ------------------    -----------
Newman Family Trust                                     632,592(1)           9.17%
c/o 1900 Fifteenth Street
Boulder, CO 80302

Dennis R. Newman                                      1,477,802(2)          21.42%
6355 Joyce Drive
Golden, CO 80403

Patricia L. Newman                                    1,474,759(2)          21.38%
6355 Joyce Drive
Golden, CO 80403

Jerome G. Donahue                                       386,375              5.60%
6731 Urban Circle
Arvada, CO 80004

Fred H. Ayers                                           118,167(3)           1.71%

Byron R. Chrisman                                        96,148(3)           1.39%

Dr. Richard E. Geesaman                                  51,696(3)            .74%

Kenneth L. Koskella                                     228,825(4)           3.30%

Ernest S. Malachowski                                    43,368(5)            .63%

R.C. Mercure, Jr.                                        89,859(3)(6)        1.30%

All Directors and Executive Officers as a Group       4,599,591(7)           65.9%
(8 Persons)

---------------------
(1) Dennis and Patricia Newman are co-trustees of this Trust for their children with Byron R. Chrisman, a Director of the Company. As such, they have shared voting power and shared investment power with the co-trustee.
(2) Includes one-half of 134,271 shares owned by Dennis and Patricia Newman jointly and one-half of the 53,332 shares held by the Fred E. and Jennie A. Newman Trust. In this trust, the Newmans, as co-trustees, have shared voting power and shared investment power with an independent co-trustee. Excludes 632,592 shares held by the Newman Family Trust as shown in this table. The respective amounts shown in the table as being owned by Mr. Newman and Mrs. Newman, who are husband and wife, do not include shares owned individually by the other spouse.
(3) Includes options to purchase 10,000 shares which are currently exercisable or become exercisable within sixty days. The exercise price is greater than the Merger Consideration.
(4) Includes options to purchase 28,824 shares which are currently exercisable or become exercisable within sixty days. The exercise price is greater than the Merger Consideration
(5) Includes options to purchase 11,500 shares which are currently exercisable or become exercisable within sixty days. The exercise price is greater than the Merger Consideration
(6) Includes 5,026 shares owned by a partnership of which Dr. Mercure is a co-general partner and, as such, has shared voting and investment power.
(7) Includes shares in the Newman Family Trust.  See Footnote 1.

                        INDEPENDENT PUBLIC ACCOUNTANTS

    The consolidated financial statements of the Company as of June 30, 1996 and June 30, 1995 and for the three years ended June 30, 1996, incorporated by reference in this Proxy Statement, have been audited by Deloitte & Touche LLP, independent auditors.

    A representative of Deloitte & Touche LLP will be at the Special Meeting to answer questions by stockholders and will have the opportunity to make a statement if so desired.

                     INFORMATION INCORPORATED BY REFERENCE

    The Company's Annual Report on Form 10-K for the year ended June 30, 1996, its Quarterly Reports on Form 10-Q for the quarters ended September 30, 1996, December 31, 1996 and March 31, 1997 and its Current Report on Form 8-K dated May 9, 1997 filed by the Company with the Commission (Commission File No. 0-1140), are incorporated by reference into this Proxy Statement.

    All documents and reports subsequently filed by the Company pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

    Copies of the documents concerning the Company (without exhibits) incorporated by reference in this Proxy Statement are available without charge upon written or oral request from Patricia L. Newman, Secretary, Imex Medical Systems, Incorporated, 6355 Joyce Drive, Golden, Colorado 80403, (telephone
(303) 431-9400).


                                AVAILABLE INFORMATION

    The Company is subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copies made at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and the Commission's regional offices at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of Commission at its Washington, D.C. address, at prescribed rates. The SEC also maintains a World-Wide Web site that contains reports, proxy statements and other information filed electronically with the Commission at http://www.sec.gov. The Company's Common Stock is listed and traded on the Nasdaq Small Cap Market, and such reports, proxy statements and other information may be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Certain statements in this Proxy Statement and in the documents incorporated herein by reference constitute "forward-looking statements" within the meaning of Section 21E of the Exchange Act. For this purpose, any statements contained herein or incorporated herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects" and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by such forward-looking statements, including among others, those detailed in Item 2 of the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 incorporated herein by reference.

                                  By Order of the Board of Directors

                                  Patricia L. Newman

                                  SECRETARY

Golden, Colorado
July __, 1997

                                                                     EXHIBIT A






                                   MERGER AGREEMENT



                                        AMONG



                               NICOLET BIOMEDICAL INC.,

                                NBI ACQUISITION CORP.


                                         AND


                          IMEX MEDICAL SYSTEMS, INCORPORATED







                                    JULY 15, 1997

                                  TABLE OF CONTENTS



                                                                            PAGE
                                                                            ----
ARTICLE I

    THE MERGER..............................................................   1
    1.1    THE MERGER.......................................................   1
    1.2    THE CLOSING......................................................   1
    1.3    ACTIONS AT THE CLOSING...........................................   2
    1.4    ADDITIONAL ACTION................................................   2
    1.5    CONVERSION OF SECURITIES.........................................   2
    1.6    DISSENTING SHARES................................................   3
    1.7    OPTIONS..........................................................   4
    1.8    EXCHANGE OF SHARES...............................................   4
    1.9    ESCROW...........................................................   5
    1.10   POST-CLOSING ADJUSTMENT..........................................   6
    1.11   CERTIFICATE OF INCORPORATION.....................................   7
    1.12   BY-LAWS..........................................................   7
    1.13   NO FURTHER RIGHTS................................................   7
    1.14   CLOSING OF TRANSFER BOOKS........................................   7

ARTICLE II

    REPRESENTATIONS AND WARRANTIES OF THE COMPANY...........................   7
    2.1    ORGANIZATION, QUALIFICATION AND CORPORATE POWER..................   8
    2.2    CAPITALIZATION...................................................   8
    2.3    AUTHORIZATION OF TRANSACTION.....................................   8
    2.4    NONCONTRAVENTION.................................................   9
    2.5    SUBSIDIARIES.....................................................   9
    2.6    SEC REPORTS AND FINANCIAL STATEMENTS.............................  10
    2.7    ABSENCE OF CERTAIN CHANGES.......................................  11
    2.8    UNDISCLOSED LIABILITIES..........................................  11
    2.9    TAX MATTERS......................................................  11
    2.10   ASSETS...........................................................  12
    2.11   OWNED REAL PROPERTY..............................................  12
    2.12   INTELLECTUAL PROPERTY............................................  13
    2.13   INVENTORY........................................................  13
    2.14   FDA MATTERS......................................................  13
    2.15   CONTRACTS........................................................  15
    2.16   POWERS OF ATTORNEY...............................................  15
    2.17   INSURANCE........................................................  15
    2.18   LITIGATION.......................................................  15
    2.19   PRODUCT WARRANTY.................................................  16

                                                                            PAGE
                                                                            ----

    2.20   EMPLOYEES........................................................  16
    2.21   EMPLOYEE BENEFITS................................................  16
    2.22   ENVIRONMENTAL MATTERS............................................  17
    2.23   LEGAL COMPLIANCE.................................................  18
    2.24   PERMITS..........................................................  18
    2.25   BROKERS' FEES....................................................  19
    2.26   BOOKS AND RECORDS................................................  19
    2.27   CUSTOMERS AND SUPPLIERS..........................................  19
    2.28   COMPANY ACTION; SECTION 203 OF THE DELAWARE GENERAL
             CORPORATION LAW................................................  19
    2.29   DISCLOSURE.......................................................  20

ARTICLE III

    REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE TRANSITORY
      SUBSIDIARY............................................................  20
    3.1    ORGANIZATION.....................................................  20
    3.2    AUTHORIZATION OF TRANSACTION.....................................  20
    3.3    NONCONTRAVENTION.................................................  20

ARTICLE IV

    COVENANTS...............................................................  21
    4.1    BEST EFFORTS.....................................................  21
    4.2    NOTICES AND CONSENTS.............................................  21
    4.3    SPECIAL MEETING..................................................  21
    4.4    OPERATION OF BUSINESS............................................  22
    4.5    FULL ACCESS......................................................  23
    4.6    NOTICE OF BREACHES...............................................  23
    4.7    EXCLUSIVITY......................................................  24
    4.8    INDEMNIFICATION OF DIRECTORS AND OFFICERS........................  25

ARTICLE V

    CONDITIONS TO CONSUMMATION OF MERGER....................................  25
    5.1    CONDITIONS TO OBLIGATIONS OF THE BUYER AND THE TRANSITORY
             SUBSIDIARY.....................................................  25
    5.2    CONDITIONS TO OBLIGATIONS OF THE COMPANY.........................  27

ARTICLE VI

    TERMINATION.............................................................  27
    6.1    TERMINATION OF AGREEMENT.........................................  27

                                                                            PAGE
                                                                            ----

    6.2    EFFECT OF TERMINATION............................................  28
    6.3    TERMINATION FEE..................................................  28

ARTICLE VII

    DEFINITIONS.............................................................  29

ARTICLE VIII

    MISCELLANEOUS...........................................................  30
    8.1    NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES...................  30
    8.2    PRESS RELEASES AND ANNOUNCEMENTS.................................  30
    8.3    NO THIRD PARTY BENEFICIARIES.....................................  31
    8.4    ENTIRE AGREEMENT.................................................  31
    8.5    SUCCESSION AND ASSIGNMENT........................................  31
    8.6    COUNTERPARTS.....................................................  31
    8.7    HEADINGS.........................................................  31
    8.8    NOTICES..........................................................  31
    8.9    GOVERNING LAW....................................................  32
    8.10   AMENDMENTS AND WAIVERS...........................................  32
    8.11   SEVERABILITY.....................................................  32
    8.12   EXPENSES.........................................................  33
    8.13   SPECIFIC PERFORMANCE.............................................  33
    8.14   CONSTRUCTION.....................................................  33

Exhibit A -    Escrow Agreement

Exhibit B -    Opinion of Counsel to the Company

Exhibit C -    Newman Agreement

Exhibit D -    Lease

Exhibit E -    Opinion of Counsel to the Buyer and the Transitory Subsidiary

Disclosure Schedule

                               MERGER AGREEMENT


     Agreement entered into as of July 15, 1997 by and among Nicolet Biomedical Inc., a California corporation (the "Buyer"), NBI Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Buyer (the "Transitory Subsidiary"), and Imex Medical Systems, Incorporated, a Delaware corporation (the "Company"). The Buyer, the Transitory Subsidiary and the Company are referred to collectively herein as the "Parties."

     This Agreement contemplates a merger of the Transitory Subsidiary into the Company. In such merger, the stockholders of the Company will receive cash in exchange for their capital stock of the Company.

     Now, therefore, in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.


                                  ARTICLE I

                                  THE MERGER

     1.1 THE MERGER. Upon and subject to the terms and conditions of this Agreement, the Transitory Subsidiary shall merge with and into the Company (with such merger referred to herein as the "Merger") at the Effective Time (as defined below). From and after the Effective Time, the separate corporate existence of the Transitory Subsidiary shall cease and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation"). The "Effective Time" shall be the time at which the Company and the Transitory Subsidiary file the certificate of merger prepared and executed in accordance with the relevant provisions of the Delaware General Corporation Law (the "Certificate of Merger") with the Secretary of State of the State of Delaware. The Merger shall have the effects set forth in Section 259 of the Delaware General Corporation Law.

     1.2 THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Hale and Dorr LLP in Boston, Massachusetts, commencing at 3:00 p.m. local time on August 22, 1997, or, if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have not been satisfied or waived by such date, on such mutually agreeable later date as soon as practicable after the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (the "Closing Date").

     1.3  ACTIONS AT THE CLOSING.  At the Closing,

          (a) the Company shall deliver to the Buyer and the Transitory Subsidiary the various certificates, instruments and documents referred to in
Section 5.1,

          (b) the Buyer and the Transitory Subsidiary shall deliver to the Company the various certificates, instruments and documents referred to in
Section 5.2,

          (c) the Company and the Transitory Subsidiary shall file with the Secretary of State of the State of Delaware the Certificate of Merger,

          (d) the Buyer or the Surviving Corporation shall deliver (by check or by wire transfer) an amount equal to the Exchange Agent Payment (as defined in
Section 1.8(a) below) to a bank trust company or other entity appointed by the Buyer to act as the exchange agent (the "Exchange Agent") in accordance with
Section 1.8, and

          (e) the Buyer, the Stockholder Representative (as defined therein) and the Escrow Agent (as defined therein) shall execute and deliver the Escrow Agreement attached hereto as EXHIBIT A (the "Escrow Agreement") and the Buyer or the Transitory Subsidiary shall deposit funds with the Escrow Agent in accordance with Section 1.9.

     1.4 ADDITIONAL ACTION. The Surviving Corporation may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either the Company or the Transitory Subsidiary, in order to consummate the transactions contemplated by this Agreement.

     1.5 CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holder of any of the following securities:

          (a) Each share of common stock, $.001 par value per share, of the Company ("Shares") issued and outstanding immediately prior to the Effective Time (other than Shares owned beneficially by the Buyer or the Transitory Subsidiary, Dissenting Shares (as defined in Section 1.6(a)) and Shares held in the Company's treasury) shall be converted into and represent the right to receive (subject to the provisions of Section 1.9 and Section 1.10) an amount in cash, without any interest thereon, equal to the Merger Consideration per Share (as defined below). Holders of Shares shall be entitled to receive, promptly following the Closing, the Initial Merger Consideration per Share (as defined below); the aggregate Escrow Consideration per Share (as defined below) shall be deposited in escrow pursuant to Section 1.9 and shall be held and disposed of in accordance with the terms of the Escrow Agreement. The "Merger Consideration per Share" shall mean the amount determined by dividing (i) $10 million by (ii) the number of Shares issued and outstanding immediately prior to the Effective Time (other than Shares owned beneficially by the Buyer or the Transitory Subsidiary and Shares held in the Company's treasury). The "Initial Merger Consideration per Share" shall mean the Merger Consideration per Share less the Escrow Consideration per Share. The "Escrow Consideration per Share" shall mean the amount determined by dividing $700,000 by the number of Shares issued and outstanding immediately prior to the Effective Time (other than Shares owned beneficially by the Buyer or the Transitory Subsidiary and Shares held in the Company's treasury). The "Merger Consideration" shall mean the aggregate amount payable to the holders of Shares pursuant to Section 1.5(a).

          (b) Each Share held in the Company's treasury immediately prior to the Effective Time and each Share owned beneficially by the Buyer or the Transitory Subsidiary shall be cancelled and retired without payment of any consideration therefor.

          (c) Each share of common stock, $.001 par value per share, of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter evidence one share of common stock, $.001 par value per share, of the Surviving Corporation.

     1.6  DISSENTING SHARES.

          (a) For purposes of this Agreement, "Dissenting Shares" means Shares held as of the Effective Time by a stockholder of record of the Company (a "Company Stockholder") who has not voted such Shares in favor of the adoption of this Agreement and the Merger and with respect to which appraisal shall have been duly demanded and perfected in accordance with Section 262 of the Delaware General Corporation Law and not effectively withdrawn or forfeited prior to the Effective Time. Dissenting Shares shall not be converted into or represent the right to receive the Merger Consideration, unless such Company Stockholder's right to appraisal shall have ceased in accordance with Section 262(k) of the Delaware General Corporation Law. If such Company Stockholder's right to appraisal of Dissenting Shares shall have ceased in accordance with Section 262(k) of the Delaware General Corporation Law, then, (i) as of the occurrence of such event, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Consideration payable in respect of such Shares pursuant to Section 1.5, and
(ii) promptly following the occurrence of such event, the Buyer or the Surviving Corporation shall deliver to the Exchange Agent a payment equal to the Initial Merger Consideration per Share multiplied by the number of such Shares held by such holder and shall deliver to the Escrow Agent, or if the Escrow Agreement has terminated, to the Exchange Agent, a payment equal to the Escrow Consideration per Share multiplied by the number of such Shares held by such holder.

          (b) The Company shall give the Buyer (i) prompt notice of any written demands for appraisal of any Shares, withdrawals of such demands, and any other instruments that relate to such demands received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Delaware General Corporation Law. The Company shall not, except with the prior written consent of the Buyer, make any payment with respect to any demands for appraisal of Shares or offer to settle or settle any such demands.

     1.7  OPTIONS.

          (a) Prior to the Effective Time, the Company shall terminate each outstanding stock option for the purchase of Shares or other right to receive Shares (collectively, "Options"), pursuant to a written agreement, in a form reasonably satisfactory to the Buyer, between the Company and each holder of an Option, in exchange for the payment of an amount in cash equal to the product of (i) the excess of the Merger Consideration per Share over the exercise price per Share of such Option, if any, and (ii) the number of Shares for which such Option is then exercisable; PROVIDED, that amounts payable with respect to Options shall be reduced by any applicable federal and state withholding taxes.

          (b) The Company shall terminate all stock option plans and other stock or equity-related plans of the Company (the "Stock Plans") immediately prior to the Effective Time.

     1.8  EXCHANGE OF SHARES.

          (a) Prior to the Effective Time, the Buyer shall appoint the Exchange Agent to effect the exchange for the Merger Consideration of certificates that, immediately prior to the Effective Time, represented Shares converted into the right to receive the Merger Consideration pursuant to Section 1.5 (including any Shares referred to in the last sentence of Section 1.6(a)) ("Certificates"). On the Closing Date, the Buyer shall deliver to the Exchange Agent, in trust for the benefit of holders of Certificates, an amount equal to the Initial Merger Consideration per Share multiplied by the number of Shares outstanding immediately prior to the Effective Time (other than Shares owned beneficially by the Buyer or the Transitory Subsidiary, Dissenting Shares and Shares held in the Company's treasury) (the "Exchange Agent Payment"). As soon as practicable after the Effective Time, the Buyer shall cause the Exchange Agent to send a notice and a transmittal form to each holder of a Certificate advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such Certificate in exchange for the Initial Merger Consideration per Share. Each holder of a Certificate, upon proper surrender thereof to the Exchange Agent in accordance with the instructions in such notice, shall be entitled to receive in exchange therefor (subject to any taxes required to be withheld) (i) the Initial Merger Consideration per Share multiplied by the number of Shares represented by such Certificate, and (ii) if such funds have been distributed to the Exchange Agent at the time of the receipt by the Exchange Agent of such Certificate, his or her pro rata share of the portion of the Escrow Fund (if any) disbursed by the Escrow Agent to the Exchange Agent pursuant to Section 1.10(c).

          (b) Until properly surrendered, each such Certificate shall be deemed for all purposes to evidence only the right to receive the Merger Consideration payable pursuant to Section 1.5(a). Holders of Certificates shall not be entitled to receive the Merger Consideration to which they would otherwise be entitled until such Certificates are properly surrendered.

          (c) Neither the Exchange Agent nor any Party shall be liable to a holder of Shares for any Merger Consideration payable to such holder pursuant to
Section 1.5(a) that is delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (d) Promptly following the date which is six months after the Closing Date, the Exchange Agent shall return to the Buyer all Merger Consideration in its possession, and the Exchange Agent's duties shall terminate. Thereafter,
(i) each holder of a Certificate may
surrender such Certificate to the Buyer and, subject to applicable abandoned property, escheat and similar laws, receive in exchange therefor the Merger Consideration payable with respect thereto pursuant to Article I and (ii) any funds which would otherwise have been paid to the Exchange Agent pursuant to
Section 1.6(a) or Section 1.10(c) shall instead be paid to the Buyer, for the benefit of holders of Certificates which have not yet been surrendered for exchange.

     1.9  ESCROW.

          (a) On the Closing Date, the Buyer or the Transitory Subsidiary shall deposit with the Escrow Agent an amount equal to the Escrow Consideration per Share multiplied by the number of Shares issued and outstanding immediately prior to the Effective Time (other than Shares beneficially owned by the Buyer or the Transitory Subsidiary, Dissenting Shares and Shares held in the Company's treasury) (together with any further sums to be paid into escrow pursuant to the last sentence of Section 1.6(a), the "Escrow Fund"), for the purpose of securing the post-closing adjustment set forth in Section 1.10. The Escrow Fund shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

          (b) The adoption of this Agreement and the approval of the Merger by the Company Stockholders shall constitute approval of the Escrow Agreement and of all of the arrangements relating thereto, including without limitation the placement in escrow of the Escrow Fund and the appointment of the Stockholder Representative.

     1.10 POST-CLOSING ADJUSTMENT. The aggregate Merger Consideration payable pursuant to Section 1.5(a) shall be subject to adjustment after the Closing Date as follows:

          (a) Within 60 days after the Closing Date, the Buyer shall prepare and deliver to the Stockholder Representative a consolidated balance sheet for the Company (the "Draft Closing Balance Sheet") as of the Closing Date. The Buyer shall prepare the Draft Closing Balance Sheet in accordance with United States generally accepted accounting principles ("GAAP") applied on a basis consistent with the preparation of the Financial Statements (as defined in Section 2.6).

          (b) The Stockholder Representative shall deliver to the Buyer within 30 days after receiving the Draft Closing Balance Sheet a detailed statement describing its objections (if any) thereto. Failure of the Stockholder Representative to so object to the Draft Closing Balance Sheet shall constitute acceptance thereof, whereupon the Draft Closing Balance Sheet shall be deemed to be the Closing Balance Sheet. The Buyer and the Stockholder Representative shall use reasonable efforts to resolve any such objections, but if they do not reach a final resolution within 30 days after the Buyer has received the statement of objections, the Buyer and the Stockholder Representative shall engage Coopers & Lybrand L.L.P. (the "Accountants") to determine whether the objections raised by the Stockholder Representative are appropriate. The

Draft Closing Balance Sheet shall be adjusted in accordance with the Accountants' determination and, as so adjusted, shall be the "Closing Balance Sheet". Such determination by the Accountants shall be conclusive and binding upon the Buyer, the Stockholder Representative and the Company Stockholders. The fees and expenses of the Accountants shall be paid as follows: one-half shall be paid by the Buyer, and the Stockholder Representative and the Buyer shall direct the Escrow Agent to pay the other half of such fees and expenses from the Escrow Fund.

          (c) If the Stockholders' Equity (as defined below) is less than $4,000,000, the Stockholder Representative and the Buyer shall promptly direct the Escrow Agent to deliver (i) an amount equal to such deficiency (the "Adjustment") from the Escrow Fund to the Buyer, by wire transfer or other delivery of immediately available funds, and (ii) the balance of the Escrow Fund (less any fees and expenses to be paid therefrom pursuant to the last sentence of Section 1.10(b)), on a pro rata basis, to (A) the Escrow Stockholders (as defined in the Escrow Agreement) who have surrendered Certificates to the Exchange Agent, and (B) the Exchange Agent, for the benefit of holders of Certificates which have not yet been surrendered for exchange. If the Stockholders' Equity is greater than or equal to $4,000,000, the Stockholder Representative and the Buyer shall promptly direct the Escrow Agent to deliver the Escrow Fund (less any fees and expenses to be paid therefrom pursuant to the last sentence of Section 1.10(b)), on a pro rata basis, to (A) the Escrow Stockholders who have surrendered Certificates to the Exchange Agent, and (B) the Exchange Agent, for the benefit of holders of Certificates which have not yet been surrendered for exchange. "Stockholders' Equity" shall mean the excess of the consolidated assets over the consolidated liabilities of the Company, as shown on the Closing Balance Sheet.

     1.11 CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of the Surviving Corporation shall be the same as the Certificate of Incorporation of the Transitory Subsidiary immediately prior to the Effective Time, except that the name of the corporation set forth therein shall be changed to the name of the Company.

     1.12 BY-LAWS. The By-laws of the Surviving Corporation shall be the same as the By-laws of the Transitory Subsidiary immediately prior to the Effective Time, except that the name of the corporation set forth therein shall be changed to the name of the Company.

     1.13 NO FURTHER RIGHTS. From and after the Effective Time, no Shares shall be deemed to be outstanding, and holders of certificates formerly representing Shares shall cease to have any rights with respect thereto except as provided herein or by law.

     1.14 CLOSING OF TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall thereafter be made. If, after the Effective Time, certificates formerly representing Shares are presented to the Surviving Corporation or the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration in accordance with
Section 1.5, subject to Section 1.9 and to applicable law in the case of Dissenting Shares.

                                  ARTICLE II

                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to the Buyer that the statements contained in this Article II are true and correct, except as set forth in the disclosure schedule attached hereto (the "Disclosure Schedule"). The Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II, and the disclosures in any paragraph of the Disclosure Schedule shall qualify only the corresponding paragraph in this Article II.

     2.1 ORGANIZATION, QUALIFICATION AND CORPORATE POWER. The Company is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of Delaware. The Company is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the assets, business, financial condition or results of operations of the Company and the Subsidiaries (as defined below), taken as a whole. The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has furnished to the Buyer true and complete copies of its Certificate of Incorporation and By-laws, each as amended and as in effect on the date hereof. The Company is not in default under or in violation of any provision of its Certificate of Incorporation or By-laws.

     2.2 CAPITALIZATION. The authorized capital stock of the Company consists of (a) 10,000,000 Shares, of which 6,898,618 shares are issued and outstanding, and (b) 3,000,000 shares of Preferred Stock, $.001 par value per share, none of which are issued or outstanding. Section 2.2 of the Disclosure Schedule sets forth a complete and accurate list of all holders of Options, including the number of Shares subject to each Option and the exercise price per share of each Option. All of the issued and outstanding Shares are, and all shares that may be issued upon exercise or conversion of Options will be, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance, disposition or acquisition of any of its capital stock, other than the Options listed in Section 2.2 of the Disclosure Schedule. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. There are no agreements, voting trusts, proxies, or understandings with respect to the voting, or registration under the Securities Act of 1933, as amended (the "Securities Act"), of any shares of capital stock of the Company. All of the issued and outstanding shares of capital stock of the Company were issued in compliance with applicable federal and state securities laws.

     2.3 AUTHORIZATION OF TRANSACTION. The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and, subject to the adoption of this Agreement and the approval of the Merger by a majority of the votes represented by the outstanding Shares entitled to vote on this Agreement and the Merger (the "Requisite Stockholder Approval"), the performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

     2.4 NONCONTRAVENTION. Subject to the filing of the Certificate of Merger as required by the Delaware General Corporation Law, neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, will (a) conflict with or violate any provision of the Certificate of Incorporation or By-laws of the Company,
(b) require on the part of the Company or any Subsidiary any filing with, or any permit, authorization, consent or approval of, any court or other governmental or regulatory authority or agency (a "Governmental Entity"), (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, agreement or instrument to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound or to which any of their assets is subject, (d) result in the imposition of any Security Interest (as defined below) upon any assets of the Company or any Subsidiary or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any Subsidiary or any of their properties or assets. For purposes of this Agreement, "Subsidiary" means any corporation with respect to which the Company, directly or indirectly, has the power to vote or direct the voting of sufficient securities to elect a majority of the directors. For purposes of this Agreement, "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge, or other lien (whether arising by contract or by operation of law), other than (i) mechanic's, materialmen's, and similar liens, (ii) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation, and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount) ("Ordinary Course of Business") of the Company and not material to the Company.

     2.5 SUBSIDIARIES. Section 2.5 of the Disclosure Schedule sets forth for each Subsidiary (a) its name and jurisdiction of incorporation, (b) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof and the number of shares held by each such holder, and
(c) the names of its directors and officers. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Subsidiary is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the assets, business, financial condition or results of operations of the Company and the Subsidiaries, taken as a whole. Each Subsidiary has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has delivered to the Buyer correct and complete copies of the charter and By-laws of each Subsidiary, as amended to date. No Subsidiary is in default under or in violation of any provision of its charter or By-laws. All of the issued and outstanding shares of capital stock of each Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All shares of capital stock of each Subsidiary are held of record and owned beneficially by either the Company or another Subsidiary, and are held and owned free and clear of any Security Interests. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary. The Company does not control directly or indirectly or have any direct or indirect equity participation in any corporation, partnership, trust, or other business association which is not a Subsidiary.

     2.6 SEC REPORTS AND FINANCIAL STATEMENTS. The Company has previously furnished to the Buyer complete and accurate copies, as amended or supplemented to date, of its (a) Annual Report on Form 10-K for the fiscal years ended June 30, 1995, and 1996, as filed with the Securities and Exchange Commission (the "SEC"), (b) proxy statements relating to all meetings of its stockholders (whether annual or special) since January 1, 1995 and (c) all other reports and registration statements, other than registration statements on Form S-8, filed by the Company with the SEC since January 1, 1995 (such annual reports, proxy statements, registration statements and other filings, together with any amendments or supplements thereto, are collectively referred to herein as the "Company Reports"). The Company Reports constitute all of the documents filed or required to be filed with the SEC since January 1, 1995. As of their respective dates, the Company Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of the Company included in the Company Reports (together, the "Financial Statements") (i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), and (iii) fairly present the consolidated financial condition, results of operations and cash flows of the Company and the Subsidiaries as of the respective dates thereof and for the periods referred to therein. Each of the consolidated total assets of the Company and consolidated annual net sales of the Company, as determined in accordance with the requirements of the Hart-Scott-Rodino Antitrust

Improvements Act of 1976, as amended, and the regulations promulgated thereunder, is less than $25,000,000.

     2.7 ABSENCE OF CERTAIN CHANGES. Since March 31, 1997, (a) there has not been any material adverse change in the assets, business, financial condition or results of operations of the Company or the Subsidiaries, taken as a whole, and
(b) neither the Company nor any Subsidiary has taken any of the actions set forth in clauses (a) through (g) of Section 4.4.

     2.8 UNDISCLOSED LIABILITIES. Neither the Company nor any Subsidiary has any liability, except for (a) liabilities shown on the balance sheet included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 filed with the SEC (the "Most Recent Balance Sheet"), (b) liabilities which have arisen since March 31, 1997 in the Ordinary Course of Business and which are similar in nature and amount to the liabilities which arose during the comparable period of time in the immediately preceding fiscal period and
(c) contractual liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet.

     2.9  TAX MATTERS.

          (a) The Company and the Subsidiaries have filed all Tax Returns (as defined below) required to be filed and all such Tax Returns were correct and complete in all material respects. The Company and the Subsidiaries have paid all Taxes (as defined below) that are shown to be due on any such Tax Returns. The unpaid Taxes of the Company and the Subsidiaries for tax periods through March 31, 1997 do not exceed the accruals and reserves for Taxes set forth on the Most Recent Balance Sheet. Neither the Company nor any Subsidiary has any actual or potential liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included the Company or any Subsidiary during a prior period) other than the Company and the Subsidiaries. All Taxes that the Company or any Subsidiary is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity. For purposes of this Agreement, "Taxes" means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof. For purposes of this Agreement, "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

          (b) The Company has delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by any of the Company or any Subsidiary since January 1, 1994. The federal income Tax Returns of the Company have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years through 1992. No examination or audit of any Tax Returns of the Company or any Subsidiary by any Governmental Entity is currently in progress or, to the knowledge of the Company and the Subsidiaries, threatened or contemplated. Neither the Company nor any Subsidiary has waived any statute of limitations with respect to taxes or agreed to an extension of time with respect to a tax assessment or deficiency.

          (c) Neither the Company nor any Subsidiary is a "consenting corporation" within the meaning of Section 341(f) of the Internal Revenue Code of 1986 (as amended, the "Code"), and none of the assets of the Company or the Subsidiaries are subject to an election under Section 341(f) of the Code. Neither the Company nor any Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code. Neither the Company nor any Subsidiary is a party to any Tax allocation or sharing agreement.

          (d) Neither the Company nor any Subsidiary is or has ever been a member of an "affiliated group" of corporations (within the meaning of Section 1504 of the Code), other than a group of which only the Company and the Subsidiaries are members. Neither the Company nor any Subsidiary has made an election under Treasury Reg. Section 1.1502-20(g). Neither the Company nor any Subsidiary is or has been required to make a basis reduction pursuant to Treasury Reg. Section 1.1502-20(b) or Treasury Reg. Section 1.337(d)-2T(b).

     2.10 ASSETS. Each of the Company and the Subsidiaries owns or leases all tangible assets necessary for the conduct of its businesses as presently conducted. Such tangible assets are free from material defects, have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear). No asset of the Company (tangible or intangible) is subject to any Security Interest.

     2.11 OWNED REAL PROPERTY. Neither the Company nor any Subsidiary owns any real property.

     2.12 INTELLECTUAL PROPERTY.

          (a) Each of the Company and the Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications for such patents, trademarks, trade names, service marks and copyrights, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material (collectively, "Intellectual Property") that are used to conduct its business as currently conducted. Section 2.12 of the Disclosure Schedule lists (i) all patents and patent applications and all trademarks, registered copyrights, trade names and service marks which are owned by the Company or the Subsidiaries, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any such application for such issuance or registration has been filed, (ii) all licenses, sublicenses and other agreements to which the Company or a Subsidiary is a party and pursuant to which any person is authorized to use any Intellectual Property rights, and
(iii) all licenses, sublicenses and other agreements as to which the Company or a Subsidiary is a party and pursuant to which the Company or a Subsidiary is authorized to use any third party Intellectual Property rights which are used in the business of the Company or a Subsidiary or which form a part of any product or service of the Company or a Subsidiary (excluding "shrink wrap" licenses for commercially available software products).

          (b) Neither the Company nor any of the Subsidiaries has been named in any suit, action or proceeding which involves a claim of infringement of any Intellectual Property right of any third party. To the knowledge of the Company and the Subsidiaries, (i) the business and operations of the Company and the Subsidiaries do not infringe any Intellectual Property right of any third party and (ii) the Intellectual Property rights of the Company and the Subsidiaries are not being infringed by the business, operations or products of any third party.

     2.13 INVENTORY. All inventory of the Company and the Subsidiaries consists of a quality and quantity usable in the Ordinary Course of Business. All inventories not written-off have been priced at the lower of cost or market, on a first-in, first-out basis. The quantities of each type of inventory, whether raw materials, work-in-process or finished goods, are not excessive in the present circumstances of the Company and the Subsidiaries.

     2.14 FDA MATTERS.

          (a) Each of the Company and the Subsidiaries is, and the products sold by each of the Company and the Subsidiaries are, in compliance with each material law (including rules and regulations thereunder), standard, guide or order administered or issued by the federal Food and Drug Administration (the "FDA") or any other federal, state, local or foreign agency or other Governmental Entity having regulatory authority over the products of the Company and the Subsidiaries (a "Regulatory Agency"). Without limiting the generality of the foregoing, the Company is duly and validly registered with the FDA as a manufacturer of medical devices and is in compliance with all applicable FDA rules and regulations relating to "good manufacturing practices."

          (b) Neither the Company nor any Subsidiary has received from a Regulatory Agency, or has knowledge of any facts which would furnish any reasonable basis for, any notice of adverse findings, regulatory letters, warning letters, Section 305 notices or other similar communications from a Regulatory Agency, and there have been no seizures conducted or threatened by a Regulatory Agency, and no recalls, field notifications or alerts conducted, requested or threatened by a Regulatory Agency, relating to the products sold by the Company or any Subsidiary.

          (c) Each premarket approval ("PMA") and premarket notification ("510(k)") and related documents and information for each of the products of the Company and the Subsidiaries is in compliance with the applicable federal statutes, rules, regulations, standards, guides or orders administered or promulgated by a Regulatory Agency and all preclinical and clinical studies have been conducted with recognized good clinical and good laboratory practices in all material respects. Section
2.14 of the Disclosure Schedule sets forth a list of all products of the Company and the Subsidiaries indicating (i) which products are marketed under authority of a Regulatory Agency, including without limitation, a PMA or 510(k), and identifying such authority, and (ii) which products are not marketed under authority of a Regulatory Agency, and indicating the basis for marketing such products without such authority. Section 2.14 of the Disclosure Schedule also sets forth a list of all PMA applications, PMA supplements, 510(k) submissions and investigational device exemption submissions of the Company or any Subsidiary currently pending with a Regulatory Agency.

          (d) Neither the Company nor any Subsidiary is aware of any facts which are reasonably likely to cause (i) the denial, withdrawal, recall or suspension of any products sold or proposed to be sold by the Company or any Subsidiary, (ii) a change in the marketing classification or labeling of any such products, or (iii) a termination or suspension of marketing of any such products.

          (e) None of the products manufactured, marketed or sold by the Company or any Subsidiary has been recalled or subject to a field notification (whether voluntarily or otherwise), and neither the Company nor any Subsidiary has received notice (whether completed or pending) of any proceeding seeking recall, suspension or seizure of any products sold or proposed to be sold by the Company or any Subsidiary.

     2.15 CONTRACTS. Section 2.15 of the Disclosure Schedule lists each contract, agreement or commitment to which the Company or any Subsidiary is a party that is material to the Company or its business (other than those listed in Section 2.12 of the Disclosure Schedule), including without limitation (i) any contract, agreement or commitment providing for the payment or receipt by the Company of an amount in excess of $25,000; (ii) any contract, agreement or commitment concerning confidentiality or non-competition; (iii) any contract, agreement or commitment with any stockholder or employee of the Company or an affiliate thereof; (iv) any contract, agreement or commitment with any distributors, resellers or manufacturer's representatives of or for the Company's products; (v) any lease or sublease of real estate; and (vi) any contract, agreement or commitment for the borrowing of money or pursuant to which the Company is indebted to another party or has guaranteed the indebtedness of another party (collectively, together with the agreements and licenses listed in Section 2.12 of the Disclosure Schedule, the "Contracts"). The Company has previously delivered to the Buyer a complete and accurate copy of each Contract. Each Contract is valid, binding, enforceable and in full force and effect; each Contract will continue to be valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and no breach or default exists under any of the Contracts and none will arise as a result of the Merger.

     2.16 POWERS OF ATTORNEY. There are no outstanding powers of attorney executed on behalf of the Company or any Subsidiary.

     2.17 INSURANCE. Section 2.17 of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company or any Subsidiary has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past three years. Each such insurance policy is enforceable and in full force and effect; such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing; neither the Company nor any Subsidiary is in breach or default (including with respect to the payment of premiums or the giving of notices) under such policy, and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination, modification or acceleration, under such policy; and neither the Company nor any Subsidiary has received any notice from the insurer disclaiming coverage or reserving rights with respect to a particular claim or such policy in general.

     2.18 LITIGATION. Section 2.18 of the Disclosure Schedule identifies, and contains a brief description of, (a) any unsatisfied judgement, order, decree, stipulation or injunction and (b) any claim, complaint, action, suit, proceeding, hearing or investigation of or in any Governmental Entity or before any arbitrator to which the Company or any Subsidiary is a party or, to the knowledge of the Company and the Subsidiaries, is threatened to be made a party.

     2.19 PRODUCT WARRANTY. No product manufactured, sold, leased, licensed or delivered by the Company or any Subsidiary is subject to any guaranty, warranty or other indemnity beyond the Company's standard warranty, which is set forth in
Section 2.19 of the Disclosure Schedule.

     2.20 EMPLOYEES. Each employee of the Company and each Subsidiary has entered into a confidentiality and assignment of inventions agreement with the Company or a Subsidiary, a copy of which has previously been delivered to the Buyer. To the knowledge of the Company, no key employee or group of employees has any plans to terminate employment with the Company or any Subsidiary. Neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company and the Subsidiaries have no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company or any Subsidiary.

     2.21 EMPLOYEE BENEFITS.

          (a) Section 2.21(a) of the Disclosure Schedule contains a list of all employee benefit plans or policies (including without limitation bonus programs, insurance plans, policies relating to vacations, sick days and leaves of absence, and pension or retirement plans) of the Company in effect since January 1, 1995; and a complete and accurate copy of each such plan or policy has been delivered by the Company to the Buyer. The Company has complied in all material respects with the terms of each such plan or policy and with the provisions of all laws and regulations applicable to such plan or policy. The Company has no material liability or obligation under any such plan or policy, except as reflected on the Most Recent Balance Sheet or incurred in the Ordinary Course of Business since March 31, 1997. None of such plans or policies are subject to the Employee Retirement Income Security Act of 1974, as amended. Neither the terms of any such plan or policy, nor any plan description or other written communication distributed generally to employees, prohibit the Company from unilaterally amending or terminating any such plan or policy.

          (b)  Section 2.21(b) of the Disclosure Schedule discloses each:
(i) agreement with any director, executive officer or other employee of the Company or any Subsidiary (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any Subsidiary of the nature of any of the transactions contemplated by this Agreement or (B) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company or any Subsidiary that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code; and (iii) agreement or plan binding the Company or any Subsidiary, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan, or any employee benefit plan or policy, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     2.22 ENVIRONMENTAL MATTERS.

          (a) Each of the Company and the Subsidiaries has complied with all applicable Environmental Laws (as defined below). There is no pending or, to the knowledge of the Company and the Subsidiaries, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company or any Subsidiary. For purposes of this Agreement, "Environmental Law" means any federal, state or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including without limitation any statute, regulation or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine sanctuaries and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels and containers;
(vii) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles; (viii) health and safety of employees and other persons; and (ix) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste. As used above, the terms "release" and "environment" shall have the meaning set forth in the federal Comprehensive Environmental Compensation, Liability and Response Act of 1980 ("CERCLA").

          (b) There have been no releases of any Materials of Environmental Concern (as defined below) into the environment at any parcel of real property or any facility formerly or currently owned, operated or controlled by the Company or a Subsidiary. The Company is not aware of any releases of Materials of Environmental Concern at parcels of real property or facilities other than those owned, operated or controlled by the Company or a Subsidiary that could reasonably be expected to have an impact on the real property or facilities owned, operated or controlled by the Company or a Subsidiary. For purposes of this Agreement, "Materials of Environmental Concern" means any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the federal Resources Conservation and Recovery Act), toxic materials, oil or petroleum and petroleum products, or any other material subject to regulation under any Environmental Law.

          (c) Set forth in Section 2.22(c) of the Disclosure Schedule is a list of all environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Company or a Subsidiary (whether conducted by or on behalf of the Company or a Subsidiary or a third party, and whether done at the initiative of the Company or a Subsidiary or directed by a Governmental Entity or other third party) which the Company has possession of or access to. Complete and accurate copies of each such report, or the results of each such investigation or audit, have been provided to the Buyer.

          (d) Neither the Company nor any Subsidiary has any liability arising out of or related to its utilization of transporters of any Materials of Environmental Concern or treatment, storage or disposal facilities. Neither the Company nor any Subsidiary is aware of any environmental liability of any such transporter or facility utilized by the Company or any Subsidiary.

     2.23 LEGAL COMPLIANCE. Each of the Company and the Subsidiaries, and the conduct and operations of their respective businesses, are in compliance with each law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, which is applicable to the Company or such Subsidiary or business, except for any violation of or default which reasonably may be expected not to have a material adverse effect on the assets, business, financial condition, results of operations or future prospects of the Company and the Subsidiaries, taken as a whole.

     2.24 PERMITS. Section 2.24 of the Disclosure Schedule sets forth a list of all permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity (including without limitation those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property) ("Permits") issued to or held by the Company or any Subsidiary. Such listed Permits are the only Permits that are required for the Company and the Subsidiaries to conduct their respective businesses as presently conducted, except for those the absence of which would not have any material adverse effect on the assets, business, financial condition, results of operations or future prospects of the Company and the Subsidiaries. Each such Permit is in full force and effect and, to the best of the knowledge of the Company or any Subsidiary, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect following the Closing.

     2.25 BROKERS' FEES. Except for a fee in an amount not to exceed $225,000 (plus reasonable expenses) payable to Gruntal & Co., Incorporated (the "Broker") pursuant to an engagement letter dated June 27, 1996, a copy of which has been provided to the Buyer, neither the Company nor any Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

     2.26 BOOKS AND RECORDS. The books, records and files of the Company and the Subsidiaries (including without limitation the corporate record book and the accounting records) are accurate and complete in all material respects.

     2.27 CUSTOMERS AND SUPPLIERS. No material supplier of the Company or any Subsidiary has indicated within the past year that it will stop, or decrease the rate of, supplying materials, products or services to them. No material customer or distributor, reseller or manufacturer's representative of the Company or any Subsidiary has indicated within the past year that it will stop, or decrease the rate of, buying, leasing or licensing products from them or selling products for them. Section 2.27 of the Disclosure Schedule sets forth a list of (a) each customer that accounted for more than 1% of the consolidated revenues of the Company during the nine months ended March 31, 1997 and the amount of revenues accounted for by such customer during each such period and
(b) each supplier that is the sole supplier of any significant product or component to the Company or a Subsidiary.

     2.28 COMPANY ACTION; SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW.

          (a) The Board of Directors of the Company, at a meeting duly called and held, has by the unanimous vote of all directors present (i) determined that the Merger is fair and in the best interests of the Company and its stockholders, (ii) adopted this Agreement in accordance with the provisions of the Delaware General Corporation Law and approved the transactions contemplated by this Agreement, and (iii) directed that this Agreement and the Merger be submitted to the Company Stockholders for their adoption and approval and resolved to recommend that Company Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger.

          (b) The transactions contemplated by this Agreement have been approved by the Board of Directors of the Company for purposes of Section 203 of the Delaware General Corporation Law.

     2.29 DISCLOSURE. No representation or warranty by the Company contained in this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein not misleading.


                                     ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF THE BUYER
                            AND THE TRANSITORY SUBSIDIARY

     Each of the Buyer and the Transitory Subsidiary represents and warrants to the Company as follows:

     3.1 ORGANIZATION. Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation.

     3.2 AUTHORIZATION OF TRANSACTION. Each of the Buyer and the Transitory Subsidiary has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Buyer and the Transitory Subsidiary, the performance by the Buyer and the Transitory Subsidiary of this Agreement and the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer and Transitory Subsidiary. This Agreement has been duly and validly executed and delivered by the Buyer and the Transitory Subsidiary and constitutes a valid and binding obligation of the Buyer and the Transitory Subsidiary, enforceable against them in accordance with its terms.

     3.3 NONCONTRAVENTION. Subject to the filing of the Certificate of Merger as required by the Delaware General Corporation Law, neither the execution and delivery of this Agreement by the Buyer or the Transitory Subsidiary, nor the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated hereby, will (a) conflict or violate any provision of the charter or By-laws of the Buyer or the Transitory Subsidiary, (b) require on the part of the Buyer or the Transitory Subsidiary any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, agreement or instrument to which the Buyer or Transitory Subsidiary is a party or by which either is bound or to which any of their assets are subject, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any of their properties or assets.

                                  ARTICLE IV

                                  COVENANTS

     4.1 BEST EFFORTS. Each of the Parties shall use commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

     4.2 NOTICES AND CONSENTS. The Company shall use its best efforts to obtain, at its expense, all such waivers, permits, consents, approvals or other authorizations from third parties and Governmental Entities, and to effect all such registrations, filings and notices with or to third parties and Governmental Entities, as may be required by or with respect to the Company in connection with the transactions contemplated by this Agreement (including without limitation those listed in Section 2.4 of the Disclosure Schedule).

     4.3  SPECIAL MEETING.

          (a) The Company shall call and hold, in accordance with the Delaware General Corporation Law, a special meeting of the Company Stockholders for the purpose of considering and voting upon the adoption of this Agreement (including without limitation the matters referred to in Section 1.9) and the approval of the Merger in accordance with the Delaware General Corporation Law (the "Special Meeting") as soon as reasonably practicable. In connection with the Special Meeting, the Company shall prepare and file with the SEC under the Exchange Act, a proxy statement pursuant to which the Board of Directors of the Company shall solicit from Company Stockholders proxies to vote in favor of the adoption of this Agreement and the approval of the Merger at the Special Meeting (together with any accompanying notice of meeting, letter to stockholders and form of proxy, the "Proxy Statement"). The Proxy Statement shall (A) summarize the terms of this Agreement and the Merger (including without limitation a summary of the escrow arrangement), (B) include a statement that the adoption of this Agreement and the approval of the Merger shall constitute approval of the establishment of the Escrow Fund, the Escrow Agreement, the appointment of the Stockholder Representative as their attorney-in-fact and agent for purposes of
Section 1.10 and the Escrow Agreement, and the taking by the Stockholder Representative of any and all actions and the making of any and all decisions required or permitted to be taken or made by him under Section 1.10 or the Escrow Agreement and (C) include a statement that appraisal rights are available for the shares of capital stock of the Company pursuant to Section 262 of the Delaware General Corporation Law and a copy of such Section 262. The Company shall provide the Buyer with the opportunity to review and comment upon the Proxy Statement a reasonable time in advance of its filing with the SEC. Promptly following the resolution to the satisfaction of the SEC of all SEC comments on the Proxy Statement (or the expiration of the ten-day period under

Rule 14a-6(a) under the Exchange Act, if no SEC comments are received by such date), the Company shall distribute the Proxy Statement to its stockholders and, pursuant thereto, solicit proxies from Company Stockholders to vote in favor of the adoption of this Agreement and the approval of the Merger at the Special Meeting.

          (b) The Company shall ensure that the Proxy Statement is in compliance with all applicable laws and does not, as of the date on which it is mailed to Company Stockholders, and as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

          (c) The Company shall include in the Proxy Statement the recommendation of its Board of Directors that the Company Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger, and shall otherwise use its best efforts to obtain the Requisite Stockholder Approval. Notwithstanding the foregoing, the Company shall not be required to include such a recommendation of its Board of Directors in the Proxy Statement if the Company's Board of Directors is advised in writing by outside legal counsel (a copy of which is furnished to the Buyer) that the fiduciary duties of the Board of Directors under applicable law prohibit it from fulfilling the foregoing obligation.

          (d) Dennis R. Newman, Patricia L. Newman, the Newman Family Trust and the Fred E. & Jennie A. Newman Trust each agree (i) to vote all Shares that are beneficially owned by him or her or it, or for which he or she or it has voting authority, in favor of the adoption of this Agreement and the approval of the Merger and (ii) not to sell, assign, convey or otherwise transfer, or grant proxies or voting rights with respect to, any Shares that are beneficially owned by him, her or it, or for which he or she or it has voting authority.

     4.4 OPERATION OF BUSINESS. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, the Company shall (and shall cause each Subsidiary to) conduct its operations in the Ordinary Course of Business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Effective Time, neither the Company nor any Subsidiary shall, without the written consent of the Buyer:

          (a) issue, grant or sell (except upon the exercise of Options outstanding as of the date of this Agreement, provided the Company promptly notifies the Buyer of any such exercise), or redeem or repurchase, any Shares or any other securities of the Company or any rights, warrants or options to acquire any Shares or other such securities;

          (b) pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

          (c) create, incur or assume any debt not currently outstanding (including capital leases obligations, but excluding accounts payable incurred in the Ordinary Course of Business); assume, guarantee, endorse or otherwise become liable for the obligations of any other person; or make any loans, advances or capital contributions to, or investments in, any other person;

          (d) other than in the Ordinary Course of Business (i) enter into, adopt or amend any employee benefit plan or any employment or severance agreement or arrangement, (ii) increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, or pay any bonuses to, its employees or (iii) hire or fire any employee;

          (e) acquire, sell, lease, encumber or dispose of any assets or rights, other than purchases and sales of assets in the Ordinary Course of Business;

          (f) pay any obligation or liability other than in the Ordinary Course of Business; or

          (g) enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any Contract.

     4.5 FULL ACCESS. The Company shall (and shall cause each Subsidiary to) permit representatives of the Buyer to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company and the Subsidiaries) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to the Company and each Subsidiary.

     4.6 NOTICE OF BREACHES. The Company shall promptly deliver to the Buyer written notice of any event or development that would (a) render any statement, representation or warranty of the Company in this Agreement (including the Disclosure Schedule) inaccurate or incomplete in any material respect, or
(b) constitute or result in a breach by the Company of, or a failure by the Company to comply with, any agreement or covenant in this Agreement applicable to such party. The Buyer or the Transitory Subsidiary shall promptly deliver to the Company written notice of any event or development that would (i) render any statement, representation or warranty of the Buyer or the Transitory Subsidiary in this Agreement inaccurate or incomplete in any material respect, or
(ii) constitute or result in a breach by the Buyer or the Transitory Subsidiary of, or a failure by the Buyer or the Transitory Subsidiary to comply with, any agreement or covenant in this Agreement applicable to such party. No such disclosure shall be deemed to avoid or cure any such misrepresentation or breach.

     4.7  EXCLUSIVITY.

          (a) The Company shall not, and the Company shall cause its affiliates, as defined in Rule 12b-2 under the Exchange Act ("Affiliates"), and each of its officers, directors, employees, representatives and agents (including without limitation its financial advisors) not to, directly or indirectly, (a) encourage, solicit, initiate, engage or participate in discussions or negotiations with any corporation, partnership, person or other entity or group (other than the Buyer or an Affiliate of the Buyer) (a "Third Party") concerning any tender offer, exchange offer, merger, consolidation, sale of material assets, recapitalization, accumulation of Shares or proxy solicitation or other business combination involving the Company or any Subsidiary (any such proposed tender offer, exchange offer, merger, consolidation, sale of material assets, recapitalization, accumulation of Shares or proxy solicitation or other business combination being referred to herein as an "Acquisition Proposal") or (b) provide any non-public information concerning the business, properties or assets of the Company or any Subsidiary to any Third Party. Notwithstanding the foregoing, the Company or any of its Affiliates may
(i) in the case of any Acquisition Proposal, to the extent that the Board of Directors of the Company is required to do so in the exercise of its fiduciary duties, as advised in writing by outside legal counsel (a copy of which is furnished to the Buyer), take any position with respect to such Acquisition Proposal, and (ii) in the case of a Qualified Acquisition Proposal (as hereinafter defined) (A) furnish or cause to be furnished information concerning the business, properties or assets of the Company or the Subsidiaries to the Third Party making such Qualified Acquisition Proposal, and (B) enter into, participate in, conduct or engage in discussions or negotiations with such Third Party. As used herein, "Qualified Acquisition Proposal" means a bona fide written Acquisition Proposal at a price per Share that the Board of Directors of the Company reasonably believes exceeds the Merger Consideration per Share. Nothing contained in this Section 4.7 shall be construed to prohibit the Company from making such disclosure to the Company Stockholders that, in the judgment of the Board of Directors of the Company, as advised in writing by outside legal counsel (a copy of which is furnished to the Buyer), is required by law.

          (b) The Company shall immediately notify the Buyer, and will disclose to the Buyer, all details of (i) any Acquisition Proposal it receives, (ii) any indications that any person is potentially interested in making an Acquisition Proposal, or (iii) the initiation and status of discussions or negotiations relating to any Qualified Acquisition Proposal. In the event that the Company furnishes any nonpublic information to any party other than the Buyer, the Company shall simultaneously provide the Buyer with copies of or access to all such information.

     4.8 INDEMNIFICATION OF DIRECTORS AND OFFICERS. From and after the Effective Time, the Buyer shall cause the Surviving Corporation to honor in all material respects the obligations of the Company pursuant to the provisions of the By-laws of the Company as in effect immediately prior to the Effective Time with respect to the indemnification of the Company's directors and officers as of the date of this Agreement. The By-laws of the Surviving Corporation will contain the provision with respect to indemnification set forth in the By-laws of the Company, which provision will not be amended, repealed or otherwise modified for a period of three years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, as of the date of this Agreement, were directors or officers of the Company, unless such modification is required by law.

                                  ARTICLE V

                     CONDITIONS TO CONSUMMATION OF MERGER

     5.1 CONDITIONS TO OBLIGATIONS OF THE BUYER AND THE TRANSITORY SUBSIDIARY. The obligation of each of the Buyer and the Transitory Subsidiary to consummate the Merger is subject to the satisfaction of the following conditions:

          (a) this Agreement and the Merger shall have received the Requisite Stockholder Approval and the number of Dissenting Shares shall not exceed 6% of the number of outstanding Shares as of the Effective Time;

          (b) the Company and the Subsidiaries shall have obtained all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.2, except for any which if not obtained or effected would not have a material adverse effect on the assets, business, financial condition, results of operations or future prospects of the Company or any Subsidiary or on the ability of the Parties to consummate the transactions contemplated by this Agreement;

          (c)  the representations and warranties of the Company set forth in
Article II shall be true and correct when made on the date hereof and shall be true and correct as of the Effective Time as if made as of the Effective Time, except for representations and warranties made as of a specific date, which shall be true and correct as of such date;

          (d) the Company shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

          (e) no action, suit or proceeding shall be pending or threatened by or before any Governmental Entity wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or
(iii) affect adversely the right of the Buyer to own, operate or control any of the assets or operations of the Surviving Corporation or the Subsidiaries, and no such judgment, order, decree, stipulation or injunction shall be in effect;

          (f) the Company shall have delivered to the Buyer and the Transitory Subsidiary a certificate to the effect that each of the conditions specified in clauses (a) through (e) of this Section 5.1 is satisfied in all respects;

          (g) the Buyer and the Transitory Subsidiary shall have received from Chrisman, Bynum & Johnson, P.C. an opinion, in form and substance reasonably satisfactory to the Buyer, with respect to the matters set forth in EXHIBIT B attached hereto, addressed to the Buyer and the Transitory Subsidiary and dated as of the Closing Date;

          (h) no development in the status or outlook for the business of the Company since May 8, 1997 shall have occurred which, in the reasonable judgment of the Buyer, is materially adverse to the Company;

          (i) Dennis R. Newman shall have executed and delivered to the Company an agreement in the form attached hereto as EXHIBIT C (the "Newman Agreement");

          (j) Dennis R. Newman and Patricia L. Newman shall have executed and delivered to the Company a lease in the form attached hereto as EXHIBIT D (the "Lease"); and

          (k) the Buyer shall have received from the Broker a letter or other instrument, in a form reasonably satisfactory to the Buyer, setting forth the total fees and expenses (not to exceed $225,000 plus reasonable expenses) payable to the Broker for the services rendered by the Broker to the Company.

     5.2 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following conditions:

          (a) the representations and warranties of the Buyer and the Transitory Subsidiary set forth in Article III shall be true and correct when made on the date hereof and shall be true and correct as of the Effective Time as if made as of the Effective Time, except for representations and warranties made as of a specific date, which shall be true and correct as of such date;

          (b) each of the Buyer and the Transitory Subsidiary shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

          (c) each of the Buyer and the Transitory Subsidiary shall have delivered to the Company a certificate to the effect that each of the conditions specified in clauses (a) and (b) of this Section 5.2 is satisfied in all respects;

          (d) this Agreement and the Merger shall have received the Requisite Stockholder Approval; and

          (e) the Company shall have received from counsel to the Buyer and the Transitory Subsidiary (who may be in-house counsel) an opinion with respect to the matters set forth in EXHIBIT E attached hereto, addressed to the Company and dated as of the Closing Date.

                                  ARTICLE VI

                                  TERMINATION

     6.1 TERMINATION OF AGREEMENT. The Parties may terminate this Agreement prior to the Effective Time (whether before or after Requisite Stockholder Approval), as provided below:

          (a) the Parties may terminate this Agreement by mutual written consent;

          (b) the Buyer may terminate this Agreement by giving written notice to the Company in the event the Company is in breach, and the Company may terminate this Agreement by giving written notice to the Buyer and the Transitory Subsidiary in the event the Buyer or the Transitory Subsidiary is in breach, of any representation, warranty, or covenant contained in this Agreement, and such breach is not remedied within 10 days of delivery of written notice thereof;

          (c) any Party may terminate this Agreement by giving written notice to the other Parties at any time after the Company Stockholders have voted on whether to approve this Agreement and the Merger in the event this Agreement and the Merger failed to receive the Requisite Stockholder Approval;

          (d) the Buyer may terminate this Agreement by giving written notice to the Company if the Closing shall not have occurred on or before October 31, 1997 by reason of the failure of any condition precedent under Section 5.1 hereof (unless the failure results primarily from a breach by the Buyer or the Transitory Subsidiary of any representation, warranty or covenant contained in this Agreement);

          (e) the Company may terminate this Agreement by giving written notice to the Buyer and the Transitory Subsidiary if the Closing shall not have occurred on or before October 31, 1997 by reason of the failure of any condition precedent under Section 5.2 hereof (unless the failure results primarily from a breach by the Company of any representation, warranty or covenant contained in this Agreement); and

          (f) the Buyer may terminate this Agreement if the Board of Directors of the Company, at any time shall have (i) taken any action with respect to any Acquisition Proposal other than to recommend rejection of the Acquisition Proposal, (ii) taken a position of neutrality with respect to an Acquisition Proposal, (iii) failed to take any position with respect to any Acquisition Proposal within 10 business days after the making or commencement of the Acquisition Proposal or (iv) withdraws its recommendation of the Merger or modifies such recommendation in a manner adverse to the Buyer.

     6.2 EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to Section 6.1, all obligations of the Parties hereunder shall terminate without any further liability of any Party to any other Party, except for any liability of any Party for breaches of this

Agreement prior to such termination; PROVIDED, HOWEVER, that Section 6.3 shall survive any such termination.

     6.3 TERMINATION FEE. Notwithstanding the foregoing, in the event of the termination of this Agreement pursuant to Section 6.1(f), the Company shall, immediately upon such termination, pay to the Buyer in cash a termination fee in the amount of $300,000.


                                     ARTICLE VII

                                     DEFINITIONS

     For purposes of this Agreement, each of the following defined terms is defined in the Section of this Agreement indicated below.

     DEFINED TERM                            SECTION
     ------------                            -------
     510(k)                                  2.14(c)
     Accountants                             1.10(b)
     Acquisition Proposal                    4.7(a)
     Adjustment                              1.10(c)
     Affiliate                               4.7(a)
     Broker                                  2.25
     Buyer                                   Introduction
     CERCLA                                  2.22(a)
     Certificate of Merger                   1.1
     Certificates                            1.8(a)
     Closing                                 1.2
     Closing Balance Sheet                   1.10(b)
     Closing Date                            1.2
     Code                                    2.9(c)
     Company                                 Introduction
     Company Reports                         2.6
     Company Stockholder                     1.6(a)
     Contracts                               2.15
     Disclosure Schedule                     Article II
     Dissenting Shares                       1.6(a)
     Draft Closing Balance Sheet             1.10(a)
     Effective Time                          1.1
     Environmental Law                       2.22(a)
     Escrow Agreement                        1.3(e)
     Escrow Agent                            1.3(e)
     Escrow Consideration per Share          1.5(a)
     Escrow Fund                             1.9(a)

     Escrow Stockholders                     1.8(a)
     Exchange Act                            2.6
     Exchange Agent                          1.3(d)
     Exchange Agent Payment                  1.8(a)
     FDA                                     2.14(a)
     Financial Statements                    2.6
     GAAP                                    1.10(a)
     Governmental Entity                     2.4
     Initial Merger Consideration per Share  1.5(a)
     Intellectual Property                   2.12(a)
     Lease                                   5.1(j)
     Materials of Environmental Concern      2.22(b)
     Merger                                  1.1
     Merger Consideration                    1.5(a)
     Merger Consideration per Share          1.5(a)
     Most Recent Balance Sheet               2.8
     Newman Agreement                        5.1(i)
     Options                                 1.7(a)
     Ordinary Course of Business             2.4
     Party                                   Introduction
     Permit                                  2.24
     PMA                                     2.14(c)
     Proxy Statement                         4.3(a)
     Qualified Acquisition Proposal          4.7(a)
     Requisite Stockholder Approval          2.3
     Regulatory Agency                       2.14(a)
     SEC                                     2.6
     Securities Act                          2.2
     Security Interest                       2.4
     Shares                                  1.5(a)
     Special Meeting                         4.3(a)
     Stock Plans                             1.7(b)
     Stockholder Representative              1.3(e)
     Stockholders' Equity                    1.10(c)
     Subsidiary                              2.4
     Surviving Corporation                   1.1
     Taxes                                   2.9(a)
     Tax Returns                             2.9(a)
     Third Party                             4.7(a)
     Transitory Subsidiary                   Introduction

                                 ARTICLE VIII

                                MISCELLANEOUS

     8.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations or warranties in this Agreement shall survive the Closing.

     8.2 PRESS RELEASES AND ANNOUNCEMENTS. No Party shall issue any press release or make any public disclosure relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Parties, which approval shall not be unreasonably withheld or delayed.

     8.3 NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

     8.4 ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, with respect to the subject matter hereof, provided that the Non-Disclosure Agreement dated as of April 12, 1996, between the Buyer and the Company shall remain in effect in accordance with its terms.

     8.5 SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided that the Transitory Subsidiary may assign its rights, interests and obligations hereunder to an Affiliate of the Buyer.

     8.6 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     8.7 HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     8.8 NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

     IF TO THE COMPANY:                     COPY TO:

     Imex Medical Systems, Incorporated     David J. Cook, Esq.
     6355 Joyce Drive                       Chrisman, Bynum & Johnson, P.C.
     Golden, CO  80403                      1900 Fifteenth Street
     Attn:  Dennis Newman                   Boulder, CO  80302

     IF TO THE BUYER OR THE
     TRANSITORY SUBSIDIARY:                 COPY TO:

     Nicolet Biomedical Inc.                Patrick J. Rondeau, Esq.
     c/o Thermo Electron Corporation        Hale and Dorr LLP
     81 Wyman Street                        60 State Street
     Post Office Box 9046                   Boston, MA  02109
     Waltham, MA  02254
     Attn:  General Counsel

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     8.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Delaware.

     8.10 AMENDMENTS AND WAIVERS. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time; PROVIDED, HOWEVER, that any amendment effected subsequent to the Requisite Stockholder Approval shall be subject to the restrictions contained in the Delaware General Corporation Law. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     8.11 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

     8.12 EXPENSES. Except as set forth in Section 1.10(b), Section 6.3 and the Escrow Agreement, each of the Parties shall bear its own costs and expenses (including financial advisory, brokers', finders', agents' and legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. All such costs and expenses incurred by the Company which have not been paid as of the Closing Date shall be reflected on the Closing Balance Sheet.

     8.13 SPECIFIC PERFORMANCE. Each of the Parties acknowledges and agrees that one or more of the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

     8.14 CONSTRUCTION. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

                        [THE NEXT PAGE IS THE SIGNATURE PAGE]

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                            NICOLET BIOMEDICAL INC.


                                            By: /s/ Gerald G. Brew
                                               ------------------------------
                                               Gerald G. Brew
                                               Its President



                                            NBI ACQUISITION CORP.


                                            By: /s/ Gerald G. Brew
                                               ------------------------------
                                               Gerald G. Brew
                                               Its President


                                            IMEX MEDICAL SYSTEMS, INCORPORATED


                                            By: /s/ Dennis R. Newman
                                               ------------------------------
                                               Dennis R. Newman
                                               Its President and Chief
                                               Executive Officer


     The undersigned hereby executes this Agreement for the sole purpose of guaranteeing to the Company the obligations of the Buyer contained in Sections
1.8 and 1.9 hereof.

                                            THERMO ELECTRON CORPORATION


                                            By: /s/ Melissa F. Riordan
                                               ------------------------------
                                               Melissa F. Riordan
                                               Its Treasurer

     The following stockholders of the Company hereby execute this Agreement for the limited purposes, to the extent applicable, of (i) agreeing to and becoming bound by the provisions of Section 4.3(d) and (ii) agreeing to execute and deliver to the Buyer at the Closing the Newman Agreement and the Lease.


                                                /s/  DENNIS R. NEWMAN
                                            ----------------------------------
                                            Dennis R. Newman, Individually

                                               /s/  PATRICIA L. NEWMAN
                                            ----------------------------------
                                            Patricia L. Newman, Individually



                                            NEWMAN FAMILY TRUST


                                            By:    /s/  DENNIS R. NEWMAN
                                               ------------------------------
                                               Dennis R. Newman, Trustee


                                            By:  /s/  PATRICIA L. NEWMAN
                                               ------------------------------
                                               Patricia L. Newman, Trustee


                                            By:  /s/  BYRON R. CHRISMAN
                                               ------------------------------
                                               Byron R. Chrisman, Trustee


                                            THE FRED E. & JENNIE A. NEWMAN TRUST


                                            By:   /s/  DENNIS R. NEWMAN
                                               ------------------------------
                                               Dennis R. Newman, Trustee


                                            By:  /s/  PATRICIA L. NEWMAN
                                               ------------------------------
                                               Patricia L. Newman, Trustee


                                            By:  /s/  BYRON R. CHRISMAN
                                               ------------------------------
                                               Byron R. Chrisman, Trustee

     The undersigned, being the duly elected Secretary of the Transitory Subsidiary, hereby certifies that this Agreement has been adopted by a majority of the votes represented by the outstanding shares of capital stock of the Transitory Subsidiary entitled to vote on this Agreement.

                                            ----------------------------------
                                            Sandra L. Lambert, Secretary



            [TO BE COMPLETED FOLLOWING THE REQUISITE STOCKHOLDER APPROVAL]

     The undersigned, being the duly elected Secretary of the Company, hereby certifies that this Agreement has been adopted by a majority of the votes represented by the outstanding Shares entitled to vote on this Agreement.


                                            ----------------------------------
                                            Patricia L. Newman, Secretary

                                                 EXHIBIT A TO MERGER AGREEMENT

                                   ESCROW AGREEMENT

    This Escrow Agreement is entered into as of ____________, 1997, by and among Nicolet Biomedical Inc., a California corporation (the "Buyer"), Dennis R. Newman (the "Stockholder Representative") and State Street Bank and Trust Company (the "Escrow Agent").

    WHEREAS, the Buyer and Imex Medical Systems, Incorporated (the "Company") have entered into a Merger Agreement dated July 15, 1997 (the "Merger Agreement") by and among the Company, the Buyer and a subsidiary of the Buyer, pursuant to which such subsidiary will be merged into the Company which, as the surviving corporation (the "Surviving Corporation"), will become a wholly-owned subsidiary of the Buyer.

    WHEREAS, the Merger Agreement provides that an escrow fund will be established to provide for payment of any post-closing adjustment to the Merger Consideration (as defined therein) on the terms and conditions set forth herein.

    WHEREAS, the parties hereto desire to establish the terms and conditions pursuant to which such escrow fund will be established and maintained.

    NOW, THEREFORE, the parties hereto hereby agree as follows:

    1. DEFINED TERMS. Capitalized terms used in this Agreement and not otherwise defined shall have the meanings given them in the Merger Agreement.

    2. CONSENT OF COMPANY STOCKHOLDERS. By virtue of the Company Stockholders' approval of the Merger Agreement, the Company Stockholders entitled to receive the Merger Consideration pursuant to Section 1.5 of the Merger Agreement (the "Escrow Stockholders") have, without any further act of any Company Stockholder, consented to: (a) the establishment of the Escrow Fund (as defined below) in the manner set forth herein, (b) the appointment of the Stockholder Representative as their representative for purposes of this Agreement and as attorney-in-fact and agent for and on behalf of each Escrow Stockholder, and the taking by the Stockholder Representative of any and all actions and the making of any decisions required or permitted to be taken or made by him under this Agreement and (c) all of the other terms, conditions and limitations in this Agreement.

    3. ESCROW FUND. On ______________, 1997 (the Closing Date under the Merger Agreement), the Buyer or the Transitory Subsidiary shall deposit with the Escrow Agent, by wire transfer or delivery of a check of the Buyer payable to the Escrow Agent, the sum of $700,000. Such sum, together with any further amounts deposited in escrow pursuant to the last sentence of Section 1.6(a) of the Merger Agreement and any interest and earnings thereon, is referred to herein as the "Escrow Fund." The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto. The Escrow Fund shall be invested in accordance with Section 5. The Escrow

Agent agrees to accept delivery of the Escrow Fund and to hold such Escrow Fund in escrow subject to the terms and conditions of this Agreement. The Escrow Fund shall be security for the post-closing adjustment to the Merger Consideration set forth in Section 1.10 of the Merger Agreement.

    4. DISBURSEMENT OF ESCROW FUND. The Escrow Agent shall disburse the Escrow Fund, by wire transfer or other delivery of immediately available funds, in accordance with written instructions executed jointly by the Buyer and the Stockholder Representative. Such written instructions shall set forth the name, address, payment instructions and taxpayer identification number for each person or entity to whom a portion of the Escrow Fund is to be disbursed. The Buyer and the Stockholder Representative agree to provide such written instructions as soon as practicable, but in any event by _______________, 1997.

    5. INVESTMENT OF ESCROW FUND. Any monies held in the Escrow Fund shall be invested by the Escrow Agent, to the extent permitted by law and as directed by the Stockholder Representative in writing, in (i) obligations issued or guaranteed by the United States of America or any agency or instrumentality thereof, (ii) obligations (including certificates of deposit and bankers' acceptances) of banks (including the Escrow Agent in its commercial capacity) which at the date of their last public reporting had total assets in excess of $500,000,000, (iii) commercial paper rated at least A-1 or P-1 or, if not rated, issued by companies having outstanding debt rated at least AA or Aa and
(iv) money market mutual funds invested exclusively in some or all of the securities described in the foregoing clauses (i), (ii) and (iii). Such investments described above shall in all instances be subject to availability (including any time-of-day requirements). In no instance shall the Escrow Agent have any obligations to provide investment advice of any kind. The Escrow Agent shall not be required to invest any funds held hereafter except as expressly provided in this Section 5, and shall not be obligated to pay interest on uninvested funds. All amounts received by the Escrow Agent (and any credits to the Escrow Fund) shall be conditional upon collection (and actual receipt by the Escrow Agent of final payment). In no event shall the Escrow Agent have any obligation to advance funds.

     The Escrow Agent shall be authorized at all times from time to time to liquidate any investment of cash in the Escrow Fund as may be necessary to provide available cash to make any release, disbursement or payment called for under the terms of this Agreement.

    6.   DUTIES AND RESPONSIBILITIES OF ESCROW AGENT.

         (a) The Buyer and the Stockholder Representative acknowledge and agree that the Escrow Agent (i) shall not be responsible for any of the agreements referred to herein (including without limitation the Merger Agreement) but shall be obligated only for the performance of such duties as are specifically set forth in this Agreement; (ii) shall not be obligated to take any legal or other action hereunder which might in its judgment involve expense or liability unless it shall have been furnished with indemnity acceptable to it; (iii) may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction, instrument, statement, request or document furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper person, and shall have no responsibility for determining the accuracy thereof; and (iv) may consult counsel satisfactory to it, including in-house counsel, and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

         (b) Neither the Escrow Agent nor any of its directors, officers or employees shall be liable to anyone for any action taken or omitted to be taken by it or any of its directors, officers or employees hereunder except in the case of gross negligence, bad faith or willful misconduct. The Buyer and the Stockholder Representative, jointly and severally, covenant and agree to indemnify the Escrow Agent and hold it harmless without limitation from and against any loss, liability or expense of any nature incurred by the Escrow Agent arising out of or in connection with this Agreement or with the administration of its duties hereunder, including but not limited to, reasonable legal fees and other reasonable costs and expenses of defending or preparing to defend against any claim of liability in the premises, unless such loss, liability or expense shall be caused by the Escrow Agent's gross negligence, bad faith or willful misconduct. In no event shall the Escrow Agent be liable for indirect, punitive, special or consequential damages. As between themselves, the Buyer and the Stockholder Representative shall each be responsible for one-half of any amounts owed under this paragraph (b).

         (c) The Buyer and the Escrow Stockholders shall be responsible for any and all obligations imposed now or hereafter by any applicable tax law with respect to the payment to them of Escrow Funds under this Agreement. The Buyer and the Stockholder Representative, jointly and severally, agree to indemnify and hold the Escrow Agent harmless from and against any taxes, additions for late payment, interest, penalties and other expenses, that may be assessed against the Escrow Agent on any such payment or other activities under this Agreement. The Buyer and the Stockholder Representative undertake to instruct the Escrow Agent in writing with respect to the Escrow Agent's responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting in connection with its acting as Escrow Agent under this Agreement. In the absence of contrary written instructions, all interest and earnings on the Escrow Fund shall be allocated for tax purposes to the Buyer and the Escrow Stockholders in the same proportion as the distribution of the Escrow Fund pursuant to Section 4 is allocated among the Buyer and the Escrow Stockholders. The Buyer and the Stockholder Representative, jointly and severally, agree to indemnify and hold the Escrow Agent harmless from any liability on account of taxes, assessments or other governmental charges, including without limitation the withholding or deduction or the failure to withhold or deduct same, and any liability for failure to obtain proper certifications or to properly report to governmental authorities, to which the Escrow Agent may be or become subject in connection with or which arises out of this Agreement, including costs and expenses (including reasonable legal fees and expenses), interest and penalties. Notwithstanding the foregoing, no distributions will be made unless the Escrow Agent is supplied with an original, signed Form W-9 or its equivalent prior to distribution. As between themselves, the Buyer and the Stockholder Representative shall each be responsible for one half of any amounts owed under this paragraph (c).

         (d) The Escrow Agent shall have no more or less responsibility or liability on account of any action or omission of any book-entry depository or subescrow agent employed by the Escrow Agent than any such book-entry depository or subescrow agent has to the Escrow Agent, except to the extent that such action or omission of any book-entry depository or subescrow agent was caused by the Escrow Agent's own gross negligence, bad faith or willful misconduct.

         (e) The Buyer and the Stockholder Representative agree, jointly and severally, to pay or reimburse the Escrow Agent for any legal fees and expenses incurred in connection with the preparation of this Agreement and to pay the Escrow Agent's reasonable compensation for its normal services hereunder in accordance with the attached fee schedule, which may be subject to change on an annual basis. The Escrow Agent shall be entitled to reimbursement on demand for all expenses incurred in connection with the administration of the escrow created hereby which are in excess of its compensation for normal services hereunder, including without limitation, payment of any legal fees and expenses incurred by the Escrow Agent in connection with the resolution of any claim by any party hereunder. As between themselves, the Buyer and the Stockholder Representative shall each be responsible for one-half of such fees and expenses.

         (f) The Escrow Agent may at any time resign as Escrow Agent hereunder by giving thirty (30) days prior written notice of resignation to the other parties hereto. Prior to the effective date of the resignation as specified in such notice, the Buyer will issue to the Escrow Agent a written instruction authorizing redelivery of the Escrow Funds to a successor escrow agent that it selects subject to the reasonable consent of the Stockholder Representative. Such successor escrow agent shall be a bank or trust company, organized and existing under the laws of the United States or any state thereof, subject to examination by state or federal authorities, and have capital and surplus in excess of $50,000,000. If, however, the Buyer shall fail to name a successor escrow agent within twenty (20) days after the notice of resignation from the Escrow Agent, the Stockholder Representative shall be entitled to name such successor escrow agent. If no successor escrow agent is named by the Buyer or the Stockholder Representative, the Escrow Agent may apply to a court of competent jurisdiction for the appointment of a successor escrow agent. The provisions of Section 6(b) and Section 6(c) shall survive the resignation or removal of the Escrow Agent or the termination of this Agreement.

    7. DISPUTE RESOLUTION. It is understood and agreed that should any dispute arise with respect to the delivery, ownership, right of possession, and/or disposition of the Escrow Fund, or should any claim be made upon such Fund by a third party, the Escrow Agent upon receipt of a written notice of such dispute or claim by the parties hereto or a third party, is authorized and directed to retain in its possession without liability to anyone, all or any of said Fund until such dispute shall have been settled either by the mutual agreement of the parties involved or by a final order, decree or judgment of a court in the United States of America, the time for perfection of an appeal of such order, decree or judgment having expired. The Escrow Agent may, but shall be under no duty whatsoever to, institute or defend any legal proceedings which relate to the Escrow Fund.

    8. LIABILITY AND AUTHORITY OF STOCKHOLDER REPRESENTATIVE; SUCCESSORS AND ASSIGNS.

         (a) The Stockholder Representative shall incur no liability to the Escrow Stockholders with respect to any action taken or suffered by him in reliance upon any note, direction, instruction, consent, statement or other documents believed by him to be genuinely and duly authorized, nor for other action or inaction except his own willful misconduct or negligence. The Stockholder Representative may, in all questions arising under the Escrow Agreement, rely on the advice of counsel and for anything done, omitted or suffered in good faith by the Stockholder Representative based on such advice, the Stockholder Representative shall not be liable to the Escrow Stockholders.

         (b) In the event of the death or permanent disability of the Stockholder Representative, or his resignation as a Stockholder Representative, a successor Stockholder Representative shall be appointed by a majority vote of the Escrow Stockholders, with each Escrow Stockholder (or his or her successors or assigns) to be given a vote equal to the number of votes represented by the Shares held by such Escrow Stockholder immediately prior to the Effective Time. Each successor Stockholder Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Stockholder Representative, and the term "Stockholder Representative" as used herein shall be deemed to include any successor Stockholder Representative.

         (c) The Stockholder Representative shall have full power and authority to represent the Escrow Stockholders, and their successors, with respect to all matters arising under this Agreement and all action taken by the Stockholder Representative hereunder shall be binding upon the Escrow Stockholders, and their successors, as if expressly confirmed and ratified in writing by each of them. Without limiting the generality of the foregoing, the Stockholder Representative shall have full power and authority to interpret all of the terms and provisions of this Agreement, to compromise any claims asserted hereunder and to authorize payments to be made with respect thereto, on behalf of the Escrow Stockholders and their successors.

    9. AMOUNTS PAYABLE BY STOCKHOLDER REPRESENTATIVE. Any amounts payable by the Stockholder Representative pursuant to Section 6(b), or Section 6(c) or
Section 6(e) shall be payable solely as follows, and neither the Stockholder Representative nor any Escrow Stockholder shall have any personal liability therefor. The Stockholder Representative shall notify the Escrow Agent of any such amount payable by the Escrow Stockholders as soon as he becomes aware that any such amount is payable, with a copy of such notice to the Buyer. On the sixth business day after the delivery of such notice, the Escrow Agent shall disburse such amount from the Escrow Fund (up to the amount then available in the Escrow Fund) to the Escrow Agent in accordance with the instructions of the Stockholder Representative; provided that if the Buyer delivers to the Escrow Agent (with a copy to the Stockholder Representative), within five business days after delivery of such notice by the Stockholder Representative, a written notice contesting the legitimacy or reasonableness of such amount, then the Escrow Agent shall not disburse the disputed portion of such claimed amount until such dispute has been resolved.

    10. TERMINATION. This Agreement shall terminate upon the disbursement by the Escrow Agent of all of the Escrow Funds in accordance with this Agreement; provided that the provisions of Sections 6 and 8 shall survive such termination.

    11. CONSENT TO JURISDICTION AND SERVICE. The Buyer and the Stockholder Representative hereby absolutely and irrevocably consent and submit to the jurisdiction of the courts of the Commonwealth of Massachusetts and of any federal court located in said Commonwealth in connection with any actions or proceedings brought against the Buyer and the Stockholder Representative by the Escrow Agent arising out of or relating to this Escrow Agreement. In any such action or proceeding, the Buyer and the Stockholder Representative hereby absolutely and irrevocably waive personal service of any summons, complaint, declaration or other process and hereby absolutely and irrevocably agree that service thereof may be made by certified or registered first class mail directed to the Buyer and the Stockholder Representative, as the case may be, at their respective addresses in accordance with Section 13 hereof.

    12. FORCE MAJEURE. Neither the Buyer nor the Stockholder Representative nor the Escrow Agent shall be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

    13. NOTICES. Any notice permitted or required hereunder shall be deemed to have been duly given if delivered personally or if mailed certified or registered mail, postage prepaid, to the parties at their addresses set forth below or to such other address as they may hereafter designate.

If to Buyer:

              Nicolet Biomedical, Inc.
              5225 Verona Road, Bldg. 2
              Madison, WI  53711
              Attn:  President

With a copy to:

              Thermo Electron Corporation
              81 Wyman Street - P.O. Box 9046
              Waltham, MA  02254-9046
              Attn:  General Counsel

If to the Stockholder Representative:

              Dennis R. Newman
              6355 Joyce Drive
              Golden, CO  80403

If to the Escrow Agent:

              State Street Bank and Trust Company
              Two International Place
              Boston,  MA  02110
              Attn:  Nicolet/Imex Escrow
                     Corporate Trust Department

    14.  MISCELLANEOUS.

         (a) BINDING EFFECT. This Agreement shall be binding upon the respective parties hereto and their heirs, executors, successors and assigns.

         (b) MODIFICATIONS. This Agreement may not be altered or modified without the consent of the parties hereto, which consent shall not constitute a waiver of any of the terms or conditions of this Agreement, unless such waiver is specified in writing, and then only to the extent so specified. A waiver of any of the terms and conditions of this Agreement on one occasion shall not constitute a waiver of the other terms and conditions of this Agreement, or of such terms and conditions on any other occasion.

         (c) GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the Commonwealth of Massachusetts.

         (d) REPRODUCTION OF DOCUMENTS. This Agreement and all documents relating thereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, and (ii) certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, optical disk, micro-card, miniature photographic or other similar process. The parties hereto agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

         (e) COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         (f) ENTIRE AGREEMENT. This Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements or understandings, written or oral, between the parties with respect to the subject matter hereof.

    IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.


                                            NICOLET BIOMEDICAL INC.


                                            By:
                                               ------------------------------




                                            ---------------------------------
                                            DENNIS R. NEWMAN



                                            STATE STREET BANK AND TRUST COMPANY


                                            By:
                                               ------------------------------

                                                  EXHIBIT C TO MERGER AGREEMENT

                                   AGREEMENT



    This Agreement is made as of _________, 1997 between Imex Medical Systems, Incorporated, a Delaware corporation (hereinafter referred to, collectively with its subsidiaries, as the "Company"), and Dennis R. Newman ("Newman").

    Nicolet Biomedical Inc. ("Nicolet") and the Company have entered into a Merger Agreement dated July 15, 1997 (the "Merger Agreement") by and among Nicolet, a subsidiary of Nicolet and the Company. In connection with the merger contemplated by the Merger Agreement (the "Merger"), Newman (or persons or entities affiliated with Newman) will receive approximately $_______ as stockholders of the Company. The execution and delivery of this Agreement by Newman is a condition to the closing of the Merger.

    In consideration of the mutual covenants contained herein, Newman and the Company agree as follows:

    1.   EMPLOYMENT RELATIONSHIP.

         1.1 TERM OF EMPLOYMENT. The Company hereby agrees to employ Newman, and Newman hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period (the "Employment Period") commencing on the date of this Agreement and ending on the date six months after the date of this Agreement (the "Employment Termination Date"), unless sooner terminated in accordance with the provisions of Section 1.4.

         1.2 TITLE; CAPACITY. During the Employment Period, Newman shall serve as a Vice President of the Company. Newman shall be based at the Company's headquarters in Golden, Colorado. Newman shall be subject to the supervision of, and shall have such authority as is delegated to him by, the Board of Directors of the Company. Newman hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the Board of Directors of the Company or its designee shall from time to time reasonably assign to him. Newman agrees to devote his entire business time, attention and energies to the business and interests of the Company during the Employment Period. Newman agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company.

         1.3  COMPENSATION AND BENEFITS.  During the Employment Period:

              (a) SALARY. The Company shall pay Newman a base salary at an annual rate of $112,600.

              (b) EMPLOYEE BENEFITS. Newman shall be entitled to receive employee benefits which, in the aggregate, are no less favorable to him than what he currently receives from the Company.

         1.4 EMPLOYMENT TERMINATION. The Employment Period shall terminate prior to the Employment Termination Date under the following circumstances:

              (a) at the election of the Company, for cause, immediately upon written notice by the Company to Newman. For the purposes of this
Section 1.4, cause for termination shall be deemed to exist upon (i) a good faith finding by the Company of the material failure of Newman to perform his reasonably assigned employment duties for the Company, dishonesty, gross negligence or misconduct, or (ii) the conviction of Newman of, or the entry of a pleading of guilty or nolo contendere by Newman to, any crime involving moral turpitude or any felony; or

              (b) the death or disability of Newman. As used in this Agreement, the term "disability" shall mean the inability of Newman, due to a physical or mental disability, for a period of 90 days, whether or not consecutive, during any 360-day period to perform the services contemplated under this Agreement. A determination of disability shall be made by a physician satisfactory to both Newman and the Company, PROVIDED that if Newman and the Company do not agree on a physician, Newman and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties.

    2.   CONSULTING RELATIONSHIP.

         2.1 TERM. The Company hereby agrees to retain Newman, and Newman hereby agrees to render services to the Company, as a consultant, upon the terms set forth in this Agreement, for the period (the "Consulting Period") commencing on the Employment Termination Date and ending on the date four years after the Employment Termination Date, unless sooner terminated in accordance with the provisions of Section 2.5. Notwithstanding the foregoing, the Consulting Period shall not commence if the Employment Period is terminated prior to the Employment Termination Date pursuant to Section 1.4.

         2.2 SERVICES. During the Consulting Period, Newman agrees to perform such consulting, advisory and related services to and for the Company as may be reasonably requested from time to time by the Company. The Company and Newman anticipate that such consulting services will involve approximately three days per week during the first two years of the Consulting Period and approximately two days per week during the last two years of the Consulting Period. Newman shall use his reasonable efforts in the performance of his obligations under this Section 2.2. The Company shall provide such access to its information and property as may be reasonably required in order to permit Newman to perform his obligations under this
Section 2.2. Newman shall cooperate with the Company's personnel, shall not interfere with the conduct of the Company's business and shall observe all rules, regulations and security requirements of the Company concerning the safety of persons and property.

         2.3  COMPENSATION.  During the Consulting Period:

              (a) CONSULTING FEES. The Company shall pay to Newman consulting fees of $5,000 per month, payable in arrears on the last day of each month. Payment for any partial month shall be prorated.

              (b) REIMBURSEMENT OF EXPENSES. The Company shall reimburse Newman, in accordance with Company policies and subject to any limitations as may be set by the Company, for reasonable and necessary expenses incurred or paid by Newman incident to the performance of his services under this Agreement.

              (c) BENEFITS. Newman shall not be entitled to any benefits, coverages or privileges, including, without limitation, social security, unemployment, medical or pension payments, made available to employees of the Company.

         2.4 INDEPENDENT CONTRACTOR STATUS. Newman shall perform all services under this Section 2 as an "independent contractor" and not as an employee or agent of the Company. Newman is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner.

         2.5 TERMINATION OF CONSULTING RELATIONSHIP. The Consulting Period shall terminate prior to its scheduled expiration date under the following circumstances:

              (a) at the election of the Company, for cause, immediately upon written notice by the Company to Newman. For the purposes of this
Section 2.5, cause for termination shall be deemed to exist upon (i) a good faith finding by the Company of the material failure of Newman to perform his reasonably assigned consulting duties for the Company, dishonesty, gross negligence or misconduct, or (ii) the conviction of Newman of, or the entry of a pleading of guilty or nolo contendere by Newman to, any crime involving moral turpitude or any felony; or

              (b) the death or disability (as defined in Section 1.4(b)) of Newman.

    3.   INVENTIONS AND PROPRIETARY INFORMATION.

         3.1  INVENTIONS.

              (a) All inventions, discoveries, computer programs, data, technology, designs, innovations and improvements (whether or not patentable and whether or not copyrightable) ("Inventions") related to the business of the Company which are made, conceived, reduced to practice, created, written, designed or developed by Newman, solely or jointly with others and whether during normal business hours or otherwise, during either the Employment Period or the Consulting Period, or thereafter if resulting or directly derived from Proprietary Information (as defined below), shall be the sole property of the Company. Newman hereby assigns to the Company all Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere and appoints any officer of the Company as his duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority. Upon the request of the Company and at the Company's expense, Newman shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Inventions to the Company and to assist the Company in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention.

              (b) Newman shall promptly disclose to the Company all Inventions and will maintain adequate and current written records (in the form of notes, sketches, drawings and as may be specified by the Company) to document the conception and/or first actual reduction to practice of any Invention. Such written records shall be available to and remain the sole property of the Company at all times.

              (c) Newman agrees to cooperate fully with the Company, both during and after the Employment Period and the Consulting Period, with respect to the procurement, maintenance and enforcement of copyrights and patents (both in the United States and foreign countries) relating to Inventions. Newman shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignment of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Invention.

         3.2  PROPRIETARY INFORMATION.

              (a) Newman acknowledges that his relationship with the Company is one of high trust and confidence and that in the course of his employment by and service as a consultant to the Company he will have access to and contact with Proprietary Information. Newman agrees that he will not, during the Employment Period or the Consulting Period or at any time thereafter, disclose to others, or use for his benefit or the benefit of others, any Proprietary Information or Invention.

              (b) For purposes of this Agreement, Proprietary Information shall mean, by way of illustration and not limitation, all information (whether or not patentable and whether or not copyrightable) owned, possessed or used by the Company, including, without limitation, any Invention, formula, vendor information, customer information, apparatus, equipment, trade secret, process, research, report, technical data, know-how, computer program, software, software documentation, hardware design, technology, marketing or business plan, forecast, unpublished financial statement, budget, license, price, cost and employee list that is communicated to, learned of, developed or otherwise acquired by Newman in the course of his employment by or service as a consultant to the Company.

              (c) Newman's obligations under this Section 3.2 shall not apply to any information that (i) is or becomes known to the general public under circumstances involving no breach by Newman or others of the terms of this Section 3.2, (ii) is generally disclosed to third parties by the Company without restriction on such third parties, or (iii) is approved for release by written authorization of the Board of Directors of the Company.

              (d) Newman agrees that all records, files, memoranda, notes, designs, data, reports, price lists, customer lists, drawings, plans, computer programs, software, software documentation, sketches, laboratory and research notebooks and other documents (and all copies or reproductions of such materials) embodying Proprietary Information, whether created by the Newman or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by the Newman only in the performance of his duties for the Company. At any time upon request by the Company, Newman shall promptly deliver to the Company all records, files, memoranda, notes, designs, data, reports, price lists, customer lists, drawings, plans, computer programs, software, software documentation, sketches, laboratory and research notebooks and other documents (and all copies or reproductions of such materials) embodying Proprietary Information or otherwise relating to the business of the Company.

    4.   NON-COMPETITION AND NON-SOLICITATION.

         4.1  NON-COMPETITION.

              (a) Until the date four and one-half years after the date of this Agreement, Newman will not directly or indirectly:

                   (i) as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, consultant, or in any other capacity whatsoever (other than as the holder of not more than one percent of the combined voting power of the outstanding stock of a publicly held company), develop, design, produce, market, sell or render (or assist any other person in developing, designing, producing, marketing, selling or rendering) products or services competitive with those developed, designed, produced, marketed, sold or rendered by the Company while Newman was employed or retained as a consultant by the Company; or

                   (ii) solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company which were contacted, solicited or served by Newman while employed or retained as a consultant by the Company.

              (b) Notwithstanding the provisions of Section 4.1(a), Newman shall be permitted to become a stockholder or investor of a company which distributes, solely via catalogs or over the Internet, products which compete with those of the Company; PROVIDED that Newman (i) may not serve as an employee, director or officer of such company, (ii) may not serve as a consultant or advisor to any manufacturers or customers of products which are competitive with those of the Company, (iii) may not allow any such company to use his name in a manner which, explicitly or implicitly, endorses products which are competitive with those of the Company, and (iv) shall use all reasonable efforts to cause any company using his name in the manner described in clause (iii) to promptly cease such use.

              (c) If Newman violates the provisions of Section 4.1(a), Newman shall continue to be bound by the restrictions set forth in Section 4.1(a) until an aggregate of four and one-half years (which need not be consecutive) following the date of this Agreement has expired without any violation of such provisions.

         4.2 NON-SOLICITATION. Until the date four and one-half years after the date of this Agreement, Newman will not directly or indirectly recruit, solicit or hire any employee of the Company, or induce or attempt to induce any employee of the Company to terminate his/her employment with, or otherwise cease his/her relationship with, the Company.

    5.   MISCELLANEOUS.

         5.1 NO CONFLICT. Newman represents that the execution and performance by him of this Agreement does not and will not conflict with or breach the terms of any other agreement by which Newman is bound.

         5.2 EQUITABLE REMEDIES. The restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by Newman to be reasonable for such purpose. Newman acknowledges that any breach of the provisions of Section 3 or Section 4 would result in serious and irreparable injury to the Company for which the Company cannot be adequately compensated by monetary damages alone. Newman agrees, therefore, that, in addition to any other remedy it may have, the Company shall be entitled to enforce the specific performance of Section 3 and Section 4 of this Agreement by Newman and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages.

         5.3 INTERPRETATION. If any restriction set forth in Section 4 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

         5.4 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

         5.5 AMENDMENT. This Agreement may be amended or modified only by a written instrument executed by both the Company and Newman.

         5.6 SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

         5.7 WAIVER OF RIGHTS. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

         5.8 ASSIGNABILITY. The Company may assign this Agreement to any other corporation or entity which acquires (whether by purchase, merger, consolidation or otherwise) all or substantially all of the business and/or assets of the Company.

         5.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to conflict of law provisions). Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of Delaware (or, if appropriate, a federal court located within Delaware), and the Company and Newman each consents to the jurisdiction of such a court.

    NEWMAN ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

    WITNESS our hands and seals:

                             IMEX MEDICAL SYSTEMS, INCORPORATED


                             By:
                                 --------------------------------------

                                 --------------------------------------
                                 (print name and title)



                             DENNIS R. NEWMAN

                                 --------------------------------------
                                 (Signature)

                                                  EXHIBIT D TO MERGER AGREEMENT

                                        LEASE

                                      ARTICLE I

                                    REFERENCE DATA


    1.1  SUBJECTS REFERRED TO.

    Each reference in this Lease to any of the following subjects shall be construed to incorporate the data stated for that subject in this Section 1.1.

    (a)  Date of this Lease:    ___________ __, 1997
    (b)  Premises: The land with the building thereon commonly known as 6355 Joyce Street, Golden, Colorado legally described on Exhibit A and more particularly shown on Exhibit A-1 attached hereto.

    (c)  Landlord:  Dennis R. Newman and Patricia L. Newman

    (d)  Original Address of Landlord:  9305 Blue Mountain Road
                                        Golden, Colorado 80403

    (e)  Tenant:  Imex Medical Systems, Incorporated, a Delaware corporation

    (f)  Original Address of Tenant:   6355 Joyce Street
                                       Golden, Colorado 80401

    (g) Term: The period commencing on the Commencement Date and ending at 11:59 p.m. local time June 30, 1998, with two options to extend as set forth in Section 2.3.

    (h)  Commencement Date:  The date hereof

    (i)  Annual Fixed Rent:  $127,572.00

    (j)  Permitted Uses:  Light manufacturing, research and development and office uses

    (k)  Public Liability Insurance Limits:

              Bodily Injury: $1,000,000
              Property Damage: $1,000,000

    1.2  EXHIBITS.

    The Exhibits listed below in this section are incorporated in this Lease by reference and are to be construed as a part of this Lease:

    EXHIBIT A.     Description of Premises.

    EXHIBIT A-1.   Plan showing the Premises, including appurtenances thereto, if any.

    1.3  TABLE OF ARTICLES AND SECTIONS.

ARTICLE I

    REFERENCE DATA.........................................................  1
    1.1    SUBJECTS REFERRED TO............................................  1
    1.2    EXHIBITS........................................................  2
    1.3    TABLE OF ARTICLES AND SECTIONS..................................  2

ARTICLE II

    PREMISES AND TERM......................................................  5
    2.1    PREMISES........................................................  5
    2.2    TERM............................................................  5
    2.3    OPTION TO EXTEND................................................  5
    2.4    TERMINATION OF PRIOR LEASE......................................  5

ARTICLE III

    CONDITION OF PREMISES..................................................  5
    3.1    AS IS...........................................................  5

ARTICLE IV

    RENT...................................................................  5
    4.1    THE FIXED RENT..................................................  5
    4.2    ADDITIONAL RENT.................................................  6
           4.2.1  REAL ESTATE TAXES........................................  6
           4.2.2  INSURANCE................................................  7
           4.2.3  UTILITIES................................................  8
    4.3    LATE PAYMENT OF RENT............................................  8

ARTICLE V

    LANDLORD'S COVENANTS...................................................  8

    5.1    DELIVERY OF POSSESSION..........................................  8
    5.2    LANDLORD'S REPRESENTATION.......................................  8
    5.3    ROOF, EXTERIOR WALL, FLOOR SLAB AND STRUCTURAL COMPONENT REPAIR.  9
    5.4    QUIET ENJOYMENT.................................................  9
    5.5    HAZARDOUS MATERIALS.............................................  9
    5.6    INDEMNITY....................................................... 10

ARTICLE VI

    TENANT'S ADDITIONAL COVENANTS........................................... 10
    6.1    AFFIRMATIVE COVENANTS............................................ 10
           6.1.1  PERFORM OBLIGATIONS....................................... 10
           6.1.2  USE....................................................... 10
           6.1.3  REPAIR AND MAINTENANCE.................................... 10
           6.1.4  COMPLIANCE WITH LAW....................................... 11
           6.1.5  TENANT'S WORK............................................. 11
           6.1.6  INDEMNITY................................................. 11
           6.1.7  LANDLORD'S RIGHT TO ENTER................................. 12
           6.1.8  PERSONAL PROPERTY AT TENANT'S RISK........................ 12
           6.1.9  YIELD UP.................................................. 12
    6.2    NEGATIVE COVENANTS............................................... 12
           6.2.1  ASSIGNMENT AND SUBLETTING................................. 12
           6.2.2  OVERLOADING AND NUISANCE.................................. 13

ARTICLE VII

    CASUALTY OR TAKING...................................................... 13
    7.1    TERMINATION...................................................... 13
    7.2    RESTORATION...................................................... 14

ARTICLE VIII

    DEFAULTS................................................................ 14
    8.1    EVENTS OF DEFAULT................................................ 14
    8.2    REMEDIES......................................................... 15
    8.3    REMEDIES CUMULATIVE.............................................. 15
    8.4    LANDLORD'S AND TENANT'S RIGHT TO CURE DEFAULTS................... 16
    8.5    EFFECT OF WAIVERS OF DEFAULT..................................... 16
    8.6    NO ACCORD AND SATISFACTION....................................... 16

ARTICLE IX

    MORTGAGES............................................................... 17
    9.1    RIGHTS OF MORTGAGE HOLDERS....................................... 17

    9.2    LEASE SUPERIOR OR SUBORDINATE TO MORTGAGES....................... 17

ARTICLE X

    MISCELLANEOUS PROVISIONS................................................ 18
    10.1   NOTICES FROM ONE PARTY TO THE OTHER.............................. 18
    10.2   ESTOPPEL CERTIFICATE............................................. 18
    10.3   LEASE NOT TO BE RECORDED......................................... 19
    10.4   BIND AND INURE................................................... 19
    10.5   ACTS OF GOD...................................................... 19
    10.6   LANDLORD'S DEFAULT............................................... 19
    10.7   BROKERAGE........................................................ 19
    10.8   APPROVALS AND CONSENT............................................ 20
    10.9   APPLICABLE LAW AND CONSTRUCTION.................................. 20
           10.9.1  APPLICABLE LAW........................................... 20
           10.9.2  NO OTHER AGREEMENT....................................... 20
           10.9.3  TITLES................................................... 20
           10.9.4  "LANDLORD" AND "TENANT".................................. 20
    10.10  SUBMISSION NOT AN OFFER.......................................... 20

                                   ARTICLE II

                               PREMISES AND TERM

    2.1 PREMISES. Landlord hereby leases and demises to Tenant and Tenant hereby leases from Landlord, subject to and with the benefit of the terms, covenants, conditions and provisions of this Lease, the Premises.

    2.2 TERM. TO HAVE AND TO HOLD for a term beginning on the Commencement Date hereof and continuing for the Term, unless sooner terminated as hereinafter provided.

    2.3 OPTION TO EXTEND. Provided that Tenant is not in default beyond any applicable grace or cure period at the time of its exercise or at the commencement of the respective Extension Term, Tenant shall have the right and option to extend the Term for two periods of one year each (the "Extension Terms") by giving written notice to Landlord of its exercise of its option to extend the Term on or before that date which is six months prior to the expiration of the original Term or the first Extension Term, as the case may be. If either or both such options are so exercised, all of the terms, conditions, covenants and agreements contained herein shall apply during each Extension Term, except that the Annual Fixed Rent shall be $131,399.00 during the First Extension Term and $135,341.00 during the Second Extension Term. In the event Tenant exercises an option set forth herein, references to the Term shall include the relevant Extension Term.

    2.4 TERMINATION OF PRIOR LEASE. This lease terminates and supersedes the lease agreement, dated June 1, 1982, between the Landlord and the Tenant, as amended (the "Prior Agreement"), in its entirety, and the Prior Agreement shall have no further force or effect.

                                     ARTICLE III

                                CONDITION OF PREMISES

    3.1 AS IS. Tenant accepts the Premises in their "as is" condition as of the date of this Lease, subject to the provisions of Sections 5.1 and 5.2.

                                      ARTICLE IV

                                         RENT

    4.1 THE FIXED RENT. Tenant covenants and agrees to pay rent to Landlord at the Original Address of Landlord or at such other place or to such other person or entity as Landlord may by notice to Tenant from time to time direct, in equal installments of 1/12th of the Annual Fixed Rent in advance on the first day of each calendar month included in the Term; and for any portion of a calendar month at the beginning or end of the Term, at that rate payable in advance for such portion.

    4.2  ADDITIONAL RENT.   In order that the Fixed Rent shall be net to
Landlord, Tenant covenants and agrees to pay, as Additional Rent, taxes, insurance costs, and utility charges with respect to the Premises as provided in this Section 4.2 as follows:

         4.2.1 REAL ESTATE TAXES. Tenant shall pay, directly to the authority charged with collection thereof: (i) all real property taxes, assessments, levies, fees, water and sewer rents and charges which are, at any time prior to or during the Term hereof, imposed or levied upon or assessed against the Premises and (ii) all charges for utilities furnished to the Premises which may become a lien on the Premises (collectively "taxes and assessments" or if singular "tax or assessment"). If any tax or assessment levied against the Premises may legally be paid in installments, Tenant may elect to pay such tax or assessment in installments. For each tax or assessment period, or installment period thereof, wholly included in the Term, all such payments shall be made by Tenant no later than the last date on which the same may be paid without interest or penalty; provided that for any fraction of a tax or assessment period, or installment period thereof, included in the Term at the beginning or end thereof, Tenant shall pay to Landlord, within 20 days after receipt of invoice therefor, the fraction of taxes and assessments so levied or assessed or becoming payable which is allocable to such included period. Tenant shall furnish Landlord with evidence of payment of taxes and assessments promptly after each such payment.

    If Tenant shall deem itself aggrieved by any such tax or assessment, and shall elect to contest the payment thereof, Tenant may make such payment under protest or, if postponement of such payment will not jeopardize Landlord's title to the Premises nor prejudice Landlord's rights with respect to abatement proceedings, Tenant may postpone the same.

    Either party paying any tax or assessment shall be entitled to recover, receive and retain for its own benefit all abatements and refunds related thereto, unless it has previously been reimbursed by the other party. Any abatement or refund related to a tax or assessment the payment of which was apportioned between the parties shall be first applied to the costs of securing such abatement or refund, and the balance shall be apportioned in like manner. Neither party shall discontinue any abatement proceedings begun by it without first giving the other party notice of its intent so to do and reasonable opportunity to be substituted in such proceedings. Notwithstanding any other provision of this Lease to the contrary, neither party paying any tax or assessment shall make such payment in such an amount, in such a manner, or at such a time as would prejudice any abatement proceeding.

    Nothing contained in this Lease shall, however, require Tenant to pay any franchise, corporate, estate, inheritance, succession, capital levy or transfer tax of Landlord, or any income, profits or revenue tax or charge upon the rent payable by Tenant under this Lease.

    4.2.2 INSURANCE. Tenant shall take out and maintain throughout the Term the following insurance protecting Landlord as a named insured and with such additional insureds as Landlord from time to time may designate by notice to
Tenant:

         4.2.2.1 All-risk insurance covering all buildings and improvements now existing or hereafter erected upon the Premises, and all equipment and fixtures installed in or used in connection with the Premises, with such additional endorsements as may be necessary to include coverage for vandalism and malicious conduct, floods, water damage and debris removal and demolition, with a co-insurance provision of 80% or an agreed amount clause, in an amount equal to the replacement cost of all such buildings, improvements, equipment and fixtures (but not less than the agreed amount if coverage is pursuant to an agreed amount clause) as such replacement cost may be determined from time to time.

         4.2.2.2 Commercial general liability insurance indemnifying Landlord and Tenant against all claims and demands for any injury to person or property which may be claimed to have occurred on or about the Premises or on the sidewalk or ways adjoining the Premises, in amounts which shall, at the beginning of the Term, be at least equal to the limits set forth in Section 1.1, and, from time to time during the Term, shall be for such higher limits, if any, as are customarily carried in the area in which the Premises are located on property similar to the Premises and used for similar purposes; and workmen's compensation insurance with statutory limits covering all of Tenant's employees working on the Premises.

         4.2.2.3 Insurance against loss or damage from sprinklers and from leakage or explosion or cracking of boilers, pipes carrying steam or water, or both, pressure vessels or similar apparatus, in the so-called "broad form" and in such amounts as Landlord may reasonably require.

         4.2.2.4 All policies required under this Section 4.2.2 shall be obtained from responsible companies qualified to do business in the state in which the Premises are located and in good standing therein, which companies and the amount of insurance allocated thereto shall be subject to Landlord's reasonable approval. Tenant agrees to furnish Landlord with certificates evidencing all such insurance prior to the beginning of the Term hereof and evidence of each renewal policy at least 20 days prior to the expiration of the policy it renews. Each such policy shall be non-cancelable with respect to the interest of Landlord and the holders of any mortgages on the Premises without at least 20 days' prior written notice thereto.

         4.2.2.5 All insurance which is carried by either party with respect to the Premises or to furniture, furnishings, fixtures or equipment therein or alterations or improvements thereto, whether or not required, shall include provisions which either designate the other party as one of the insured or deny to the insurer acquisition by subrogation of rights of recovery against the other party to the extent such rights have been waived by the insured party prior to occurrence of loss or injury, insofar as, and to the extent that such provisions may be effective without making it impossible to obtain insurance coverage from responsible companies qualified to do business in the state in which the Premises are located (even though extra premium may result therefrom). In the event that extra premium is payable by either party as a result of this provision, the other party shall reimburse the party paying such premium the amount of such extra premium. If at the request of one party, this non-subrogation provision is waived as to such party, then the obligation of reimbursement by such party shall cease for such period of time as such waiver shall be effective, but nothing contained in this Section 4.2.2.5 shall derogate from or otherwise affect releases elsewhere herein contained of either party for claims. Each party shall be entitled to have duplicates or certificates of any policies containing such provisions. Each party hereby waives all rights of recovery against the other for loss or injury against which the waiving party is protected by insurance containing said non-subrogation provisions, reserving, however, any rights with respect to any excess of loss or injury over the amount recovered by such insurance.

    4.2.3 UTILITIES. Tenant shall pay directly to the proper authorities charged with the collection thereof all charges for water, sewer, gas, electricity, telephone and other utilities or services used or consumed on the Premises, whether called charge, tax, assessment, fee or otherwise, including, without limitation, water and sewer use charges and taxes, if any, all such charges to be paid as the same from time to time become due.

    4.3 LATE PAYMENT OF RENT. If any installment of Fixed Rent or payment of Additional Rent is paid more than ten (10) days after the date the same was due, it shall bear interest from the due date at the rate of ten percent per annum, the payment of which shall be Additional Rent.

                                      ARTICLE V

                                 LANDLORD'S COVENANTS
Landlord covenants:

    5.1 DELIVERY OF POSSESSION. Landlord covenants and agrees to deliver possession of the Premises to Tenant on the Commencement Date free and clear from all tenancies, occupancies, claims or rights to possession of persons other than the rights of Landlord and Tenant under this Lease.

    5.2 LANDLORD'S REPRESENTATION. Landlord represents and warrants that, both on the date this Lease is executed and on the Commencement Date, the Premises may be used for light manufacturing, research and development and office uses and are and will be in compliance with all applicable federal, state and local environmental laws and regulations, the Americans with Disabilities Act and the applicable state or local building code, and free and clear from all orders, notices and violations filed or entered by any public or quasi-public authority, and from complaints or reports of violations, noted or existing in or filed with any federal, state, county or local authority. Landlord further represents and warrrants that, to the best of Landlord's knowledge, there has been no discharge, release, generation, storage or disposal of any Hazardous Materials on any property adjacent to the Premises prior to the commencement of the Term of this Lease.

    5.3 ROOF, EXTERIOR WALL, FLOOR SLAB AND STRUCTURAL COMPONENT REPAIR. To make such repairs to the roof, exterior walls, other structural components, floor slabs, and parking areas and facilities as may be necessary to keep them in good order, repair and condition and in compliance with applicable laws, codes and regulations.

    5.4 QUIET ENJOYMENT. That Tenant on paying the Fixed Rent and additional rent and performing the tenant obligations in this Lease shall peacefully and quietly have, hold and enjoy the Premises, subject to all of the terms and provisions hereof.

    5.5 HAZARDOUS MATERIALS. Landlord shall defend, indemnify and hold Tenant harmless from and against all loss, cost, expense or damages Tenant, its stockholders, officers, directors or employees may suffer or incur as a result of the discharge, release, generation, storage or disposal of any Hazardous Materials on or about the Premises prior to the commencement of the Term of this Lease.

    For purposes of this Lease Hazardous Materials shall mean all oil and petroleum products and all hazardous or toxic substances, all substances which, because of their quantitative concentration, or their chemical, radioactive, flammable, explosive, infectious or other characteristics, constitute or may reasonably be expected to constitute or contribute to a danger or hazard to public health, safety or welfare or to the environment, including, without limitation, any asbestos (whether or not friable) and any asbestos-containing materials, waste oils, solvents and chlorinated oils, polychlorinated biphenyls
(PCBs) and chemical, biological and radioactive wastes, and any other substances or any hazardous or toxic wastes or substances which are included under or regulated by any Environmental Laws.

    For purposes of this Lease Environmental Laws shall mean all federal, state or local laws, rules and regulations (whether now existing or hereafter enacted or promulgated, as they may be amended from time to time), and all judicial or decisional law, pertaining to Hazardous Materials, environmental regulations contamination by Hazardous Materials, clean-up of Hazardous Materials or disclosures relating to Hazardous Materials, and any judicial or administrative interpretation thereof, including any judicial or administrative orders or judgments, including, without limitation: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq. ("CERCLA"); the Federal Resource Conservation and Recovery Act, 42 U.S.C.
Section 6901 et seq. ("RCRA"); Superfund Amendments and Reauthorization Act of 1986, Public Law No. 99-499 ("SARA"); Toxic Substances Control Act, 15 U.S.C.
Section 2601 et seq. ("TSCA"); and all state superlien or environmental clean-up or disclosure statutes in the state in which the Mortgage Property is located.

    5.6 INDEMNITY. Landlord shall defend all actions against Tenant and any stockholder, officer, director or employee of Tenant (herein, "Indemnified Parties") with respect to, and shall pay, protect, indemnify and save harmless, to the extent permitted by law, all Indemnified Parties from and against any and all liabilities, losses, damages, costs, expenses (including reasonable attorneys' fees and expenses), causes of action, suits, claims, demands or judgments of any nature arising from (i) injury to or death or any person, or damage to or loss of property, on or about the Premises or on adjoining sidewalks, streets or ways, or connected with the use, condition or occupancy of any thereof caused by the negligence or willful misconduct of Landlord or its agents, contractors, licensees or invitees, (ii) violation by Landlord of this Lease, or (iii) any act, fault, omission, or other misconduct of Landlord or its agents or contractors.

                                      ARTICLE VI

                            TENANT'S ADDITIONAL COVENANTS

    6.1 AFFIRMATIVE COVENANTS. Tenant covenants at its sole expense at all times during the Term and for such prior or subsequent time as Tenant occupies the Premises or any part thereof:

         6.1.1 PERFORM OBLIGATIONS. To perform promptly all of the obligations of Tenant set forth in this Lease; and to pay when due the Fixed Rent and Additional Rent and all charges, rates and other sums which by the terms of this Lease are to be paid by Tenant.

         6.1.2 USE. To use the Premises only for the Permitted Uses, and from time to time to procure all licenses and permits necessary therefor at Tenant's sole expense.

         6.1.3 REPAIR AND MAINTENANCE. Except as otherwise provided in Articles V and VII, to keep the Premises in good order, condition and repair and in at least as good order, condition and repair as they are in on the Commencement Date or may be put in during the Term, reasonable use and wear, fire and other casualty only excepted; to maintain in good condition all lawns and planted areas and keep in good repair and clean and neat and free of snow and ice all surfaced roadways, walks, and parking and loading areas; and to make all repairs and to do all other work necessary for the foregoing purposes. Notwithstanding the foregoing, in no event shall Tenant be required to make any repair or replacement which would be considered capital in nature under generally accepted accounting principles, and Landlord shall make all such repairs or replacements promptly after receipt of written notice from Tenant.

         6.1.4 COMPLIANCE WITH LAW. To make all non-structural, non-capital repairs, alterations, additions or replacements to the Premises required by any law or ordinance or any order or regulation of any public authority; to keep the Premises equipped with all safety equipment required; to pay all municipal, county, or state taxes assessed against the leasehold interest hereunder, or against personal property of any kind on or about the Premises; and to comply with the orders, regulations, variances, licenses and permits of or granted by governmental authorities with respect to zoning, building, fire, health and other codes, regulations, ordinances or laws applicable to the Premises, and the condition, use or occupancy thereof, except that Tenant may defer compliance so long as the validity of any such order, regulation, code, ordinance or law shall be contested by Tenant in good faith and by appropriate legal proceedings. Notwithstanding the foregoing, Landlord shall make such repairs, alterations or replacements, shall furnish such safety equipment, and shall otherwise bring the Premises into compliance with all applicable laws as of the commencement of the Term of this Lease.

         6.1.5 TENANT'S WORK. To obtain Landlord's prior approval of any work to be done by Tenant in the Premises which is reasonably expected to cost more than $25,000.00 in any single instance; to procure at Tenant's sole expense all necessary permits and licenses before undertaking any work on the Premises; to do all such work in a good and workmanlike manner employing materials of good quality and so as to conform with all applicable zoning, building, fire, health and other codes, regulations, ordinances and laws; to pay promptly when due the entire cost of any work on the Premises undertaken by Tenant so that the Premises shall at all times be free of liens for labor and materials; to require such contractors employed by Tenant to carry workmen's compensation insurance in accordance with statutory requirements; and to save Landlord harmless and indemnified from all injury, loss, claims or damage to any person or property occasioned by or growing out of such work.

         6.1.6 INDEMNITY. Tenant shall defend all actions against Landlord, any partner, trustee, stockholder, officer, director, employee or beneficiary of Landlord, holders of mortgages on the Premises and any other party having an interest in the Premises (herein, "Indemnified Parties") with respect to, and shall pay, protect, indemnify and save harmless, to the extent permitted by law, all Indemnified Parties from and against any and all liabilities, losses, damages, costs, expenses (including reasonable attorneys' fees and expenses), causes of action, suits, claims, demands or judgments of any nature arising from
(i) injury to or death of any person, or damage to or loss of property, on or about the Premises or on adjoining sidewalks, streets or ways, or connected with the use, condition or occupancy of any thereof, unless such injury, death or damage was caused by the negligence or willful misconduct of Landlord or its agents, contractors, licensees or invitees, (ii) violation by Tenant of this Lease, or (iii) any act, fault, omission, or other misconduct of Tenant or its agents, contractors, licensees, sublessees or invitees.

         6.1.7 LANDLORD'S RIGHT TO ENTER. To permit Landlord and its agents to enter the Premises at reasonable times after reasonable notice to examine the Premises, to make such repairs and replacements as Landlord may elect or as Landlord may be required to perform hereunder, and to show the Premises to prospective purchasers, lenders and tenants, and, during the last six months of the Term, to keep affixed in suitable places notices of availability of the Premises.

         6.1.8 PERSONAL PROPERTY AT TENANT'S RISK. All of the furnishings, fixtures, equipment, effects and property of every kind, nature and description of Tenant and of all persons claiming by, through or under Tenant which, during the continuance of this Lease or any occupancy of the Premises by Tenant or anyone claiming under Tenant, may be on the Premises, shall be at the sole risk and hazard of Tenant and if the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, or by the leakage or bursting of water pipes, steam pipes, or other pipes, by theft or from any other cause, no part of said loss or damage is to be charged to or to be borne by Landlord, except that Landlord shall in no event be indemnified or held harmless or exonerated from any liability to Tenant or to any other person for any injury, loss, damage or liability caused by Landlord's negligence or willful misconduct.

         6.1.9 YIELD UP. At the expiration of the Term or earlier termination of this Lease: to surrender all keys to the Premises, to remove all furnishings, fixtures, equipment and other personal property now or hereafter located in the Premises, and to deliver and yield up the Premises broom-clean and in the same condition the Premises are in as of the Commencement Date, reasonable wear and tear, fire and other casualty excepted.

    6.2 NEGATIVE COVENANTS. Tenant covenants at all times during the Term and for such further time as Tenant occupies the Premises or any part thereof:

         6.2.1 ASSIGNMENT AND SUBLETTING. Not to assign, transfer, mortgage or pledge this Lease or to grant a security interest in Tenant's rights hereunder, or to sublease (which term shall be deemed to include the granting of concessions and licenses and the like) or permit anyone other than Tenant to occupy all or any part of the Premises or suffer or permit this Lease or the leasehold interest hereby created or any other rights arising under this Lease to be assigned, transferred or encumbered, in whole or in part, whether voluntarily, involuntarily or by operation of law, unless, in each instance the prior written consent of Landlord thereto shall have been obtained, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing Tenant may assign this Lease or sublet any portion or all of the Premises to any corporation, partnership, trust, association, limited liability company or other business or organization (x) directly or indirectly controlling and beneficially owning Tenant, (y) directly or indirectly controlled by and beneficially owned by Tenant, or (z) under common control with Tenant, or to any successor of Tenant by merger, consolidation or acquisition of substantially all of the stock or assets of Tenant, without the prior written consent of Landlord.

    If for any assignment or sublease or occupancy by another, Tenant receives rent or other consideration, either initially or over the term of the assignment, sublease or occupancy, after payment of any expenses incurred in connection therewith, in excess of the rent called for hereunder, or in case of sublease of part of the Premises, in excess of such rent fairly allocable to the part so subleased, after deducting all expenses of such transaction including, without limitation, brokerage and legal fees and demising walls and other leasehold improvements, Tenant shall pay to Landlord, as Additional Rent, 50% of the excess of each such payment of rent or other consideration received by Tenant promptly after its receipt.

    Any attempted assignment, transfer, mortgage, pledge, grant of security interest, sublease or other encumbrance, except as permitted by this Section 6.2.1, shall be void. No assignment, transfer, mortgage, grant of security interest, sublease or other encumbrance, whether or not approved, and no indulgence granted by Landlord to any assignee, sublessee or occupant shall in any way impair Tenant's continuing primary liability (which after an assignment or subletting shall be joint and several with the assignee or sublessee) of Tenant hereunder, and no approval in a particular instance shall be deemed to be a waiver of the obligation to obtain Landlord's approval in any other case.

         6.2.2 OVERLOADING AND NUISANCE. Not to injure, overload, deface or otherwise harm the Premises; nor commit any nuisance; not to dump, flush, or in any way introduce any Hazardous Materials or any other toxic substances into the septic, sewage or other waste disposal system serving the Premises in violation of law; not to generate, store, use or dispose of Hazardous Materials in or on the Premises in violation of law, or commit or suffer to be committed in or on the Premises any act in violation of law.

                                     ARTICLE VII

                                  CASUALTY OR TAKING

    7.1 TERMINATION. In the event that the Premises, or any material part thereof, shall be taken by any public authority or for any public use, or shall be destroyed or damaged by fire or casualty, or by the action of any public authority, and as a result thereof Tenant is unable to effectively operate its business in the Premises, then this Lease may be terminated at the election of Tenant. Such election, which may be made notwithstanding the fact that Landlord's entire interest may have been divested, shall be made by the giving of notice within 30 days after the right of election accrues.

    7.2 RESTORATION. If this Lease is not terminated as aforesaid, this Lease shall continue in force and a just proportion of the rent reserved, according to the nature and extent of the damages sustained by the Premises, shall be suspended or abated until the Premises, or what may remain thereof, shall be put by Landlord in proper condition for use, which Landlord covenants to do with reasonable diligence.

                                     ARTICLE VII

                                       DEFAULTS

    8.1 EVENTS OF DEFAULT. If (a) Tenant shall default in the performance of any of its obligations to pay the Fixed Rent or Additional Rent hereunder and if such default shall continue for ten (10) days after notice from Landlord designating such default or if within thirty (30) days after notice from Landlord to Tenant specifying any other default or defaults Tenant has not commenced diligently to correct the default or defaults so specified or has not thereafter diligently pursued such correction to completion, or (b) Tenant becomes insolvent or fails to pay its debts as they fall due, or (c) a trust mortgage or assignment is made by Tenant for the benefit of creditors, or (d) Tenant proposes a composition, arrangement, reorganization or recapitalization with creditors, or (e) the leasehold estate under this Lease or any substantial part of the property of Tenant is taken on execution, or by other process of law, or is attached or subjected to any other involuntary encumbrance, or (f) a receiver, trustee, custodian, guardian, liquidator or similar agent is appointed with respect to Tenant, or if any such person or a mortgagee, secured party or other creditor takes possession of the Premises or of any substantial part of the property of Tenant, and, in either case, if such appointment or taking of possession is not terminated within 90 days after it first occurs, or (g) a petition is filed by or with the consent of Tenant under any federal or state law concerning bankruptcy, insolvency, reorganization, arrangement, or relief from creditors, or (h) a petition is filed against Tenant under any federal or state law concerning bankruptcy, insolvency, reorganization, arrangement, or relief from creditors, and such petition is not dismissed within 90 days thereafter, or (i) Tenant dissolves or is dissolved or liquidates or adopts any plan or commences any proceeding, the result of which is intended to include dissolution or liquidation, then, and in any of such cases, Landlord and the agents and servants of Landlord lawfully may, in addition to and not in derogation of any remedies for any preceding breach of covenant, immediately or at any time thereafter and without demand or notice and with or without process of law enter into and upon the Premises or any part thereof in the name of the whole or mail a notice of termination addressed to Tenant, and repossess the same as of Landlord's former estate and expel Tenant and those claiming through or under Ten-ant and remove its and their effects without being deemed guilty of any manner of trespass and without prejudice to any remedies which might otherwise be used for arrears of rent or prior breach of covenant, and upon such entry or mailing as aforesaid this Lease shall terminate.

    8.2 REMEDIES. In the event that this Lease is terminated under any of the provisions contained in Section 8.1 or shall be otherwise terminated for breach of any obligation of Tenant, Tenant covenants to pay forthwith to Landlord, as compensation, the excess of the total rent reserved for the residue of the Term over the rental value of the Premises for said residue of the Term, discounted to present value using the then current discount rate of the Federal Reserve Bank of Boston. In calculating the rent reserved there shall be included, in addition to the Fixed Rent and Additional Rent, the value of all other considerations agreed to be paid or performed by Tenant for said residue.
Tenant further covenants as additional and cumulative obligations after any such termination to pay punctually to Landlord all the sums and to perform all the obligations which Tenant covenants in this Lease to pay and to perform in the same manner and to the same extent and at the same time as if this Lease had not been terminated. In calculating the amounts to be paid by Tenant pursuant to the next preceding sentence Tenant shall be credited with the portion of any amount paid to Landlord as compensation as in this Section 8.2 provided, allocable to the corresponding portion of the Term and also with the net proceeds of any rent obtained by Landlord by reletting the Premises, after deducting all Landlord's reasonable expenses in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, fees for legal services and expenses of preparing the Premises for such reletting, it being agreed that Landlord shall use reasonable efforts to relet the Premises and to mitigate damages.

    Nothing contained in this Lease shall, however, limit or prejudice the right of Landlord to prove for and obtain in proceedings under any federal or state law relating to bankruptcy or insolvency or reorganization or arrangement, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater than the amount of the loss or damages referred to above.

    8.3 REMEDIES CUMULATIVE. Any and all rights and remedies which Landlord or Tenant may have under this Lease, and at law and equity, shall be cumulative and shall not be deemed inconsistent with each other, and any two or more of all such rights and remedies may be exercised at the same time insofar as permitted by law.

    8.4 LANDLORD'S AND TENANT'S RIGHT TO CURE DEFAULTS. Either Landlord or Tenant may, but shall not be obligated to, cure, at any time, following 10 days' prior notice to the other party hereto, except in cases of emergency when no notice shall be required, any default by the other party hereto under this Lease; and whenever the non-defaulting party so elects, all costs and expenses incurred by such non-defaulting party, including reasonable attorneys' fees, in curing a default shall be paid by the defaulting party on demand, together with interest thereon at the rate provided in Section 4.3. In the event Landlord fails to reimburse any such amount paid by

Tenant within ten (10) days after demand, Tenant shall have the right to offset such amount against the Fixed Rent and Additional Rent payable by Tenant hereunder.

    8.5 EFFECT OF WAIVERS OF DEFAULT. Any consent or permission by Landlord or Tenant to any act or omission which otherwise would be a breach of any covenant or condition herein, or any waiver by Landlord or Tenant of the breach of any covenant or condition herein, shall not in any way be held or construed (unless expressly so declared) to operate so as to impair the continuing obligation of any covenant or condition herein, or otherwise, except as to the specific instance, operate to permit similar acts or omissions.

    The failure of Landlord or Tenant to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of rent with knowledge of the breach of any covenant of this Lease shall not be deemed to have been a waiver of such breach by Landlord, or by Tenant, unless such waiver be in writing signed by the party to be charged. No consent or waiver, express or implied, by Landlord or Tenant to or of any breach of any agreement or duty shall be construed as a waiver or consent to or of any other breach of the same or any other agreement or duty.

    8.6 NO ACCORD AND SATISFACTION. No acceptance by Landlord of a lesser sum than the Fixed Rent, Additional Rent or any other charge then due shall be deemed to be other than on account of the earliest installment of such rent or charge due, unless Landlord elects by notice to Tenant to credit such sum against the most recent installment due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent or other charge be deemed a waiver, an agreement or an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such installment or pursue any other remedy in this Lease provided.

                                      ARTICLE IX

                                      MORTGAGES

    9.1 RIGHTS OF MORTGAGE HOLDERS. The word "mortgage" as used herein includes mortgages, deeds of trust or other similar instruments evidencing other voluntary liens or encumbrances, and modifications, consolidations, extensions, renewals, replacements and substitutes thereof. The word "holder" shall mean a mortgagee, and any subsequent holder or holders of a mortgage. Until the holder of a mortgage shall enter and take possession of the Premises for the purpose of foreclosure, such holder shall have only such rights of Landlord as are necessary to preserve the integrity of this Lease as security. Upon entry and taking possession of the Premises for the purpose of foreclosure, such holder shall have all the rights of Landlord. Notwithstanding any other provision of this Lease to the contrary, including without limitation Section 10.3, no such holder of a mortgage shall be liable either as mortgagee or as assignee, to perform, or be liable in damages for failure to perform, any of the obligations of

Landlord unless and until such holder shall enter and take possession of the Premises for the purpose of foreclosure. Upon entry for the purpose of foreclosure, such holder shall be liable to perform all of the obligations of Landlord accruing from and after such entry, provided that a discontinuance of any foreclosure proceeding shall be deemed a conveyance under said provisions to the owner of the Premises. No Fixed Rent, Additional Rent or any other charge shall be paid more than 30 days prior to the due dates thereof and payments made in violation of this provision shall (except to the extent that such payments are actually received by a mortgagee in possession or in the process of foreclosing its mortgage) be a nullity as against such mortgagee and Tenant shall be liable for the amount of such payments to such mortgagee.

    The covenants and agreements contained in this Lease with respect to the rights, powers and benefits of a holder of a mortgage (including, without limitation, the covenants and agreements contained in this Section 9.1) constitute a continuing offer to any person, corporation or other entity, which by accepting a mortgage subject to this Lease, assumes the obligations herein set forth with respect to such holder; such holder is hereby constituted a party of this Lease as an obligee hereunder to the same extent as though its name were written hereon as such; and such holder shall be entitled to enforce such provisions in its own name. Tenant agrees on request of Landlord to execute and deliver from time to time any agreement which may be necessary to implement the provisions of this Section 9.1.

    9.2 LEASE SUPERIOR OR SUBORDINATE TO MORTGAGES. This Lease is and shall continue to be subject and subordinate to any presently existing mortgage or mortgages secured by the Premises, and to any and all advances hereafter made thereunder, and to the interest of the holder or holders thereof in the Premises. The holder of any such presently existing mortgage shall have the election to subordinate the same to this Lease, exercisable by filing with the appropriate recording office a notice of such election, whereupon this Lease shall have priority over such mortgage. A copy of such filing shall be given to Tenant. Such election by the holder of any presently existing mortgage shall not affect priority with respect to this Lease of any other presently existing mortgage.

    Any mortgage or other voluntary lien or other encumbrance recorded subsequent to the recording of the notice or short form referred to in Section 10.3, or the date of this Lease if no such notice or short form is required under applicable law to impart constructive notice to third parties, shall be subject and subordinate to this Lease unless Landlord and the holder of any such subsequent mortgage and the holders of all mortgages prior to such subsequent mortgage elect to subordinate this Lease to such subsequent mortgage and to any and all advances thereafter made thereunder and to the interest of the holder thereof in the Premises, such election to be exercisable by Landlord and all such holders by filing with the appropriate recording office (a) a notice of such election and (b) an agreement between the holder of such subsequent mortgage and Tenant, consented to by holders of all mortgages having priority over such subsequent mortgage, by the terms of which such holder will agree to recognize the rights of Tenant under this Lease and to accept Tenant as tenant of the Premises under the terms and conditions of this Lease in the event of acquisition of title by such holder through foreclosure proceedings or otherwise and Tenant will agree to recognize the holder of such subsequent mortgage as

Landlord in such event, which agreement shall be made expressly to bind and inure to the benefit of the successors and assigns of Tenant and of such holder and upon anyone purchasing said Premises at any foreclosure sale brought by such holder. Tenant and Landlord agree to execute and deliver any appropriate instruments necessary to carry out the agreements contained in this Section 9.2.

                                      ARTICLE X

                               MISCELLANEOUS PROVISIONS

    10.1 NOTICES FROM ONE PARTY TO THE OTHER. All notices required or permitted hereunder shall be in writing and addressed, if to the Tenant, at the Original Address of Tenant or such other address as Tenant shall have last designated by notice in writing to Landlord and, if to Landlord, at the Original Address of Landlord or such other address as Landlord shall have last designated by notice in writing to Tenant. Any notice shall be deemed duly given on the third day after the same was mailed to such address postage prepaid, registered or certified mail, return receipt requested, or when delivered to such address by hand or by nationally recognized overnight courier service.

    10.2 ESTOPPEL CERTIFICATE. Each party agrees from time to time, upon not less than fifteen (15) days' prior written request by the other party, to execute, acknowledge and deliver to the requesting party a statement in writing certifying that this Lease is unmodified and in full force and effect and that there are no uncured defaults of Landlord or Tenant under this Lease, and if Landlord is the requesting party that Tenant has no defenses, offsets or counterclaims against its obligations to pay the Annual Fixed Rent and additional rent and to perform its other covenants under this Lease (or, if there have been any modifications that the same is in full force and effect as modified and stating the modifications and, if there are any defenses, offsets, counterclaims, or defaults, setting them forth in reasonable detail), the dates to which the Fixed Rent, additional rent and other charges have been paid and such other matters relating to the Lease as may be reasonably requested. Any such statement delivered pursuant to this Section 10.2 may be relied upon by a prospective purchaser or mortgagee of the Premises or any prospective assignee of any mortgagee of the Premises, or by a prospective assignee of Tenant's interest in this Lease, as the case may be.

    10.3 LEASE NOT TO BE RECORDED. Tenant agrees that it will not record this Lease. Both parties shall, upon the request of either, execute and deliver a notice or short form of this Lease in such form, if any, as may be permitted by applicable statute. If this Lease is terminated before the Term expires the parties shall execute, deliver and record an instrument acknowledging such fact and the actual date of termination of this Lease.

    10.4 BIND AND INURE. The obligations of this Lease shall run with the land, and this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

    10.5 ACTS OF GOD. In any case where either party hereto is required to do any act, delays caused by or resulting from Acts of God, war, civil commotion, fire, flood or other casualty, labor difficulties, shortages of labor, materials or equipment, government regulations, unusually severe weather, or other causes beyond such party's reasonable control shall not be counted in determining the time during which work shall be completed, whether such time be designated by a fixed date, a fixed time or a "reasonable time", and such time shall be deemed to be extended by the period of such delay.

    10.6 LANDLORD'S DEFAULT. Landlord shall not be deemed to be in default in the performance of any of its obligations hereunder unless it shall fail to perform such obligations and such failure shall continue for a period of 30 days following receipt of notice from Tenant, or such additional time as is reasonably required with the exercise of reasonable diligence to correct any such default, after notice has been given by Tenant to Landlord specifying the nature of Landlord's default.

    10.7 BROKERAGE. Landlord and Tenant each warrants and represents to the other party hereto that it has had no dealings with any broker or agent in connection with this Lease and covenants to defend, hold harmless and indemnify the other party hereto from and against any and all cost, expense or liability for any breach of the foregoing representation.

    10.8 APPROVALS AND CONSENT. Whenever the consent or approval of either party is required hereunder, the same shall not be unreasonably withheld or delayed.

    10.9 APPLICABLE LAW AND CONSTRUCTION.

         10.9.1 APPLICABLE LAW. This Lease shall be governed by and construed in accordance with the laws of the state in which the Premises are located. If any term, covenant, condition or provision of this Lease or the application thereof to any person or circumstances shall be declared invalid, or unenforceable by the final ruling of a court of competent jurisdiction having final review, the remaining terms, covenants, conditions and provisions of this Lease and their application to persons or circumstances shall not be affected thereby and shall continue to be enforced and recognized as valid agreements of the parties, and in the place of such invalid or unenforceable provision, there shall be substituted a like, but valid and enforceable provision which comports to the findings of the aforesaid court and most nearly accomplishes the original intention of the parties.

         10.9.2 NO OTHER AGREEMENT. There are no oral or written agreements between Landlord and Tenant affecting this Lease. This Lease may be amended, and the provisions hereof may be waived or modified, only by instruments in writing executed by Landlord and Tenant.

         10.9.3 TITLES. The titles of the several Articles and Sections contained herein are for convenience only and shall not be considered in construing this Lease.

         10.9.4 "LANDLORD" AND "TENANT". Unless repugnant to the context, the words "Landlord" and "Tenant" appearing in this Lease shall be construed to mean those named above and their respective heirs, executors, administrators, successors and assigns, and those claiming through or under them respectively.

    10.10 SUBMISSION NOT AN OFFER. The submission of a draft of this Lease or a summary of some or all of its provisions does not constitute an offer to lease or demise the Premises, it being understood and agreed that neither Landlord nor Tenant shall be legally bound with respect to the leasing of the Premises unless and until this Lease has been executed by both Landlord and Tenant and a fully executed copy delivered.

    WITNESS the execution hereof under seal as of the day and year set forth in Section 1.1.

                                            Landlord:


                                            ---------------------------------
                                            Dennis R. Newman



                                            ---------------------------------
                                            Patricia L. Newman




                                            Tenant:

                                            IMEX MEDICAL SYSTEMS, INCORPORATED


                                            By:
                                               -------------------------------
                                               Name:
                                               Title:

                                                                      EXHIBIT B

                SECTION 262 OF THE DELAWARE GENERAL CORPORATION
                                      LAW

                             TITLE 8. CORPORATIONS
                       CHAPTER 1. GENERAL CORPORATION LAW
                     SUBCHAPTER IX. MERGER OR CONSOLIDATION
                          8 DEL. C. SECTION 262 (1996)

Section 262.  APPRAISAL RIGHTS

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to subsection (g) of Section 251), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the holders within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                       Exhibit C


                                   [GRUNTAL LETTERHEAD]




June 11, 1997



Board of Directors
Imex Medical Systems, Inc.
6355 Joyce Drive
Golden, CO  80403

Dear Sirs:

We understand that Imex Medical Systems, Inc. ("Imex"), Thermo Electron Corporation ("Thermo"), Nicolet Biomedical, Inc. ("Nicolet") and a wholly-owned subsidiary of Nicolet ("Nicolet-Sub") have entered into a Merger Agreement (the "Agreement"), pursuant to which Nicolet-Sub will be merged with and into Imex (the "Merger"). We understand that, pursuant to the Agreement, among other things, (i) each outstanding share of common stock of the Company (the "Common Stock") will be converted into the right to receive an amount in cash equal to $10,000,000 (decreased by the amount by which the Company's stockholders' equity at closing is less than $4,000,000) divided by the number of shares of Common Stock outstanding immediately prior to the Effective Time (as defined in the Agreement) of the Merger (the "Transaction"), and (ii) Imex's management estimates that the cash price per share of Common Stock will range from $1.38 to $1.44. (The transaction contemplated by the Agreement is referred to herein as the "Transaction.") The terms and conditions of the Transaction are set forth in more detail in the Agreement.

You have requested our opinion as to the fairness to the shareholders of Imex from a financial point of view of the terms of the Merger.

In arriving at our opinion, we have reviewed the Agreement and certain publicly available business and financial information relating to Imex. We have also reviewed certain other information, including financial forecasts and related information, provided to us by Imex and we have met with Imex's management to discuss the business and prospects of Imex. We have also considered certain financial and stock market data of Imex, and we have compared that data with similar

Board of Directors
Imex Medical Systems, Inc.
June 11, 1997
Page 2


data for other publicly held companies in businesses similar to those of Imex, and we have considered the financial terms of certain other business combinations and other transactions which have been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deem relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on it being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Imex's management as to the future financial performance of Imex. In addition, we have not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Imex, nor have we been furnished with any such evaluations or appraisals. We have also relied as to all legal matters on advice of counsel to Imex.

Our opinion is necessarily based upon financial, economic, market and other conditions as they exist on, and the information made available to us as of, the date hereof. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We have not been requested to opine upon, and our opinion does not in any manner address, Imex's underlying business decision to proceed with the Transaction.

We have acted as financial advisor to Imex in connection with the Transaction and will receive a fee for our services, a substantial portion of which is contingent upon the consummation of the Transaction. In addition, Imex has agreed to indemnify us for certain liabilities arising out of our engagement as financial advisor, including the rendering of this opinion.

As part of our investment banking services, we are regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

In the ordinary course of our business, we and our affiliates may actively trade the equity securities of both Imex and Thermo for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. As you are aware, we also regularly publish research reports regarding the businesses and securities of publicly owned companies in the medical device industry, including Thermo.

Board of Directors
Imex Medical Systems, Inc.
June 11, 1997
Page 3

It is understood that this letter is for information of the Board of Directors of Imex in connection with its consideration of the Transaction. Our opinion does not constitute a recommendation to any member of the Board of Directors or any shareholder as to how such member or shareholder should vote on the proposed Transaction and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for other purposes, without our prior written consent. We understand that this opinion will be filed with the Securities and Exchange Commission and distributed to Imex's shareholders as part of the Proxy Statement related to the proposed Merger. We hereby consent to the foregoing use of the opinion.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the terms of the Merger are fair, from a financial point of view, to the holders of Imex Common Stock.

                                       Respectfully submitted,


                                       /s/  Gruntal & Co., L.L.C.

                    PROXY--IMEX MEDICAL SYSTEMS, INCORPORATED

                PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE
                        SPECIAL MEETING OF STOCKHOLDERS OF

                        IMEX MEDICAL SYSTEMS, INCORPORATED
                            Called for August 22, 1997


    The undersigned hereby appoints Dennis R. Newman and Patricia L. Newman, and each of them, as Proxies with full power of substitution to represent the undersigned and to vote all shares of the common stock of Imex Medical Systems, Incorporated which the undersigned is entitled to vote at the Special Meeting of the Stockholders of Imex Medical Systems, Incorporated to be held August 22, 1997 at the offices of Chrisman, Bynum & Johnson, P.C., 1900 Fifteenth Street, Boulder, Colorado 80302 at 10:00 a.m., local time, and any adjournment thereof. Said Proxies are directed to vote or refrain from voting as designated below upon the following matters and otherwise at their discretion.

    1.   APPROVAL OF MERGER AGREEMENT, DATED AS OF JULY 15, 1997, AMONG
         IMEX MEDICAL SYSTEMS, INCORPORATED, NICOLET BIOMEDICAL INC. AND NBI ACQUISITION CORP.

         / / FOR   / / AGAINST    / / ABSTAIN

    2. In their discretion upon such other matters as may properly come before the meeting or any adjournment thereof.

THIS PROXY WILL BE VOTED AS DIRECTED OR IF NO DIRECTION IS INDICATED WILL BE VOTED FOR THE MERGER DESCRIBED IN MATTER NO. 1.

                                       The Management knows of no other
                                       matters that may properly be or which
                                       are likely to be brought before the
                                       meeting.  However, if any other
                                       matters are properly brought before
                                       the meeting, the persons named in
                                       this Proxy or their substitutes will
                                       vote in accordance with their best
                                       judgment on such matters.

                                       The undersigned acknowledges receipt
                                       with this Proxy of a copy of the
                                       Notice of Special Meeting and Proxy
                                       Statement dated July __, 1997.

                                       Signed:                          , 1997
                                               ------------------------

                                       ---------------------------------------
                                                    Stockholder

                                       IMPORTANT: Please date this Proxy and
                                       sign exactly as your name or names
                                       appear thereon.  If the stock is held
                                       jointly, signatures should include
                                       both names. Executors,
                                       administrators, trustees, guardians
                                       and others signing in a
                                       representative capacity, please give
                                       full titles.

PLEASE MARK, SIGN, DATE AND IMMEDIATELY RETURN IN THE ENCLOSED POSTAGE-PAID ENVELOPE.